As filed with the U.S. Securities and Exchange Commission on May 31, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ADAMAS ONE CORP.

(Exact name of registrant as specified in its charter)

Nevada	3915	83-1833607
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

17767 N. Perimeter Dr., Ste B115

Scottsdale, Arizona 85255

(480) 356-8798

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John G. Grdina

President and Chief Executive Officer

Adamas One Corp.

17767 N. Perimeter Dr., Ste B115

Scottsdale, Arizona 85255

(480) 356-8798

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Raymond A. Lee, Esq. Katherine A. Beck, Esq. John A. Shumate, Esq. Greenberg Traurig, LLP 18565 Jamboree Road Suite 500 Irvine, California 92612 (949) 732-6510	Ross David Carmel, Esq. Carmel, Milazzo & Feil LLP 55 West 39th Street, 18th Floor New York, New York 10018 (212) 658-0458

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☑	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 31, 2022

Shares

Common Stock

This is an initial public offering of shares of common stock of Adamas One Corp.

We are offering               shares of our common stock, $0.001 par value per share. The selling stockholders identified in this prospectus are offering an additional                    shares of our common stock. The common stock offered by the selling stockholders includes the following: (A)(i) 101,166 shares of common stock held by certain stockholders of our company that also hold senior secured convertible promissory notes issued by our company (the “Noteholders”); (ii) shares of common stock issuable upon the conversion of currently outstanding senior secured convertible promissory notes held by the Noteholders at a conversion price of $ (which equals 65% of the initial public offering price per share (if the initial public offering price is equal to $ per share, the midpoint of the price range set forth below)); (iii) shares of common stock issuable upon the exercise of currently outstanding warrants held by the Noteholders at an exercise price of $ (which equals) 1.25 times the conversion price of the senior secured convertible promissory notes (the “Noteholder Warrants”); (B)(i) shares of common stock issuable upon the exercise of currently outstanding warrants held by the representative of the underwriters at an exercise price equal to $ (the “Representative Note Offering Warrants,” with the shares of common stock underlying such Representative Note Offering Warrants referred to herein as the “Representative Note Offering Shares”) (if the initial public offering price is equal to $ per share, the midpoint of the price range set forth below)); and (iv) shares of common stock issuable upon the exercise of warrants issued to the representative of the underwriters in connection with this initial public offering at an exercise price equal to $ , which is 120% of the initial public offering price in this offering (the “Representative IPO Warrants,” and collectively with the Representative Note Offering Warrants, the “Representative Warrants,” with the shares of common stock underlying the Representative IPO Warrants referred to herein as the “Representative IPO Shares”). The shares of common stock offered by the Noteholders pursuant to (A)(i), (A)(ii), and (A)(iii) are collectively referred to herein as the “Noteholder Shares,” and the shares of common stock offered by the representative pursuant to (B)(i) and (B)(ii) are collectively referred to herein as the “Representative Shares.” For a more detailed description of the senior secured convertible promissory notes, the Noteholder Warrants, and the Representative Note Offering Warrants, see “Description of Securities—Convertible Notes and Warrants.” For a more detailed description of the Representative IPO Warrants, see “Underwriting—Underwriter Warrants.” We will not receive any of the proceeds from the sale of the Noteholder Shares or of the Representative Shares. However, upon any exercise of the Noteholder Warrants or the Representative Warrants, we will receive cash proceeds per share equal to the exercise price of such warrants. The Noteholder Shares will not be purchased by the underwriters, and the Noteholder Shares and the Representative Shares will not otherwise be included in the underwritten offering of our common stock in this initial public offering. The selling stockholders may sell or otherwise dispose of their shares in a number of different ways and at varying prices but will not sell any shares of our common stock until after the closing of this initial public offering. See “Selling Stockholders—Plan of Distribution.” We will pay all expenses (other than discounts, commissions, and transfer taxes, if any) relating to the registration of the Noteholder Shares and the Representative Shares with the Securities and Exchange Commission.

Prior to this offering, there has been no public market for our common stock. We anticipate that the estimated initial public offering price of our common stock will be between $           and $         per share. We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “JEWL.” If Nasdaq does not approve the listing of our common stock, we will not proceed with this offering. There can be no assurance that our common stock will be listed on Nasdaq.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of factors you should consider before making an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us (2)	$	$

(1)	Does not include additional compensation payable to the representative. See the section entitled “Underwriting” for a description of the compensation payable to the underwriters.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the warrants held by the selling stockholders or the representative. We will receive no proceeds from the sale of any Noteholder Shares or Representative Shares.

We have granted the underwriters an option to purchase up to an additional            shares of common stock (up to 15% of the number of shares of common stock offered hereby) from us at the initial public offering price per share, less the underwriting discount, exercisable for a period of 45 days from the date of this prospectus solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers in the offering on or about            2022.

Alexander Capital, L.P.

The date of this prospectus is                        , 2022.

You should rely only on information contained in this prospectus. Neither we, the selling stockholders named herein, nor the underwriters have authorized anyone to provide you with additional information or information different from that contained in this prospectus. We, the selling stockholders named herein, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. The information in this prospectus is only accurate as of the date on the front of this prospectus regardless of time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations, and prospects may have changed since that date.

Through and including          , 2022 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

TRADEMARKS

“Adamas One,” our logo, and other trade names, trademarks, and service marks of Adamas One appearing in this prospectus are the property of Adamas One Corp. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders. Trade names, trademarks, and service marks contained in this prospectus may appear without the “®” or “™” symbols. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to those trade names, trademarks, and service marks.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms, or other published independent sources. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe these third-party sources are reliable, we have not independently verified the information. Our estimates of the potential market opportunities for our product candidates include several key assumptions based on our industry knowledge, industry publications, third-party research, and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights information that is presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully before making an investment decision. You should carefully consider, among other things, the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. Unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “company,” and “Adamas” refer to Adamas One Corp.

Our History

We were incorporated on September 6, 2018 in the state of Nevada for the purpose of acquiring existing technology that would efficiently and effectively produce lab-grown, environmentally friendly, ethically sourced diamonds. On January 31, 2019, we entered into an Amended Asset Purchase Agreement with Scio Diamond Technology Corporation, or Scio, which was subsequently amended February 3, 2020, pursuant to which we acquired substantially all of the assets of Scio, which assets consisted primarily of proprietary diamond growing chemical reactors, which we refer to as diamond growing machines, patents, and all intellectual property related thereto, for an aggregate of 1,500,000 shares of our common stock and payment to certain lenders of Scio of an aggregate of $2.1 million in cash. In addition, we agreed to pay one-half of certain other unsecured operational liabilities of Scio. The transaction was approved by a majority of the Scio stockholders voting in person or by proxy at a special meeting of stockholders held commencing on June 7, 2019 and reconvening on August 6, 2019. The transaction closed on October 17, 2019. We recorded the value of the assets purchased at $8.65 million.

In 1990, Dr. Robert Linares, a pioneer in crystal growing and chemical vapor deposition, or CVD, techniques, formed Linares Management Associations, which later became Apollo Diamond, Inc. and Apollo Diamond Gemstone Corporation, or collectively Apollo Diamond, in 2006. Apollo Diamond ceased operations because of limited funds and its failure to commercialize its CVD technology. In August 2011 and June 2012, the assets of Apollo Diamond, Inc. and Apollo Diamond Gemstone Corporation, respectively, were acquired by Krossbow Holdings Corporation, a special purpose investment company, which changed its name to Scio Diamond Technology Corporation and resumed efforts to perfect and commercialize the CVD technology. Scio spent tens of millions of dollars further developing the CVD technology, creating high quality, single-crystal, lab-grown diamonds in a variety of types and colors, including Type IIa diamonds that were finished for fine jewelry and diamond materials that were sliced and shaped for industrial applications. Scio was a public company listed on the OTC Bulletin Board but ran out of capital and ultimately failed to commercialize the CVD technology. As a result of its failure to file its periodic reports with the U.S. Securities and Exchange Commission, or the SEC, Scio’s registration was revoked by the SEC on August 9, 2019.

It is our understanding and belief that the commercialization issues experienced by Scio were related to Scio’s inability to raise sufficient capital at reasonable rates. Scio also attempted to shift its production from solely industrial diamond materials to rough diamond gemstones and did not have the time or capital to fully make that shift in its production. We have benefited from Scio’s development efforts on diamond gemstones and have a strategy to deliver finished diamond gemstones (as opposed to rough diamond gemstones) to the market, enabling us to participate in a higher margin sector with a better product. We believe that Scio did not have that option due to their capital constraints.

Since acquiring the assets of Scio, we have continued to further develop the technologies acquired from Scio, and we have begun producing diamonds for fine jewelry and diamond material for industrial uses. We have also further improved on Scio’s diamond recipes for pink and white diamond gemstones to the point where they are commercially competitive. We have added new capabilities in diamond planning and laser cutting, which allows for commercially acceptable preforms to be efficiently cut and polished into gemstones. This is a capability that Scio did not have. We plan to continue to further refine and improve our technology with respect to lab-grown diamond development, growing, and commercialization.

We are currently a developmental stage company with minimal revenue and a nominal operating history. While we are in a position to go-to-market based on our current operations, it would be on a very small scale. It will take some time to ramp up our operations as we bring all of the diamond growing machines acquired in the Scio acquisition into operation and increase our production scale through the preparation of additional factory space and the purchase, commissioning, and operation of additional diamond growing machines. Increasing our production scale, the number of diamond crystals grown per month, is our current challenge. In order for us to increase our production, we must be able to secure the necessary financing and distribution chain. If we are unable to secure adequate financing, we may not be able to fully increase our operations to scale.

Accordingly, our full scale go-to-market strategy includes the following key initiatives:

•	hire additional technicians to operate our existing factory at full capacity;

•	establish strong relationships with cutter/polishers;

•	establish key customer relationships; and

•	establish a sales and marketing department to create and implement a sales and marketing plan.

For the year ended September 30, 2021, we incurred a net loss of $12.1 million and used approximately $2.2 million of cash in operations. As of September 30, 2021, we had an accumulated deficit of $30.2 million. For the six months ended March 31, 2022, we incurred a net loss of $5.2 million and used approximately $1.3 million of cash in operations. As of March 31, 2022 we had an accumulated deficit of $35.5 million.

In addition, we have just started to commence commercial sales of our product as of March 31, 2022. These conditions raise substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of, and for the year ended, September 30, 2021, describing the existence of substantial doubt about our ability to continue as a going concern.

Business Overview

We are a high-tech diamond company that uses our proprietary technology to produce high-quality, single crystal diamonds and diamond materials through a CVD process, which we refer to as our Diamond Technology. Lab-grown diamonds have the exact physical, chemical, and optical properties of the best mined diamonds. Lab-grown diamonds are composed of a pure carbon lattice, just like mined diamonds, and are not considered synthetic or simulant diamonds like cubic zirconia and moissanite. Simulants are other chemical compounds that resemble diamonds but do not possess the same hardness, thermal characteristics, band gap energy (an important property of semiconductor substrates), and light reflectivity as diamond, whether mined or lab-grown

We use our Diamond Technology to produce finished diamonds that we intend to sell at wholesale and retail for jewelry and rough unfinished diamond materials that we intend to sell at wholesale and retail for industrial uses. We are in the initial phases of commercializing diamonds and diamond materials, and our primary mission is the development of a profitable and sustainable commercial production model for the manufacture and sale of diamonds and diamond materials, which are suitable for known, emerging, and anticipated industrial, technology, and consumer applications.

Since acquiring the Scio assets over two years ago, we have focused our efforts on research and development of improvements to the fundamental CVD process. Like most high-tech manufacturers, the philosophy of continuous improvement is at our core. Our development efforts have focused on commercialization of the diamonds and diamond materials we produce, improvements in our white diamond process, improvements in our diamond seed processes, automation in our machine operation, expansion of our capacity with our existing machines, and improvements in our laser cutting procedures. The guiding principle of these efforts is to provide the highest quality diamonds and diamond materials in a consistent and high-yield manner.

We currently have limited available commercial products and have to date sold minimal diamonds or diamond materials to consumers or commercial buyers. Our current operations are dedicated to the research and development of our Diamond Technology and the exploration of markets that we may exploit in the future. While we are unable to predict the timing of our entry into any market in the future, we will strive to produce on a large scale high-quality finished and raw diamond materials and to pursue related commercial opportunities.

Our anticipated use of a portion of our proceeds range from research and development to expansion and marketing. To date, our research and development activities have been focused primarily on diamond growth. In the future, our research and development projects will include further improvements in the CVD process, primarily in the area of capacity expansion per diamond growing machine. We are planning to invest in other parts of the manufacturing chain as well to develop our own diamond seeds, which are thin slices of diamond upon which our diamonds are grown; add color enhancement; and add additional laser capabilities. Expansion is our biggest project. We have leased an additional facility where we anticipate building as many as 300 diamond growing machines (a 25-fold increase over our current capacity with 12 diamond growing machines) in several phases. Finally, we believe that a modest amount of marketing and consumer education with a collaborative network of social media influencers will drive awareness and preference for our diamond gemstone products.

We believe our diamonds and diamond materials may be monetized though a combination of end-product sales, joint ventures, and licensing arrangements with third parties, and through continued development of intellectual property. Anticipated application opportunities for our diamond materials include diamond gemstone jewelry, ultra-hard cutting devices for precision manufacturing, thermal management for semiconductors, and medical science technology.

Our Industry and Competition

Over recent years, the lab-grown diamond market share has been growing steadily within the entire diamond market. It is estimated that the lab-grown diamond market will amount to 10% of the overall diamond market worldwide by 2030. The global lab-grown diamond market is estimated to have reached $17.8 billion in 2020 and is further projected to reach $27.9 billion by 2027, growing at a compounded annual growth rate, or CAGR, of 6.7% during 2021 to 2027. As of 2019, China was by far the world’s largest producer, accounting for a 56% share of lab-grown diamond production worldwide. India was the world’s second largest producer, having produced a distant 15% share of lab-grown diamonds. The United States followed closely in third place at 13%. In 2020, the worldwide lab-grown diamond production grew to around seven million carats according to the BBC. While at the same time, the production of mined diamonds fell to 111 million carats after reaching a peak of 152 million carats in 2017 according to a report by the Antwerp World Diamond Centre and Bain & Company. DeBeers, the largest diamond producer, reported a 14% decrease in production in its 2020 annual report. They attributed this major downturn to the coronavirus pandemic but indicated that the market is beginning to recover.

Sales of lab-grown diamonds into the diamond jewelry market are currently small but aggressively growing because of awareness, acceptability, social factors, and pricing. The industrial market for lab-grown diamond materials is more developed, but it is diffused across geography and a wide variety of industrial application segments. Diamond materials are employed in manufacturing electronic goods such as flat screens, medical equipment, and the production of abrasives. The rapid growth of the construction and automotive sectors is a major factor in boosting the market. In the construction industry, lab-grown diamond materials are used for drilling, cutting, grinding, and polishing purposes. Increasing urbanization is driving the growth of the construction industry as the government is focusing on infrastructure development, such as transportation, water supply, telecommunication, and energy networks. As a result, the rising construction activities, especially in the Asia Pacific, such as ’Smart City Mission’ and ‘Housing for All,’ are likely to fuel the product demand for diamond materials.

Competitive factors that influence the market for our products include product quality, consistency of supply, and price. There are two main methods for producing lab-grown diamonds. The first method, called high pressure high temperature, or HPHT, is the first method invented for the creation of lab-grown diamonds, originating in the 1950s in the laboratories of the General Electric Company. The HPHT process employs very large physical presses, which exert enormous amounts of pressure on a small cell containing graphite material and a catalyst. Over time, that cell is heated and pressed causing diamond to nucleate and grow. HPHT is most often used in the creation of diamond bort and grit for industrial abrasives and for small stones in jewelry. There are some companies that use HPHT to grow larger single crystal diamonds and some companies that use HPHT equipment with a different method to enhance the color of mined and lab-grown diamonds.

The second method, CVD, is the method on which our Diamond Technology is based. This method is very different than HPHT as it uses low pressure and heated carbon rich gases. A plasma is formed, and a cloud of ionized carbon rich gases and these ions are forced onto a small sliver of diamond, extending or growing the diamond.

While HPHT produces more of the industry’s lab-grown diamonds, the HPHT process is less common than CVD for larger single crystal diamond production because it typically produces smaller diamond batches than CVD and it is more difficult to control the yields of the processes. HPHT is commonly used for yellow diamonds often used for seeds. We believe that we will be able to compete against HPHT diamonds based on batch size cost, color quality, and clarity. We believe that we will be able to efficiently produce lab-grown diamonds possessing identical qualities and characteristics of their mined diamond counterparts.

Lab-grown diamond gemstones and diamond materials for use in industrial applications face competition from established producers and sellers of mined diamonds, including companies such as De Beers, and other current and potential future manufacturers of lab-grown diamonds. At wholesale and retail levels, lab-grown diamonds are in general less expensive than mined diamonds. In addition to being less expensive, lab-grown diamonds are considered by many to be a more environmentally friendly and a more socially ethical alternative to mined diamonds. This is due to lab-grown diamonds being made in a laboratory rather than requiring large amounts of earth to be moved, invariably damaging our ecosystem. Because lab-grown diamonds are produced in a safe environment, our diamonds are completely conflict free, and we do not encounter the “blood diamond” issues associated with mined diamonds.

Our competitors include large multi-national gemstone diamond and diamond materials companies as well as start-up and development-stage gemstone diamond companies, some of whom we may not be aware. Many of our competitors have significantly greater financial, technical, manufacturing, and marketing resources and greater access to distribution channels than we do. Many of our competitors may be able to devote substantially greater resources to promotion and systems development than we can. Barriers to developing competitive technology in our market may not be sufficient to prevent competitors from entering the industry, and current and new competitors may be able to develop competing diamonds at a relatively low cost. We believe that our success will depend heavily upon whether we can achieve significant market acceptance before our competitors are able to introduce universally accepted competitive products.

Several of our competitors offer material in different sizes and classes of diamond, including diamond films, diamond grit, diamond bort, and polycrystalline diamond. Our products, large single crystal diamonds, have fewer competitors. However, industrial diamond manufacturers may in the future attempt to develop large single crystal diamonds similar to ours.

Companies that produce lab-grown diamonds and who may compete with us in one or more markets include Element Six UK Ltd., a privately held subsidiary of De Beers Group, AOTC Group B.V. (Netherlands), Pure Grown Diamonds, Inc./IIa Technologies Pte. Ltd. (USA, Singapore, and Malaysia), WD Lab Grown Diamonds/Carnegie Institution of Washington, Sumitomo Electric Industries, Ltd., Diamond Foundry Inc., Applied Diamond, Inc., and CORNES Technologies Limited (Japan). Other companies could seek to introduce lab-grown diamonds or to develop competing processes for production of lab-grown diamonds and diamond materials. We believe that competition will increase as demand for diamond materials increases for use in industrial and technology applications and as lab-grown diamonds for gemstones continue to gain market acceptance.

Our Future Products

We currently have limited available commercial products and have to date sold minimal diamonds or diamond materials to consumers or commercial buyers. Our current operations are dedicated to the research and development of our Diamond Technology and the exploration of markets that we may exploit in the future. While we are unable to predict the timing of our entry into any market in the future, we will strive to produce on a large scale high-quality finished diamonds and raw diamond materials and to pursue related commercial opportunities. In addition to opportunities in the diamond gemstone market and precision cutting market, we will continue to explore other opportunities for our diamond materials through applications where the unique properties of diamond may be desirable and advantageous, including alternative energy, optoelectronics, communications, biotechnology, water treatment, quantum computing, and the diamond device industries.

Diamond Gemstones

Within the gemstone industry, our single-crystal diamond can be used in jewelry products requiring the highest quality gemstones and can be consistently grown in matched color sets ranging in polished sizes from 0.05 carats to over 2 carats. Carat is the unit of measurement for the physical weight of diamonds and not its visual size. One carat is equal to 0.2 grams, or 0.007 ounces. Our diamonds may be well suited for jewelry featuring matching diamonds of various sizes, clarities, and colors, as well as diamond engagement rings and fashion jewelry. Our lab-grown diamonds are graded in the same manner as mined diamonds using the familiar 4Cs (color, clarity, cut, and carat weight). Our intention is to deliver high-quality diamonds to the jewelry market, with “excellent or ideal” cuts and high clarity in near colorless, colorless, and fancy color stones.

The consistency and other characteristics of lab-grown diamond gemstones using our Diamond Technology may provide advantages over their mined counterparts in areas that matter to jewelers, jewelry manufacturers, and consumers, with characteristics such as the following:

●	quality and brilliance of our lab-grown diamonds equal to that of mined diamonds;

●	matched sizes, colors, and clarities (particularly in lab-grown diamonds ranging in sizes from 0.5 to 2 carats);

●	opportunity for color palette of diamond gemstones; and

●	environmentally friendly and socially conscious alternative to mined diamonds.

We will seek to establish and maintain market acceptance through consumer education and industry cooperation. We intend to educate retailers and consumers on the physical properties and quality of our lab-grown diamonds as compared to mined diamonds.

Diamond Materials for Commercial, Industrial, and Technological Applications

Diamond has exceptional unique qualities, such as hardness, clarity, and thermal characteristics, for use in advanced electronics and optics applications, but to date, development progress has been slow because of, among other things, mined diamond’s relative scarcity, mined diamond’s low uniformity, and high cost. We believe that our patented technology and production approach will give us the ability to improve the quality and lower the cost of producing diamond materials, creating the opportunity for use in a wider range of applications.

The demand for computing and communications products has increased significantly. As devices become more intelligent and ubiquitous, we believe the need for connectivity at extremely high speeds, data intensive storage needs, and ever-faster computer processors are pushing the limits of conventional silicon-based devices. The physical properties of diamond provide the opportunity for significant improvement in high-speed and high-power electronic devices due to diamond’s superlative thermal, lattice mobility, and band gap energy properties. These properties can remove heat more quickly, allow electrons to flow freely with low resistance, and support high-power high-speed circuits better than traditional semiconductor materials. Diamond may enable these technologies to move past their current limitations and may be able to facilitate the development of next-generation devices in key areas such as wireless networking, optical storage, and high-speed computing.

Several of diamond’s physical properties provide the opportunity for significant advantages over other materials used in devices and systems such as high-power switches, radiation detectors, and microwave windows suitable for use in plasma fields, or other nuclear reactor high-electromagnetic interference, or EMI, environments.

We anticipate several opportunities to monetize our Diamond Technology and production approach in various technological applications. Pursuit of these opportunities is expected to be directed, in part, in concert with strategic partners that we hope to engage in the future.

Industrial diamond materials already comprise a billion dollar per year market but largely consist of small and lower quality diamonds that have primarily been utilized in rudimentary cutting and polishing devices. These diamond materials are largely in the form of diamond grit and diamond dust. Through the introduction of higher-quality, single crystal diamond materials, we anticipate substantial growth for the industrial diamond market. Tools equipped with precise large single crystal diamond can both improve surface quality and reduce the number of manufacturing passes on precision milled hard materials like high-tech alloys.

The diamond materials historically used in the development of many non-gem applications has been impeded by cost, size, and lack of uniformity of mined diamonds. As our production commences, and as volume increases and manufacturing costs continue to decrease due to our capacity expansion, we anticipate that our diamond materials will provide a viable and potentially economically preferred alternative for many non-gemstone applications, including electronic, optical, and industrial applications.

In order to more fully explore the opportunities discussed above, we intend to acquire other companies involved in the production of high-quality diamond materials and to pursue related commercial opportunities. Currently, we intend to continue to explore opportunities in the precision cutting devices market while concurrently seeking distribution opportunities for our lab-grown diamond gemstones. However, we do not have agreements or commitments for any specific acquisitions or investments at this time.

Our Business Strategy

Our goal is to become one of the leading suppliers of high-quality lab-grown diamonds to both the diamond jewelry industry and industrial markets. We believe that we will be able to gain significant share in chosen industrial markets where our quality, consistency, and scalability will give our customers a competitive advantage. The following are our strategies to achieve our goal:

●	Create the highest quality lab-grown diamond materials. Our Diamond Technology is proprietary and unique in our industry. It enables us to precisely control all diamond growth parameters, thereby creating the ideal environment within our growing chamber to grow and deliver high-quality diamonds for gemstones and diamond materials for industry in large batches and with high yield. We believe our proprietary Diamond Technology will, in the future, allow us to consistently deliver superior goods to the industry standard at very competitive pricing.

●	Expand our production capabilities. Our diamond growing machines are the heart of our Diamond Technology. Scalability is achieved two ways: first, through increasing the number of machines; and second, through expanding the batch size within each machine. We recently leased and began building an expanded factory in close proximity to our current factory.

●	Provide high-end consistent supply to our buyers in the industry. We believe that our Diamond Technology will provide a level of production consistency both across each batch of product and in predictability of constant supply that is unsurpassed in the industry. Along with an intense focus on exceeding customer expectations, we will endeavor to become the premier supplier of high-quality lab-grown diamond materials.

●	Promote and brand lab-grown diamonds. For diamond consumers, awareness of the lab-grown category is rapidly rising with leading jewelry chains now selling lab-grown diamonds. The product category is on-trend socially and ecologically, and we believe further consumer education will drive more awareness and preference for lab-grown over mined diamonds. We anticipate working with social media influencers and utilizing our marketing abilities to create further awareness and drive demand for our diamond gemstones.

●	Strategically partner with innovators in promising new applications. The properties of diamond hardness, band gap energy, and thermal conductivity are the best of any material on Earth and immensely valuable to a number of leading-edge applications. Our lab-grown diamonds are identical optically, physically, and chemically to the best mined diamonds. Our Diamond Technology allows us to manufacture diamond materials of the specific size and composition for each specific application. As this is a manufacturing process, we will be able to deliver product repeatedly at attractive price points. The high cost and lack of atomic level consistency of mined diamonds has hampered the use of diamond in various semiconductor, quantum computing and other leading-edge applications. Our Diamond Technology should provide a path for success in those applications.

Our Competitive Strengths

We believe we are uniquely positioned to capture a share of the lab-grown diamond industry.

●	CVD Diamond Growth. Our Diamond Technology is based on a proprietary CVD diamond growth system. Large single crystal diamonds produced through this specific CVD process have been shown to be exceptionally pure and possess very low levels of structural defects. Diamonds produced by this process include highly desirable Type-IIa diamonds, which contain negligible levels of impurities and are the most precious for white diamond gemstones. Similarly, the low impurities of these diamonds make them ideally suited for industrial applications, including electronics.

●	Proprietary Diamond Technology. CVD diamond technologies offer significant advantages versus other growth technologies, and our Diamond Technology offers significant advantages over other available CVD technology. One key element in a CVD system is the plasma, a cloud of carefully controlled ionized gases. Our plasma cloud is ignited and controlled in a manner that is different than traditional microwave CVD systems and gives the advantage of a more consistent temperature and larger plasma. What this means is more consistent diamond nucleation and growth over a larger area. This translates to a larger and more consistent output.

●	Patents and Proprietary Knowledge. Our Diamond Technology provides a materials production platform and is supported by intellectual property, including trade secrets, recipes, and 36 issued patents (28 in the United States and 8 in foreign jurisdictions). In addition to our patents, we have acquired through processes and key individuals, a large body of know how in the areas of diamond crystal growth, diamond lasering, diamond annealing, gemstone production, and industrial diamond production.

●	Scalability. We believe that our Diamond Technology can be scaled through larger capacity diamond growing platforms within the growing chamber. Through further research and development, we believe we will be able to increase production by almost 100% over the current process. This results in a doubling of the batch size in each diamond growing machine.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks highlighted in the section titled “Risk Factors” beginning on page 15 of this prospectus before making an investment decision. Some of these risks include the following:

●	Because we have recently commenced business operations, we face a risk of business failure.

●	There is substantial doubt about our ability to continue as a going concern.

●	Our Chairman of the Board, President, and Chief Executive Officer has limited experience in the diamond gemstone and diamond industrial market and is not required to devote his full time and attention to our business, and there are significant potential conflicts of interest.

●	We have a limited operating history and have incurred losses to date. We have generated minimal revenue to date, and therefore it is difficult to evaluate our business and prospects.

●	We will require additional funding to support our operations.

●	Our predecessors have attempted to commercialize our technology and have, for various reasons, failed, and our current business model has only recently been implemented.

●	We are wholly dependent on our Diamond Technology, which has not been commercially proven.

●	Our future revenue is unpredictable, and we expect our results of operations to fluctuate from period to period.

●	We may not be able to establish effective distribution channels.

●	Our success depends upon achieving a critical mass of customers and strategic relationships.

●	The costs of being a public company could result in us being unable to continue as a going concern.

●	We may not have or ever have the resources or ability to implement and manage our growth strategy.

●	Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

●	The potential market for our lab-grown diamonds is relatively new and may be impacted by public perception.

●	We face significant competition.

●	The former stockholders of Scio or the SEC may bring action for possible omissions from Scio’s proxy statement for the special meeting of stockholders held to approve the asset sale transaction between Scio and our company.

●	We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

●	No public market for our common stock currently exists, we may be unable to list our common stock or maintain our listing, and an active trading market may not develop or be sustained.

●	We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

●	You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

●	Concentration of ownership of our common stock among our executive officers, directors, and principal stockholders will prevent new investors from influencing significant corporate decisions.

How We Will Disclose Information

Following the completion of this offering, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website (www.adamasone.com), press releases, public conference calls, and public webcasts. Any updates to the list of our methods of which we will announce information will be posted on the investor relations page on our website. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

Corporate Information

We are a Nevada corporation. Our principal executive office is located at 17767 N. Perimeter Drive, Suite B115, Scottsdale, Arizona 85255, and our phone number is (480) 356-8798. We also maintain a website at www.adamasone.com. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and certain exemptions in this prospectus and in our periodic reports and proxy statements that are otherwise not applicable generally to public companies. These provisions include:

●	being permitted to present in this prospectus only two years of audited financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure about the compensation paid to our executive officers;

●	not being required to submit to our stockholders advisory votes on executive compensation or golden parachute arrangements;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; and

●	an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of the following: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (ii) December 31, 2026; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer with at least $700 million of equity securities held by non-affiliates under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions.

We have elected to take advantage of the extended transition period to comply with new or revised accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies, which may make comparison of our financials to those of other public companies more difficult. We have also elected to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of these elections, which may result in a less active trading market for our common stock and higher volatility in our stock price.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million, or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Common stock offered by our company	shares
Common stock offered by the selling stockholders	shares
Option to purchase additional shares of common stock	We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional shares from us solely to cover over-allotments, if any.
Common stock outstanding before this offering	shares
Common stock to be outstanding after this offering	shares (or shares if the underwriters’ option to purchase additional shares in this offering is exercised in full)
Public offering price	$ per share.
Use of proceeds

We estimate that the net proceeds to us from the sale of our common stock that we are selling will be approximately $            million (or approximately $           million if the underwriters exercise their over-allotment option in full), based on the assumed initial public offering price of $           per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility and create a public market for our common stock. We intend to use the net proceeds we receive from this offering for operating expenditures and capital for our planned expansion of operations; for continued research and development related to both developing new products and maintaining and seeking improvements to existing products, including hiring key personnel and purchasing equipment and material for research activities; to upgrade sales and marketing capabilities, including public relations, advertising, software, and additional sales and marketing staff along with the necessary personnel in administrative, finance, accounting, and legal to support our company being a public entity; and for working capital and other general corporate purposes, which may include paying off all or part of our promissory notes, accounts payable, and accrued liabilities in the normal course of business. We may also use a portion of the net proceeds from this offering to acquire or make investments in businesses, products, and technologies that we believe to be complementary to our business. However, we do not have agreements or commitments for any specific acquisitions or investments at this time. We will not receive any of the proceeds from the sale of the Noteholder Shares or the Representative Shares to be offered by the selling stockholders named herein except for the exercise price paid by the Noteholders and the representative upon exercise of their respective warrants. See the section titled “Use of Proceeds” for additional information.

Proposed Nasdaq Capital Market symbol	“JEWL.” If Nasdaq does not approve the listing of our common stock, we will not proceed with this offering
Concentration of ownership	Upon the completion of this offering, John “Jay” Grdina, our President and Chief Executive Officer and Chairman of the Board, will beneficially own approximately % of the voting power of our outstanding shares of common stock. See “Principal Stockholders.”

Lock-Up Agreements	We and all of our directors and executive officers have agreed to certain lock-up restrictions for a period of 180 days, subject to extension, following the effective date of the registration statement for this offering. For further information, see “Underwriting — Lock-Up Arrangements.”
Representative IPO Warrants	Upon the closing of this offering, we have agreed to issue to Alexander Capital L.P., as representative of the underwriters, the Representative IPO Warrants, to purchase shares of our common stock, equal to eight percent (8%) of the aggregate number of shares of our common stock sold in this offering, at an exercise price of 120% of the initial public offering price in this offering, that are non-redeemable, have a cashless exercise provision, and are exercisable 180 days after the commencement of the public sale of our common stock and will expire on the fifth anniversary of the commencement of sales of our common stock in this offering. The registration statement of which this prospectus is a part also covers the Representative IPO Shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”
Risk factors	Investing in our common stock involves certain risks. See the risk factors described under the heading “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Transfer Agent	Sedona Equity Registrar & Transfer, Inc.

The number of shares of our common stock that will be outstanding after this offering is based on 19,607,125 shares of our common stock outstanding as of March 31, 2022 and excludes the following:

●	shares of our common stock issuable upon the conversion of principal and accrued interest under our convertible promissory notes(1);

●	shares of our common stock issuable upon the exercise of the Noteholder Warrants at an exercise price of $ per share(2); and

●	shares of our common stock (or shares if the underwriters exercise their over-allotment option in full) issuable upon the exercise of the Representative Warrants.

In addition, unless specifically stated otherwise, all information in this prospectus reflects and assumes the following:

●	the filing of our amended and restated articles of incorporation and the adoption of our amended and restated bylaws immediately prior to the closing of this offering;

●	no conversion of our convertible promissory notes;

●	no exercise of the Noteholder Warrants warrants;

●	no exercise of the Representative Warrants;

●	no exercise of the underwriters’ overallotment option to purchase up to an additional shares of our common stock; and

●	no closing of the transaction pursuant to the Series A Preferred Stock Purchase Agreement and no preferred stock issued thereunder.

(1)	The number of shares of our common stock issuable upon the conversion of principal and accrued interest under our convertible promissory notes depends on a number of factors, including the amount of principal and interest outstanding under the notes as of the date of conversion, the timing of the closing of this offering, and the price of our common stock in this offering. If our convertible notes were all converted into shares of our common stock as of March 31, 2022 $ per share, the midpoint of the price range set forth on the cover page of this prospectus, the notes would be convertible into an aggregate of shares of our common stock. A $1.00 increase in the offering price of $ per share would decrease by shares the number of shares of our common stock issuable upon conversion of the notes. A $1.00 decrease public offering price of $ per share would increase by shares the number of shares of our common stock issuable upon conversion of the notes. For further information, see “Description of Securities—Convertible Notes and Warrants.”

(2)	The number of shares of our common stock underlying the Noteholder Warrants depends on the number of shares of common stock received by each holder thereof upon conversion of their related promissory note, the timing of repayment of the related promissory note, and the date of the closing of this offering. If our convertible notes were all converted into shares of our common stock as of March 31, 2022 and if the anticipated initial public offering price is equal to $ per share, the midpoint of the price range set forth on the cover page of this prospectus, the Noteholder Warrants would be exercisable for shares of our common stock. A $1.00 increase in the anticipated initial public offering price of $ per share would decrease by shares the number of shares of our common stock issuable upon exercise of the Noteholder Warrants. A $1.00 decrease in the anticipated initial public offering price of $ per share would increase by shares the number of shares of our common stock issuable upon exercise of the Noteholder Warrants. For further information, see “Description of Securities—Convertible Notes and Warrants.”

SUMMARY FINANCIAL DATA

The following tables summarize our historical financial and other data for, and as of the end of, each of the periods indicated. We have derived the statements of operations data for the years ended September 30, 2020 and 2021 and the balance sheet data as of September 30, 2020 and 2021 from our audited financial statements included elsewhere in this prospectus.

We have derived the statements of operations data for the six months ended March 31, 2022 and 2021 and the balance sheet data as of March 31, 2022 from our unaudited interim financial statements included elsewhere in this prospectus. We have prepared the unaudited interim financial statements on the same basis as the audited financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements.

Our historical results are not necessarily indicative of the results that should be expected in the future, and our interim results are not necessarily indicative of the results that should be expected for the full year or any other period. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other financial information included elsewhere in this prospectus.

Statements of Operations Data

	Year Ended September 30,		Six Months Ended March 31,
	2021	2020	2022	2021
			(unaudited)
Net Sales	$—	$—	$484,519	$—
Cost of Goods Sold	—	—	146,600	—
Gross Margin	—	—	337,919	—

Operating Expenses
Selling, general, and administrative	4,997,820	862,284	1,288,783	1,971,605
Employee salaries and related expenses	5,603,798	4,944,861	3,828,536	3,312,011
Severance expense	25,000	1,000,000	43,000	125,000
Depreciation and amortization expense	1,164,167	1,235,000	192,500	308,750
Total operating expenses	11,790,785	8,042,145	5,352,819	5,717,366
Loss from Operations	$(11,790,785)	$(8,042,145)	$(5,014,900)	$(5,717,366)

Interest expense	(322,452)	(370,964)	(199,314)	(136,268)

Net loss	$(12,113,237)	$(8,413,109)	$(5,214,214)	$(5,853,634)

Balance Sheet Data

	As of September 30,		As of March 31,
	2021	2020	2022
			(unaudited)
ASSETS
Current assets
Cash	$261,819	$224	$90,246
Inventory and other assets	96,306	45,767	648,486
Total current assets	358,125	45,991	738,732
Property and equipment, net	958,206	1,041,967	801,706
Other assets	5,995,800	6,834,167	5,959,800
TOTAL ASSETS	$7,312,131	$7,922,125	$7,500,238
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current liabilities	$13,670,376	$10,904,131	$15,251,196
Total liabilities	13,670,376	10,904,131	15,251,196
Stockholders’ equity (deficit)	(6,358,245)	(2,982,006)	(7,750,958)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,312,131	$7,922,125	$7,500,238

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties described below, together with all of the other information appearing elsewhere in this prospectus, including our financial statements and related notes, before deciding whether to purchase shares of our common stock. Any of the following risks could materially and adversely affect our business, results of operations, financial condition, or prospects and cause the market price of our common stock to decline, which could cause you to lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, results of operations, financial condition, or prospects.

Summary Risk Factors

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, results of operations, financial condition, and prospects. These risks are discussed more fully below and include risks related to the following:

Risks Related to Our Business

●	Because we have recently commenced business operations, we face a risk of business failure.

●	There is substantial doubt about our ability to continue as a going concern.

●	Loss of key members of management or our inability to attract and retain qualified personnel could adversely affect our business.

●	Our Chairman of the Board, President, and Chief Executive Officer has limited experience in the diamond gemstone and diamond industrial market and is not required to devote his full time and attention to our business, and there are significant potential conflicts of interest.

●	We have a limited operating history and have incurred losses to date. We have generated minimal revenue to date, and therefore it is difficult to evaluate our business and prospects.

●	We will require additional funding to support our operations.

●	Our predecessors have attempted to commercialize our technology and have, for various reasons, failed, and our current business model has only recently been implemented.

●	We are wholly dependent on our Diamond Technology, which has not been commercially proven.

●	Our business is exposed to the risk of facility and equipment failures.

●	Our future revenue is unpredictable, and we expect our results of operations to fluctuate from period to period.

●	We may not be able to establish effective distribution channels.

●	Our Diamond Technology may be vulnerable to failure due to potential interruptions in the manufacturing process.

●	We may need to effectively manage rapid growth of our operations.

●	We may not be successful in hiring additional personnel because of the competitive market for qualified people.

●	Our success depends upon achieving a critical mass of customers and strategic relationships.

●	Our insurance policies may not cover all potential losses.

●	The COVID-19 pandemic has had, and the current and uncertain future outlook of the pandemic are expected to continue to have, an adverse effect on our business, results of operations, financial condition, and prospects.

●	The current and future state of the global economy may curtail our operations and our anticipated revenue.

●	Acts of war, terrorism, or other unknown and unexpected events could disrupt our business and we could be required to cease our operations.

●	Changes to accounting rules or regulations may adversely affect our reported financial condition and results of operations.

●	We may incur impairment charges related to the fair value of our assets.

●	Use of social media and influencers may materially and adversely affect our reputation or subject us to fines or other penalties.

●	We are subject to risks related to corporate social responsibility.

●	The costs of being a public company could result in us being unable to continue as a going concern.

●	We may not have or ever have the resources or ability to implement and manage our growth strategy.

●	Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Risks Related to Our Industry

●	The potential market for our lab-grown diamonds is relatively new and may be impacted by public perception.

●	We face significant competition.

●	Rapid technological change will affect our business.

Risks Related to Legal and Regulatory Matters

●	Our business is extensively regulated, and any failure to comply with applicable laws could materially adversely affect our business.

●	The former stockholders of Scio or the SEC may bring action for possible omissions from Scio’s proxy statement for the special meeting of stockholders held to approve the asset sale transaction between Scio and our company.

●	Future litigation against us, which may arise in the ordinary course of our business, could be costly and time consuming to defend.

Risks Related to Technology, Privacy, and Intellectual Property Rights

●	We expect to have limited protection of our intellectual property and proprietary rights.

●	Our intellectual property rights, and the intellectual property rights of our vendors, are valuable, and the failure to protect those rights could adversely affect our business.

Risks Related to Our Common Stock and this Offering

●	We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

●	Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.

●	No public market for our common stock currently exists, we may be unable to list our common stock or maintain our listing, and an active trading market may not develop or be sustained.

●	Our stock price may be volatile, and you may not be able to sell shares of our common stock at or above the price you paid.

●	If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our common stock price and trading volume could decline.

●	We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

●	Provisions in our corporate charter documents and under Nevada law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

●	We do not expect to pay cash dividends in the foreseeable future.

●	We may require additional capital in the future, and such additional capital may not be available to us or only available to us on unfavorable terms.

●	You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

●	Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause the price of our common stock to decline.

●	Concentration of ownership of our common stock among our executive officers, directors, and principal stockholders will prevent new investors from influencing significant corporate decisions.

●	We are both an “emerging growth company” and a “smaller reporting company,” and our compliance with the reduced reporting and disclosure requirements applicable to “emerging growth companies” and “smaller reporting companies” may make our common stock less attractive to investors.

●	The provision of our amended and restated articles of incorporation requiring exclusive forum in the Eighth Judicial District Court of Clark County, Nevada for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

●	The interests of stockholders may be hurt because we can issue shares to individuals or entities that support existing management with such issuances serving to enhance existing management’s ability to maintain control of our company.

Risks Related to Our Business

Because we have recently commenced business operations, we face a risk of business failure.

We were formed on September 6, 2018. Most of our efforts to date have been related to executing our business plan, raising capital, negotiating the acquisition transaction with Scio, and commencing business operations. The prior businesses that utilized our Diamond Technology have failed. From inception through September 30, 2021, we have had no revenue, and we have had only minimal revenue since then. We face a risk of business failure. Our likelihood of success must be considered in light of the expenses, complications, and delays frequently encountered in connection with the establishment and expansion of new business and the competitive environment in which we will operate. There can be no assurance that future revenue from sales of our intended products or services will occur or be significant enough or that we will be able to sell at a profit, if at all. Future revenue or profits, if any, will depend on many factors, including initial (and continued) market acceptance of our products or services and the successful implementation of the planned strategy.

We have only recently acquired our operating assets through the Scio acquisition. It will take some time to ramp up our operations as we bring all of the diamond growing machines acquired in the Scio acquisition into operation and increase our production scale through the preparation of additional factory space and the purchase, commissioning, and operation of additional diamond growing machines. Increasing our production scale, the number of diamond crystals grown per month, is our current challenge. In order for us to increase our production, we must be able to secure the necessary financing and distribution channels. If we are unable to secure adequate financing, we may not be able to fully increase our operations to scale.

Our future profitability, if any, could be materially and adversely impacted if we are unable to produce marketable diamonds or diamond materials on a large scale. Our ability to achieve profitability will be dependent on the ability of our future products or services to generate sufficient operating cash flow to fund the continuation of our business and future growth or acquisitions. There can be no assurance that our future results of operations will be profitable or that our strategy will be successful or even begin to generate any revenue.

There is substantial doubt about our ability to continue as a going concern.

For the year ended September 30, 2021, we incurred a net loss of $12.1 million and used approximately $2.2 million of cash in operations. As of September 30, 2021, we had an accumulated deficit of $30.2 million. For the six months ended March 31, 2022, we incurred a net loss of $5.2 million and used approximately $1.3 million of cash operations. As of March 31, 2022 we had an accumulated deficit of $35.5 million. In addition, we have just started to commence commercial sales of our product during the six months ended March 31, 2022. These conditions raise substantial doubt about our ability to continue as a going concern. Semple, Marchal & Cooper, LLP, our independent registered public accounting firm, included an explanatory paragraph in its report on our financial statements as of, and for the year ended, September 30, 2021, describing the existence of substantial doubt about our ability to continue as a going concern.

 We will need additional financing to implement our full business plan and to service our ongoing operations. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and possibly divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings and debt financings. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses, require that our assets secure such debt, or provide for high interest rates, discounted conversion prices, or other unfavorable terms. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should we be unable to continue as a going concern. We may be required to cease operations which could result in our stockholders losing all or almost all of their investment.

Loss of key members of management or our inability to attract and retain qualified personnel could adversely affect our business.

Our success depends substantially on the efforts and abilities of our senior management and key personnel. The competition for qualified management and key personnel is intense. Although we maintain noncompetition and nondisclosure covenants with many of our key personnel, and we have employment agreements with the key personnel, all our employees are “employees at will.” The loss of services of one or more of our key employees or the inability to hire, train, and retain additional key personnel could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

In addition, our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of our senior management team, including Mr. Grdina, our President and Chief Executive Officer. The loss of the services of one or more of our key personnel could materially and adversely affect our operations.

The inability of our senior management and board of directors to ensure the timely filing of our periodic reports pursuant to Section 13 or 15(d) of the Exchange Act could result in the termination of our registration status or revocation by the SEC of the registration of our securities pursuant to Section 12(j) of the Exchange Act.

Our future survival as a public company will largely depend on the ability of our senior management and board of directors to ensure the timely filing of our periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to the list set forth below at the end of this risk factor, while each of our named executive officers and one of our directors were executive officers and/or directors of certain other public companies in the past, such companies in certain instances did not timely file their respective periodic reports in accordance with the rules of the SEC. As a result, such companies were required to terminate their registration status pursuant to the filing of a Form 15 or had their securities registration revoked by the SEC pursuant to Section 12(j) of the Exchange Act. Such companies may also have been delisted from their respective national securities exchanges.

The potential failure to timely file such information for our company would result in stockholders and/or prospective investors not having complete and current business and financial information about our company. Therefore, the potential occurrence of such event could cause the existence of inadequate public information available about our company to properly evaluate our common stock or the general status of our company.

Mr. Grdina, our President and Chief Executive Officer and Chairman of the Board, served as Chief Executive Officer and a director of NOHO, Inc., and Mr. Staehr, our Chief Financial Officer, served as Chief Financial Officer of NOHO, Inc. from October 2013 to May 2015. During their respective tenures, NOHO, Inc. filed Forms 12b-25 notifying the public of the late filings of its (a) Form 10-K on March 31, 2015; and (b) Forms 10-Q on the following dates: March 19, 2013; August 14, 2013; November 14, 2013; May 15, 2014; and November 14, 2014. NOHO, Inc. failed to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and on May 19, 2015, NOHO, Inc. filed a Form 15 to terminate its registration under Section 12(g) of the Exchange Act.

Mr. Staehr, our Chief Financial Officer, served as Chief Financial Officer for Mix 1 Life, Inc. from October 2016 to August 2018 and served as the sole officer and director from February 2017 to August 2018. During his tenure, Mix 1 Life, Inc. filed Forms 12b-25 notifying the public of the late filings of its (a) Form 10-K on November 30, 2016; and (b) Form 10-Q on January 17, 2017. Mix 1 Life, Inc. failed to file its (a) Annual Report on Form 10-K for the fiscal year ended August 31, 2016; (b) Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2016, February 28, 2017, and May 31, 2017; (c) Annual Report on Form 10-K for the fiscal year ended August 31, 2017; (d) Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2017, February 28, 2017, and May 31, 2017; and (e) Annual Report on Form 10-K for the fiscal year ended August 31, 2018. On August 6, 2018, Mix 1 Life, Inc. filed a Form 15 to terminate its registration under Section 12(g) of the Exchange Act.

Mr. McGuire, our Chief Operating Officer, served as President and Chief Executive Officer of Scio Diamond Technology Corporation from June 14 until its acquisition by our company in September 2019. During his tenure, Scio Diamond Technology Corporation filed Forms 12b-25 notifying the public of the late filings of its (a) Forms 10-K on June 27, 2014 and June 30, 2017; and (b) Forms 10-Q on the following dates: November 14, 2016; August 14, 2017; November 15, 2017; and February 15, 2018. Scio Diamond Technology Corporation failed to file its (a) Annual Report on Form 10-K for the fiscal year ended March 31, 2017; (b) Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017, September 30, 2017, and December 31, 2017; (c) Annual Report on Form 10-K for the fiscal year ended March 31, 2018; (d) Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2018, September 30, 2018, and December 31, 2018; and (e) Annual Report on Form 10-K for the fiscal year ended March 31, 2019. Effective August 9, 2019, pursuant to Section 12(j) of the Exchange Act, the registration of each class of Scio Diamond Technology Corporation’s securities registered pursuant to Section 12 of the Exchange Act were revoked by the SEC.

Mr. Vassilakos, a director of our company, served on the Board of Directors of Cross Border Resources, Inc. from April 2012 to February 2016. During his tenure, Cross Border Resources, Inc. filed Forms 12b-25 notifying the public of the late filings of its Forms 10-Q on November 15, 2013 and November 17, 2014. On August 14, 2015, Cross Border Resources, Inc. filed a Form 15 to terminate its registration under Section 12(g) of the Exchange Act.

Mr. Vassilakos, a director of our company, served as interim President and Chief Executive Officer of Red Mountain Resources, Inc. from February 2011 to March 2011 and also served on the Board of Directors of Red Mountain Resources, Inc. from October 2011 to February 2016. During his tenure, Red Mountain Resources, Inc. filed Forms 12b-25 notifying the public of the late filings of its Forms 10-Q on October 14, 2011 and November 12, 2014. On November 13, 2015, Red Mountain Resources, Inc. filed a Form 15 to terminate its registration under Section 12(g) of the Exchange Act.

Our Chairman of the Board, President, and Chief Executive Officer has limited experience in the diamond gemstone and diamond industrial market and is not required to devote his full time and attention to our business, and there are significant potential conflicts of interest.

Our Chairman of the Board, President, and Chief Executive Officer, John G. Grdina, has spent most of his prior career in various aspects of manufacturing, production, distribution, and marketing multiple products and categories. Mr. Grdina has limited experience in the diamond gemstone or diamond industrial market. Pursuant to the terms of his employment agreement, Mr. Grdina is not required to devote his full time and attention to our business. Notwithstanding his employment agreement, Mr. Grdina has committed to our company to devote his full time and attention to our business for a minimum of 40 hours per week. Nonetheless, his outside employment, if any, and other commitments could at times limit or restrict his ability to devote more than 40 hours per week to our business. In the course of other business activities, Mr. Grdina’s time and attention may be diverted from our business. In addition, Mr. Grdina may become aware of business opportunities that may be appropriate for presentation to us as well as to other businesses with which he is affiliated. As such, there may be conflicts of interest in determining to which entity a particular business opportunity should be presented.

We have a limited operating history and have incurred losses to date. We have generated minimal revenue to date, and therefore it is difficult to evaluate our business and prospects.

Our company is in its early stages of operation, is not a profitable enterprise, and may incur substantial losses for the foreseeable future. As a company in the early stages of operation, our business is subject to all the risks inherent in a new business enterprise. We have no substantial operating history for investors to consider in evaluating our business and prospects. When making the decision to invest in our common stock, investors should consider the risks, expenses, and difficulties that we may encounter as a young company in a new market with the assets of a company that has failed in the past. These risks include the following:

●	our need to fund and manage our rapidly developing and changing operations;

●	our need to expand our sales and marketing activities;

●	our need to quickly hire and integrate new personnel, including various levels of senior management who have been hired relatively recently;

●	our ability to develop additional applications and markets for our lab-grown diamond gemstones and diamond materials;

●	our ability to produce diamond materials sufficient to meet the specifications and needs of various industrial and technology applications;

●	our ability to produce lab-grown diamonds sufficient to meet anticipated demand in the gemstone marketplace;

●	acceptance of our lab-grown diamonds in the gemstone marketplace; and

●	the need to further refine and improve our technology with respect to lab-grown diamond development, growing, and commercialization, including the need to make the diamond growing process commercially viable, acceptable (by our own and third-party measures), and economical, and our intellectual property and product offerings, and the need to respond to changing technologies and consumer preferences.

The lab-grown diamond gemstone and diamond materials market is a rapidly growing segment of the overall diamond market. Our business is subject to the risks inherent in the transition of this market segment from early commercial production to mainstream alternative to mined diamonds.

Our failure to complete and integrate commercial development of our diamonds and to distribute in sufficient quantities to meet market demand would have a material adverse effect on our business, results of operations, financial condition, and prospects. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly technology-based companies operating with developing and unproven manufacturing processes.

To address these risks, we must, among other things, respond to competitive developments, attract and motivate qualified personnel, develop market acceptance for our diamonds and diamond materials, establish effective distribution channels, effectively manage any growth that may occur, and continue to upgrade and successfully commercialize our Diamond Technology and our products incorporating such technology.

We will require additional funding to support our operations.

We currently have limited cash and working capital to support our operations. In addition to the net proceeds from this offering, our future continuing operations will require additional funding, and we may not be able to obtain such funding on acceptable terms or at all. We likely will require additional capital to be able to fund continued development and improvement of the process for growing diamonds and to fund our expansion of manufacturing capacity to meet projected growth of the market for our diamonds. There can be no assurance that such efforts for raising capital will not involve substantial dilution with respect to our existing or future stockholders.

Our future capital requirements will depend on many factors, including the speed at which our production process can be scaled-up for high-yield production, market acceptance of and demand for our diamonds, and the timing of our expansion into new diamond markets. Our future capital requirements depend upon many factors, including, but not limited to:

●	the rate at which we increase our production capacity;

●	the rate at which we expand our sales and marketing operations;

●	the rate at which we attract consumers, distributors, and strategic relationships;

●	the extent to which we are able to develop and upgrade our technology and infrastructure; and

●	the response of competitors to our product offerings.

We expect significant additional financing to be required to meet these challenges and there can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced, and we may raise these funds with securities that have rights, preferences, or privileges equal or superior to the rights of investors owning our common stock. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly, or we could terminate operations entirely, resulting in a complete loss of investment for our stockholders. Our inability to obtain financing on acceptable terms when needed would have a material adverse effect on our business, results of operations, financial condition, and prospects.

Our predecessors have attempted to commercialize our technology and have, for various reasons, failed, and our current business model has only recently been implemented.

We produce lab-grown diamonds for retail gemstone consumption and diamond materials for specific industrial applications. Our predecessors have attempted to commercialize our technology and have for various reasons (including lack of funding), failed. Although other companies are selling lab-grown diamond gemstones, we believe that the market for such lab-grown diamonds has not been fully developed. Accordingly, our business model may not be successful, and we may need to make substantial changes thereto. Our ability to generate significant revenue will depend, in large part, on our ability to successfully market our product to consumers, distributors, and commercial customers. We intend to continue to develop our business model as the market for our products evolves.

We are wholly dependent on our Diamond Technology, which has not been commercially proven.

Our diamond supply depends entirely on our ability to manufacture diamonds using our Diamond Technology. Although we have been able to produce limited quantities of high-quality lab-grown diamond gemstones, we have yet to prove that we can transfer such success into a mass production process that will yield high-quality gemstones and material suitable for retail gemstone distribution and commercial/industrial applications. The inability or difficulty to transfer our Diamond Technology into a high-yield production facility would have a material adverse effect on our business, results of operations, financial condition, and prospects. Our inability to produce high-quality lab-grown diamonds would have a significant material adverse effect on our business, results of operations, financial condition, and prospects that would likely result in our insolvency and the loss of your entire investment.

Our business is exposed to the risk of facility and equipment failures.

Like any manufacturing process, our business relies upon properly and efficiently run equipment and facilities. Over time, our facilities and equipment may depreciate and degrade. Although we have a preventative maintenance program, we attempt to maintain our facilities and equipment in proper working order and according to our equipment manufacturer’s standards, and we attempt to mitigate risks through redundancies where possible, there is still a risk of a potential failure in our facilities or equipment. Such a failure could interrupt our production and have a significant material adverse effect on our business, results of operations, financial condition, and prospects.

Our future revenue is unpredictable, and we expect our results of operations to fluctuate from period to period.

Our lack of operating history and the emerging nature of the markets in which we expect to compete make it difficult for us to accurately forecast revenue in any given period. As such, revenue could fall short of our expectations if we experience production delays or difficulties. Likewise, revenue could fall short of expectations should our product not be met with the demand we anticipate from the marketplace. We have limited experience in manufacturing diamonds and in financial planning for our business on which to base our planned operating expenses.

Our results of operations are likely to fluctuate substantially from period to period as a result of a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following:

●	our ability to manufacture diamonds at all or that meet customer specifications or expectations;

●	outside market influences beyond our control, including extended periods of decreased demand for diamonds;

●	our ability to enter into successful strategic relationships;

●	our ability to attract purchasers and/or distributors;

●	the amount and timing of operating costs and capital expenditures relating to expansion of production operations;

●	the rate at which individuals and organizations accept our diamonds;

●	an announcement or introduction of new or enhanced diamonds or services by our competitors;

●	our ability to attract and retain qualified personnel; and

●	pricing policies instituted by our current and possible future competitors.

We have generated minimal revenue to date, and consequently, our operations are subject to all risks inherent in the establishment of a new business enterprise. We are currently generating minimal revenue and expect to begin generating revenue in the future, but there can be no assurances that we will ever generate sufficient revenue to achieve profitability. If we do achieve profitability, there can be no assurances that we can sustain or increase profitability.

We may not be able to establish effective distribution channels.

We initially intend to sell our diamonds in selected markets in the United States and internationally. We expect that we will be required to enter into distribution agreements with, and will be dependent upon, a number of third parties for distribution and sales of our diamonds. We have only begun to sell our diamonds directly to customers and have not yet entered into distribution agreements with any distributors. Our initial sales for the six months ended March 31, 2022 have been to one customer. There can be no assurance that we will be able to broaden our customer base and enter into distribution agreements with distributors or that our distribution strategy will prove to be successful. Additionally, there can be no assurance that distributors will devote the efforts needed for successful distribution of our diamonds. Our inability to enter into favorable arrangements with distributors or to achieve desired distribution of our diamonds would have a material adverse effect on our business, results of operations, financial condition, and prospects.

Our sales of diamonds for industrial applications are dependent upon our ability to enter into profitable relationships with businesses best able to utilize the unique characteristics of diamonds. There is no assurance that we will be able to initiate and maintain these relationships.

Our Diamond Technology may be vulnerable to failure due to potential interruptions in the manufacturing process.

Our success depends, in part, on the performance, reliability, and availability of our Diamond Technology and the diamonds we ultimately produce. Our Diamond Technology and the diamonds produced thereby may be vulnerable to failure or interruption. The failure of our Diamond Technology or the diamonds produced thereby could adversely affect our business. The process for manufacturing diamonds using our Diamond Technology is vulnerable to disruptions due to a variety of factors, including availability of stable power, availability of lab-grade purity gases, availability of diamond seeds, availability of proprietary diamond growing machine parts that wear out over time, and failure of factory systems like cooling, which may lead to interruptions, delays, and losses of opportunities or inability to consistently market and sell our lab-grown diamonds. The occurrence of any of the foregoing could have a material adverse effect on our business, results of operations, financial condition, and prospects.

We may need to effectively manage rapid growth of our operations.

Our ability to successfully offer diamonds and to implement our business plan in new markets requires an effective planning and management process. We are in the process of increasing our operations and anticipate having to increase our headcount as well. Increasing our operations and potentially experiencing rapid growth would place a significant strain on our management systems, infrastructure, and resources. We will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train, and manage our workforce.

Furthermore, we may be required to manage an increasing number of relationships with various diamond industry companies, customers, and other third parties. Any failure to expand any of the foregoing areas efficiently and effectively could cause our business to suffer. We could experience a period of rapid and significant growth, which could continue over several years. We believe rapid growth would place a significant strain on our resources. Our ability to manage growth effectively will require us to implement and improve operational and financial systems and to expand, train, and manage our employee base. We also may be required to manage multiple relationships with various suppliers, customers, and other third parties. Our future results of operations will also depend on our ability to expand sales and marketing, research and development, and administrative support organizations. If we were unable to manage growth effectively, our business, financial condition, results of operations, and prospects would be materially adversely affected.

We may not be successful in hiring additional personnel because of the competitive market for qualified people.

Our future success depends on our ability to identify, attract, hire, train, retain, and motivate highly skilled and qualified executive, technical, managerial, sales and marketing, and business development personnel. We intend to hire a number of executive, technical, sales and marketing, business development, and administrative personnel during the next one or two years. Competition for qualified personnel may prove intense. If we fail to successfully attract, assimilate, and retain a sufficient number of qualified executives, technical, sales and marketing, business development and administrative personnel, our business could suffer.

Our future success also depends on our ability to identify, attract, hire, train, retain, and motivate highly skilled and qualified personnel to develop and manufacture our products. Competition for such personnel may be intense. There can be no assurance that we will be successful in attracting and retaining the specific personnel we will require to conduct and expand our operations successfully or to differentiate us from our competitors. Our results of operations and growth prospects could be materially adversely affected if we were unable to identify, attract, hire, retain, and motivate such qualified personnel.

Our success depends upon achieving a critical mass of customers and strategic relationships.

Our success is largely dependent upon achieving significant market acceptance for our diamonds. The market for our diamonds is at an early stage of development. Lab-grown diamonds as a category is just beginning to be accepted at a mass market level in jewelry. We need to build market awareness and acceptance for our diamonds in that segment. In the industrial segment, we need to also build awareness and acceptance for our particular products in various applications. Although we believe that our diamonds will ultimately achieve broad market acceptance, our existing and potential competitors may offer diamonds that could negatively affect the market acceptance of our product and damage our business prospects.

Our success is also dependent upon attracting significant numbers of distributors and strategic relationships in order to market our diamonds. In particular, our ability to enter into beneficial distribution partnerships will depend in large part upon our success in convincing diamond gemstone consumers that our lab-grown diamond gemstones are of a desired quality. Failure to achieve and maintain a critical mass of market acceptance will seriously harm our business in the diamond gemstone industry.

Our insurance policies may not cover all potential losses.

We maintain insurance coverage for general liability, property, directors’ and officers’ liability coverage, and other risks with respect to business operations. While we have comprehensive property and liability insurance policies with coverage features and insured limits that we believe are customary, market forces beyond our control may limit the scope of the insurance coverage we can obtain or our ability to obtain coverage at reasonable rates. The cost of our insurance may increase, and our coverage levels may decrease, which may affect our ability to maintain customary insurance coverage and deductibles at acceptable costs. There is a limit as well as various sub-limits on the amount of insurance proceeds we will receive in excess of applicable deductibles. If an insurable event occurs that affects more than one of our properties, the claims from each affected property may be considered together to determine whether the per occurrence limit, annual aggregate limit, or sub-limits, depending on the type of claim, have been reached. If the limits or sub-limits are exceeded, each affected property may only receive a proportional share of the amount of insurance proceeds provided for under the policy. Further, certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, war, terrorist acts, such as biological or chemical terrorism, political risks, some environmental hazards, and/or natural or manmade disasters, may be outside the general coverage limits of our policy, subject to large deductibles, deemed uninsurable, or too cost-prohibitive to justify insuring against. In addition, in the event of a substantial loss, the insurance coverage we carry may not be sufficient to pay the full market value or replacement cost of the affected property or in some cases may not provide a recovery for any part of a loss. As a result, we could lose some or all the capital we have invested in a property.

The COVID-19 pandemic has had, and the current and uncertain future outlook of the pandemic are expected to have an adverse effect on our business, results of operations, financial condition, and prospects.

Our operations continue to expose us to risks associated with the COVID-19 pandemic. Authorities around the world have implemented numerous measures to try to reduce the spread of the virus, and such measures have impacted and continue to impact us, our business partners, and consumers. While some of these measures have been lifted or eased in certain jurisdictions, other jurisdictions have seen a resurgence of COVID-19 cases resulting in reinstitution or expansion of such measures.

We could see changes in consumer demand as a result of COVID-19, including the inability of consumers to purchase our products due to illness, quarantine, or other restrictions, store closures, or financial hardship. Reduced demand for our products or changes in consumer purchasing patterns, as well as continued economic uncertainty, can adversely affect our customers’ financial condition, which can result in bankruptcy filings and/or an inability to pay for our products. In addition, we may also continue to experience business disruptions as a result of COVID-19, resulting from temporary closures of our facilities or facilities of our business partners or the inability of a significant portion of our or our business partners’ workforce to work because of illness, quarantine, or travel or other governmental restrictions. Any sustained interruption in our or our business partners’ operations, or supply chain or any significant continuous shortage of raw materials or other supplies, including personal protective equipment or sanitization products, can negatively impact our business.

The impact of COVID-19 has heightened, or in some cases manifested, certain of the other risks discussed herein. The extent of the impact of the COVID-19 pandemic on our business remains uncertain and will continue to depend on numerous evolving factors that we are not able to accurately predict and which will vary by jurisdiction and market, including the duration and scope of the pandemic, the development and availability of effective treatments and vaccines, global economic conditions during and after the pandemic, governmental actions that have been taken, or may be taken in the future, in response to the pandemic, and changes in consumer behavior in response to the pandemic, some of which may be more than just temporary.

The impact of COVID-19 could be further exacerbated by the continued presence of variants, including, but not limited to, the Delta variant.

The current and future state of the global economy may curtail our operations and our anticipated revenue.

Our business may be adversely affected by changes in domestic and international economic conditions, including inflation, changes in consumer preferences and changes in consumer spending rates, personal bankruptcy, and the ability to collect our accounts receivable. Changes in global economic conditions may adversely affect the demand for our products and make it more difficult to collect accounts receivable, thereby negatively affecting our business, results of operations, financial condition, and prospects. The recent disruptions in credit and other financial markets and deterioration of national and global economic conditions could, among other things, impair the financial condition of some of our customers and suppliers, thereby increasing customer bad debts, decreasing customers’ ability to spend disposable income on luxury items such as jewelry, or non-performance by suppliers. Additionally, consumers may significantly prefer mined diamonds over our lab-grown diamonds, which would significantly diminish anticipated sales.

Acts of war, terrorism, or other unknown and unexpected events could disrupt our business and we could be required to cease our operations.

Involvement in a war or other military action or acts of terrorism may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in (i) delays or cancellations of customer orders, (ii) a general decrease in consumer spending, (iii) our inability to effectively market and distribute our products, or (iv) our inability to access capital markets, our business, results of operations, financial condition, and prospects could be materially and adversely affected. We are unable to predict whether the involvement in a war or other military action will result in any long-term commercial disruptions or if such involvement or responses will have any long-term material adverse effect on our business, results of operations, financial condition, or prospects.

Changes to accounting rules or regulations may adversely affect our reported financial condition and results of operations.

New accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. A change in accounting rules or regulations may require retrospective application and affect our reporting of transactions completed before the change is effective, and future changes to accounting rules or regulations may adversely affect our reported financial condition and results of operations.

We may incur impairment charges related to the fair value of our assets.

Changes to estimates or projections used to assess the fair value of our assets or results of operations that are lower than our current estimates may cause us to incur impairment losses and require us to write-off all or a portion of the remaining value of our goodwill or other intangible assets.

Our total assets include goodwill and other intangible assets. As of March 31, 2022, of our total assets, approximately 79.3% is goodwill and other intangible assets. We evaluate our goodwill and other intangible assets for impairment on an annual basis or at other times during the year if events or circumstances indicate that it is more likely than not that the fair value is below the carrying value. We may be required to record a significant non-cash impairment charge in our financial statements during the period in which any impairment of our goodwill, other intangible assets or other assets is determined, negatively impacting our results of operations and stockholders’ equity.

Use of social media and influencers may materially and adversely affect our reputation or subject us to fines or other penalties.

We plan to use third-party social media platforms as marketing tools for our diamond gemstones. For example, we plan to establish and maintain Instagram, Snapchat, Facebook, Twitter, TikTok, and Pinterest accounts, as well as our channel on YouTube and Spotify. We also plan to establish and maintain relationships with social media influencers. As existing e-commerce and social media platforms continue to rapidly evolve and new platforms develop, we must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms. If we are unable to cost-effectively use social media platforms as marketing tools or if the social media platforms we use do not evolve quickly enough for us to fully optimize such platforms, our ability to acquire new consumers and our financial condition may suffer. Furthermore, as laws and regulations rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our network of social media influencers, our sponsors, or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fines, or other penalties and have a material adverse effect on our business, financial condition, results of operations, and prospects.

In addition, an increase in the use of social media for marketing may cause an increase in the burden on us to monitor compliance of such materials and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations. For example, in some cases, the United States Federal Trade Commission, or the FTC, has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a material relationship between an influencer and an advertiser. While we will ask influencers to comply with the FTC regulations, we may not be able to regularly monitor what our influencers post, and if we were held responsible for the content of their posts, we could be forced to alter our practices, which could have material adverse effect on our business, financial condition, results of operations, and prospects.

We are subject to risks related to corporate social responsibility.

Many factors influence our reputation and the value of our brand, including the perception held by our stakeholders and the industries in which we do business. Our business faces increasing scrutiny related to environmental, social, and governance activities and risk of damage to our reputation and the value of our brands if we fail to act responsibly or comply with regulatory requirements in a number of areas, such as safety and security, environmental stewardship and sustainability, supply chain management, climate change, diversity, human rights, philanthropy, and support for local communities.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we will be required to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining all public company reporting requirements could be significant and may preclude us from seeking financing or equity investment on terms acceptable to us and our stockholders. If our revenue is insufficient or non-existent, and/or we cannot satisfy many of these costs through the issuance of shares or debt, we may be unable to satisfy these costs in the normal course of business. This would certainly result in our being unable to continue as a going concern.

We may not have or ever have the resources or ability to implement and manage our growth strategy.

Although we expect to experience growth based on the ability to implement and execute our business strategy, significant operations may never occur because the business plan may never be fully implemented because of the lack of funds in order to do so. If our growth strategy is implemented, of which no assurances can be provided, a significant strain on management, operating systems, or financial resources may be imposed. Failure by our management to manage this expected growth, if it occurs, or unexpected difficulties encountered during this growth, could have a material adverse impact on our results of operations or financial condition.

Our ability to operate profitable revenue generating products (if we are able to establish any product lines at all) will depend upon a number of factors, including (i) identifying appropriate and satisfactory sales channels; (ii) generating sufficient funds from our then-existing operations or obtaining third-party financing or additional capital to develop new product lines; (iii) our management team and our financial and accounting controls; and (iv) staffing, training, and retention of skilled personnel, if any at all. These factors most likely will be beyond our control and may be adversely affected by the economy or actions taken by competing businesses. There can be no assurance that we will be able to execute and manage a growth strategy effectively or at all.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Rule 13a-15(f) of the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by our Board of Directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, or GAAP, and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets; and

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of our management and/or directors; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Risks Related to Our Industry

The potential market for our lab-grown diamonds is relatively new and may be impacted by public perception.

The market for lab-grown diamonds is new and continues to evolve. We believe that while awareness is currently growing, many consumers and retailers operating in the gemstone field may not be fully aware of the existence, attributes, and benefits of our lab-grown diamonds. As is the case with any new or potential product, market acceptance and demand are subject to a significant amount of uncertainty. Our future financial performance will depend upon consumer acceptance of lab-grown diamonds as a realistic and comparable alternative to mined diamonds and other gemstones. Because no widely developed markets now exist for lab-grown diamond gemstones, it is difficult to predict the future growth rate, if any, and the size of the market for our lab-grown diamond gemstones. We may spend significant amounts of capital to acquire diamond production systems at a time when demand for our lab-grown diamonds is not at a level to fund those expenditures. The market for our lab-grown diamond gemstones may never develop or may develop at a slower pace than expected due to a general lack of consumer acceptance of lab-grown diamond gemstones. If the market fails to develop or develops more slowly than expected, or if our lab-grown diamond gemstones do not achieve significant market acceptance, our business, results of operations, financial condition, and prospects would be materially adversely affected.

The industrial market for lab-grown diamond materials is dispersed and fragmented across a range of applications and geography. This market also uses a wide range of diamond and diamond-like technologies, including diamond dust, diamond grit, diamond bort, polycrystalline diamond, diamond-like carbon, diamond coatings, and single crystal diamond. Our Diamond Technology produces large, pure single crystal diamond which is appropriate for a subset of the industrial market. These subsets include precision milling and grinding, precision cutting devices such as scalpels, scientific equipment, and semiconductors. It is difficult to predict the future growth rates of subsets of this market, and we may spend capital to pursue these subsets without guarantee for market acceptance.

We face significant competition.

Our lab-grown gemstone diamonds will face competition from established producers and sellers of mined diamonds and other known and potential manufacturers of lab-grown gemstones. Other companies could seek to introduce lab-grown diamonds or other competing diamonds or to develop competing processes for production of lab-grown diamond gemstones. We believe that the more successful we are in creating market acceptance for our lab-grown diamond gemstones, the more competition can be expected to increase. Increased competition could result in a decrease in the price we charge for our diamonds or reduce demand for our diamonds, which would have a material adverse effect on our business, results of operations, financial condition, and prospects. Further, our current and potential competitors may have significantly greater financial, technical, manufacturing and marketing resources and greater access to distribution channels than us. There can be no assurance that we will be able to compete successfully with existing or potential competitors.

Widespread consumer acceptance of lab-grown diamond gemstones is still developing. At this time, we are aware that we may be competing with companies that produce lab-grown diamond for industrial and gemstone markets, including Element Six UK Ltd., a privately held subsidiary of De Beers Group, AOTC Group B.V. (Netherlands), Pure Grown Diamonds, Inc./IIa Technologies Pte. Ltd. (USA, Singapore, and Malaysia), WD Lab Grown Diamonds/Carnegie Institution of Washington, Sumitomo Electric Industries, Ltd., Diamond Foundry Inc., Applied Diamond, Inc., and CORNES Technologies Limited (Japan). We believe that as lab-grown diamond continues to gain widespread commercial and consumer acceptance, the more competition can be expected to increase. Increased competition could result in a decrease in the price that we expect to charge for our diamonds or reduce demand for our diamonds, which would have a material adverse effect on our business, results of operations, financial condition, and prospects.

Our potential competitors in the gemstone diamond industry may have significantly greater financial, technical, manufacturing and marketing resources and greater access to distribution channels than us. Our competitors will likely include large multi-national gemstone diamond companies as well as numerous start-up and development-stage gemstone diamond and technology companies, some of whom we may not be aware. We expect intense competition as we execute our business plan. It is believed that some of our existing and potential competitors, as well as potential entrants into our market, have longer operating histories, larger customer bases, better established distributor relationships, greater brand recognition and significantly greater financial, marketing and other resources than us. Many of these competitors may be able to devote substantially greater resources to promotion and systems development than we can. Barriers to developing competitive technology in our market may not be sufficient and current and future competitors may be able to develop competing diamonds at a relatively low cost. Accordingly, we believe that our success will depend heavily upon achieving significant market acceptance and volume manufacturing before our competitors become firmly entrenched. There can be no assurance that we will be able to compete successfully with current and potential competitors.

Rapid technological change will affect our business.

Rapidly changing technology, industry standards, evolving consumer demands, and frequent new product introductions are expected to define our market. Our market’s early stage of development may exacerbate these characteristics. Our future success will depend in significant part on our ability to continuously improve the quality of lab-grown diamonds and our production capabilities in response to both the evolving demands of the market and competitive product offerings. Our efforts in these areas may not be successful.

Risks Related to Legal and Regulatory Matters

Our business is extensively regulated, and any failure to comply with applicable laws could materially adversely affect our business.

Certain federal and state laws and regulations govern the testing, creation, and sale of the types of diamonds we intend to produce. The FTC and other comparable regulatory authorities in the United States and in foreign countries may extensively and rigorously regulate our lab-grown diamonds, product development activities, manufacturing processes, advertising, and sales. In the United States, the FTC regulates the introduction and labeling of gemstone diamonds. We may be required to:

●	obtain clearance before we can market and sell our lab-grown diamond gemstones;

●	describe our products consistent with the FTC guidelines in marketing and sales material;

●	satisfy content requirements applicable to our labeling, sales, and promotional materials;

●	comply with manufacturing and reporting requirements; and

●	undergo rigorous inspections.

Further, we may be subject to regulatory requirements in the future. Government authorities can withdraw marketing clearance due to our failure to comply with regulatory standards or due to the occurrence of unforeseen problems following initial clearance. Ongoing regulatory requirements are wide-ranging and govern, among other things:

●	product manufacturing;

●	annual inspections related to International Organization for Standardization, or ISO, certification of our quality system;

●	supplier substitution;

●	product changes;

●	process modifications;

●	the process of assuring origin of mine and/or production of diamonds;

●	lab-grown diamond gemstone reporting and disclosure; and

●	product sales and distribution.

Various government agencies may inspect our facilities from time to time to determine whether we are in compliance with applicable laws and regulations. Additionally, if we fail to comply or maintain compliance with laws and regulations pertaining to diamond gemstones, regulatory authorities may fine us and bar us from selling our lab-grown diamond gemstones. If a regulatory agency believes we are not in compliance with such laws or regulations, it may be able to:

●	seize our lab-grown diamond gemstones;

●	require a recall;

●	withdraw previously granted market clearances;

●	implement procedures to stop future violations; and/or

●	seek civil and criminal penalties against us.

The former stockholders of Scio or the SEC may bring action for possible omissions from Scio’s proxy statement for the special meeting of stockholders held to approve the asset sale transaction between Scio and our company.

On January 31, 2019, we entered into an Amended Asset Purchase Agreement with Scio, which was subsequently amended February 3, 2020, pursuant to which we acquired substantially all of the assets of Scio. Scio filed its definitive proxy statement with the SEC on May 17, 2019 for a special meeting of the stockholders to obtain stockholder approval of the sale transaction. The transaction was approved by a majority of the Scio stockholders voting in person or by proxy at the special meeting of stockholders held commencing on June 7, 2019 and reconvening on August 6, 2019. The former stockholders of Scio or the SEC may be able to bring an action for monetary damages or recission based on possible omissions from such proxy statement, such as audited financial statements. While financial statements were filed, it is our understanding that Scio did not have the funds to pay for an audit. We believe any such claims made against our company would likely be without merit given that the proxy statement was filed by Scio and not our company and that we acquired only the assets of Scio and did not assume any liabilities of Scio. We would defend any such claims vigorously. If a former stockholder of Scio or the SEC were to bring a claim, however, it could divert the attention of our management, which could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Future litigation against us, which may arise in the ordinary course of our business, could be costly and time consuming to defend.

We are subject to claims that arise in the ordinary course of business, such as claims brought in connection with commercial disputes, employment claims made by our current or former employees, or claims brought by third parties for product liability. Third parties may in the future assert intellectual property rights to technologies that are important to our business and demand back royalties or demand that we license their technology. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, overall financial condition, and operating results. Insurance may not cover such claims, may not be sufficient for one or more of such claims, and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, negatively affecting our business, results of operations, financial condition, and prospects.

Risks Related to Technology, Privacy, and Intellectual Property Rights

We expect to have limited protection of our intellectual property and proprietary rights.

We regard the patents, trade secrets, and similar intellectual property acquired via the Scio asset acquisition as critical to our success. We must rely on patent law, trade secret protection, and confidentiality agreements with our employees, customers, strategic partners, advisors, and others to protect those proprietary rights. Such measures, however, afford only limited protection, and we may not be able to maintain the proprietary nature and/or confidentiality of our Diamond Technology. Despite these precautions, unauthorized third parties might use information that we regard as proprietary to compete or help others to compete against us. There is no assurance that any of the future patent applications, if made, will be granted, or, if granted, will not be invalidated or circumvented, or that the rights granted thereunder will provide us with a competitive advantage. Any misappropriation of our proprietary information by third parties could materially adversely affect our business. There can be no assurance that any other patents issued will provide us any significant commercial protection, that we will have sufficient resources to prosecute our patents, or that any patents will be upheld by a court should we seek to enforce our rights against an infringer.

There can be no assurances that:

●	any pending patent application or future patent application will result in issuances of patents;

●	the scope of any patent protection will be effective to exclude competitors or provide competitive advantages to us;

●	we will be able to commercially exploit any issued patents before they expire;

●	any of our patents will be held valid if subsequently challenged;

●	others will not claim rights in or ownership of our patents and other proprietary rights;

●	our diamonds will not infringe, or be alleged to infringe, the proprietary rights of others; or

●	we will be able to protect meaningful rights in proprietary technology over which we do not hold patents.

Furthermore, there can be no assurances that others have not developed or will not develop diamonds which may duplicate any of the diamonds produced using our Diamond Technology or our expected manufacturing processes, or that others will not design around any of our patents. The existence of valid patents does not provide absolute prevention from other companies independently developing competing technologies. Existing producers of lab-grown diamonds may refine existing processes for growing diamonds or develop new technologies for growing diamonds in a manner that does not infringe any of our intellectual property rights.

Other parties may independently develop or otherwise acquire substantially equivalent techniques, gain access to our acquired proprietary technology, or disclose such technology to competitors. In addition, whether or not we obtain additional patents, others may hold or receive patents covering components of our technology that we independently develop in the future. There can be no assurances that third parties will not claim infringement by us, and seek substantial damages, with respect to current or future diamond-related activities. If we were to become involved in a dispute regarding intellectual property, whether ours or that of another company, we may become involved in material legal proceedings. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays, and require us to:

●	cease manufacturing and selling the product in question, which could seriously harm us;

●	enter into royalty or licensing agreements; or

●	design commercially acceptable non-infringing alternative diamonds.

There can be no assurance that we would be able to obtain royalty or licensing agreements, if required, on terms acceptable to us or at all, or that we would be able to develop commercially acceptable non-infringing alternative diamonds. The failure to do so could have a material adverse effect upon our business, results of operations, financial condition, and prospects. We cannot be absolutely certain that our Diamond Technology does not infringe on issued patents or other intellectual property rights of others. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications by third parties may have been filed that relate to our Diamond Technology of which we are presently unaware.

There can be no assurance that our business and ability to produce diamonds will not be impaired by claims that we are infringing upon the intellectual property of others. We may be subject to future legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert our management’s attention from diamond production and operating our business. As a result of the foregoing, the limited protection of our acquired intellectual property rights and proprietary information could have a material adverse effect on our business, results of operations, financial condition, and prospects.

Our intellectual property rights, and the intellectual property rights of our vendors, are valuable, and the failure to protect those rights could adversely affect our business.

Our intellectual property rights, including existing and future trademarks, trade secrets, and copyrights, are and will continue to be valuable and important assets of our business. We believe that our proprietary technology, as well as our other technologies and business practices, are competitive advantages and that any duplication by competitors would harm our business. The measures we have taken to protect our intellectual property may not be sufficient or effective. Additionally, intellectual property laws and contractual restrictions may not prevent misappropriation of our intellectual property. Finally, even if we are able to successfully protect our intellectual property, others may develop technologies that are similar or superior to our technology.

Risks Related to Our Common Stock and this Offering

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

We will have broad discretion over the use of proceeds from this offering. Investors may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. We currently intend to use the net proceeds from this offering for operating expenditures and capital for our planned expansion of operations; for continued research and development related to both developing new products and maintaining and seeking improvements to existing products, including hiring key personnel and purchasing equipment and material for research activities; to upgrade sales and marketing capabilities, including public relations, advertising, software, and additional sales and marketing staff along with the necessary personnel in administrative, finance, accounting, and legal to support our company being a public entity; and for working capital and other general corporate purposes, which may include paying off all or part of our promissory notes, accounts payable, and accrued liabilities in the normal course of business. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital. In addition, pending their use, the proceeds of this offering may be placed in investments that do not produce income or that may lose value.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.

As permitted by Section 78.7502 of Chapter 78 of the Nevada Revised Statutes, or the NRS, our amended and restated articles of incorporation limit the liability of our directors to the fullest extent permitted by law. In addition, as permitted by Section 78.7502 of the NRS, our amended and restated articles of incorporation and amended and restated bylaws provide that we shall indemnify, to the fullest extent authorized by the NRS, any person who is involved in any litigation or other proceeding because such person is or was a director or officer of ours or is or was serving as an officer or director of another entity at our request, against all expense, loss, or liability reasonably incurred or suffered in connection therewith. Our amended and restated articles of incorporation provide that indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

Section 78.7502 of the NRS permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigate, except an action by or in the right of us, by reason of the fact that the person is or was a director, officer, employee, or agent of ours, or is or was serving at our request as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgment, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person is not liable under Section 78.138 of the NRS, or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. Certain liabilities or expenses covered by our indemnification obligations may not be covered by our directors’ and officers’ insurance policy or the coverage limitation amounts may be exceeded. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against us.

No public market for our common stock currently exists, we may be unable to list our common stock or maintain our listing, and an active trading market may not develop or be sustained.

Our common stock is not currently quoted or traded on any trading market, and there can be no assurance that an active public market for our common stock will ever develop in the future. In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for shares of our common stock may be limited; and

●	a lack of visibility for shares of our common stock may have a depressive effect on any market price for our shares of common stock that might develop.

We have filed an application to trade our common stock on the Nasdaq Capital Market. There can be no assurance that our shares of common stock will actually be listed or, if listed, that an active public market will develop or be sustained. If Nasdaq does not approve the listing of our common stock, we will not proceed with this offering. If our common stock is listed, we cannot assure you that we will be able to maintain the listing of our shares on the Nasdaq Capital Market.

The lack of an active market would impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares of our common stock and may impair our ability to acquire additional intellectual property assets by using our shares of common stock as consideration.

Our stock price may be volatile, and you may not be able to sell shares of our common stock at or above the price you paid.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Such factors include the following:

●	actual or anticipated fluctuations in our results of operations;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations, or capital commitments;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock;

●	our focus on long-term goals over short-term results;

●	the timing of our investments in the growth of our business;

●	actual or anticipated changes in regulatory oversight of our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation; and

●	general economic and market conditions.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our common stock price and trading volume could decline.

Our stock price and trading volume will be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. If securities or industry analysts do not publish research or reports about our business, delay publishing reports about our business, or publish negative reports about our business, regardless of accuracy, our common stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We expect that only a limited number of analysts will cover our company following our initial public offering. If the number of analysts that cover us declines, demand for our common stock could decrease and our common stock price and trading volume may decline.

Even if our common stock is actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Over-reliance by analysts or investors on any particular metric to forecast our future results may result in forecasts that differ significantly from our own.

Regardless of accuracy, unfavorable interpretations of our financial information and other public disclosures could have a negative impact on our stock price. If our financial performance fails to meet analyst estimates, for any of the reasons discussed above or otherwise, or one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our stock price would likely decline.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting, insurance, and other expenses that we did not incur as a private company. For example, we will incur increased legal and accounting costs as a result of being subject to the information and reporting requirements of the Exchange Act and other federal securities laws. The costs of preparing and filing periodic and other reports, proxy statements, and other information with the SEC and furnishing audited reports to stockholders, will cause significant increase in our expenses than if we remained privately held. The cost of being a public company will divert resources that might otherwise have been used to develop our business, which could have a material adverse effect on our company.

As a privately held company, we have not been required to comply with certain corporate governance and financial reporting practices and policies required of a public reporting company. If the registration statement of which this prospectus forms a part is declared effective, as a public company, we will be required to file with the SEC annual and quarterly information and other reports pursuant to the Exchange Act. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we may become subject to other reporting and corporate governance requirements, including the requirements of any national securities exchange on which our common stock is listed, should we so qualify for listing, and certain provisions of the Sarbanes-Oxley Act and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will, among other things, be required to do the following:

●	prepare and distribute periodic public reports and other stockholder communications;

●	comply with our obligations under the federal securities laws and applicable listing rules;

●	create or expand the roles and duties of our board of directors and committees of the board of directors;

●	institute more comprehensive financial reporting and disclosure compliance functions;

●	enhance our investor relations function;

●	establish new internal policies, including those relating to disclosure controls and procedures; and

●	involve and retain to a greater degree outside counsel and accountants in the activities listed above.

We may not be successful in complying with these obligations, and the significant commitment of resources required for complying with them could have a material adverse effect on our business, results of operations, financial condition, and prospects. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on the committees of our board of directors, or as our executive officers.

In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our results of operations on a timely and accurate basis could be impaired and we could suffer adverse regulatory consequences or violate applicable listing standards. There could also be a negative reaction to our stock price due to a loss of investor confidence in us and the reliability of our financial statements, which could have a material adverse effect on our business, results of operations, financial condition, and prospects.

The changes necessitated by becoming a public company require a significant commitment of resources and management supervision that has increased and may continue to increase our costs and might place a strain on our management, systems, and resources. As a result, our management’s attention might be diverted from other business concerns. If we fail to maintain an effective internal control environment or to comply with the numerous legal and regulatory requirements imposed on public companies, we could make material errors in, and be required to restate, our financial statements. Any such restatement could result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, and other regulatory action and potentially civil litigation.

Provisions in our corporate charter documents and under Nevada law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include the following:

●	our Board of Directors has the right to elect directors to fill a vacancy created by the expansion of our Board of Directors or the resignation, death, or removal of a director, which will prevent stockholders from being able to fill vacancies on our Board of Directors;

●	our amended and restated articles of incorporation prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates; and

●	our Board of Directors is able to issue, without stockholder approval, shares of undesignated preferred stock, which makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management or members of our Board of Directors.

In addition, we are subject to Nevada’s statute on combinations with interested stockholders (Sections 78.411—78.444 of the NRS), which prohibits us from entering into a “combination” with an “interested stockholder” for up to four years, unless certain conditions are met (such as, in some circumstances, approval by our Board of Directors before such person became an interested stockholder, or by both our Board of Directors and a supermajority of the disinterested stockholders). Under the statute, an interested stockholder is a person who beneficially owns (or, if one of our affiliates or associates, did, within the prior two years, beneficially own) stock with 10% or more of the corporation’s voting power. The inability of an interested stockholder to pursue the types of combinations restricted by the statute could discourage, delay or prevent a merger, acquisition or other change in control of our company.

Finally, a person acquiring a significant proportion of our voting stock could be precluded from voting all or a portion of such shares under Nevada’s “control share” statute (Sections 78.378—78.3793 of the NRS), which prohibits an acquirer of stock, under certain circumstances, from voting its “control shares” of stock acquired up to 90 days prior to crossing certain ownership threshold percentages, unless the acquirer obtains approval of the disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition to provide that the “control share” statute does not apply to the corporation or the types of existing or future stockholders. If the voting rights are not approved, the statute would allow us to call all of such control shares for redemption at the average price paid for such shares.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements, and other factors that our Board of Directors will consider. Accordingly, your only opportunity to achieve a return on your investment in our company may be if the market price of our common stock appreciates and you sell your shares at a profit. The market price for our common stock may never exceed, and may fall below, the price that you pay for such common stock. See “—No public market for our common stock currently exists, we may be unable to list our common stock or maintain our listing, and an active trading market may not develop or be sustained.”

We may require additional capital in the future and such additional capital may not be available to us, or only available to us on unfavorable terms.

To the extent that the funds generated by our ongoing operations and capital remaining at our company are insufficient to fund future operating requirements, we may need to raise additional funds through financings or curtail our growth. We cannot be sure that we will be able to raise equity or debt financing on terms favorable to us and our stockholders in the amounts that we require, or at all. If we cannot obtain adequate capital, our business, financial condition, results of operations and prospects could be materially and adversely affected.

In addition, the terms of a capital raising transaction could require us to agree to stringent financial and operating covenants and to grant security interests on our assets to lenders or holders of our debt securities that could limit our flexibility in operating our business or our ability to pay dividends on our common stock and could make it more difficult for us to obtain capital in the future.

You will experience immediate and substantial dilution in the net tangible book value of the shares of common stock you purchase in this offering.

The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our common stock immediately after this offering. If you purchase shares of our common stock in this offering, you will suffer immediate dilution of $          per share, or $          per share if the underwriters exercise their option to purchase additional shares in full, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to the sale of common stock in this offering and the initial public offering price of $          per share. If outstanding convertible notes are converted or warrants are exercised in the future, you will experience additional dilution. See “Dilution” for further information.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause the price of our common stock to decline.

We may issue additional securities following the closing of this offering. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities, and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences, and privileges senior to those of holders of our common stock.

In addition, sales of common stock by the selling stockholders could cause the price of our common stock to decline.  Other than with respect to the Representative IPO Shares, the selling stockholders will acquire their common stock at a price that is significantly below the initial public offering price.  As a result, some or all of the selling stockholders may sell their shares in the public market for a price that is below the initial public offering price.  The selling stockholders have not entered into lock-up agreements with the underwriters.  Any such sales by the selling stockholders could have an immediate adverse effect on the price of our common stock.

Concentration of ownership of our common stock among our executive officers and directors will prevent new investors from influencing significant corporate decisions.

Based on our common stock outstanding as of May 25, 2022 and including the shares to be sold in this offering, upon the closing of this offering, our executive officers and directors will, in the aggregate, beneficially own approximately          % of our outstanding common stock (assuming no exercise of the underwriters’ option to purchase additional shares of common stock). In particular, Mr. Grdina, our President, Chief Executive Officer, and Chairman of the Board, who will beneficially own approximately          % of our outstanding common stock upon the closing of this offering (assuming no exercise of the underwriters’ option to purchase additional shares of common stock), will be able to significantly influence all matters requiring stockholder approval, including the election and removal of directors and any merger or other significant corporate transactions. The interests of Mr. Grdina may not coincide with the interests of other stockholders, and he may vote in a way with which you disagree and that may be adverse to your interests.

In addition, Mr. Grdina’s concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our common stock to decline or prevent our other stockholders from realizing a premium over the market price for their common stock. In addition, because our principal stockholders acquired their shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a longer period, they may want us to pursue strategies that deviate from the interests of other stockholders. Moreover, while Mr. Grdina has committed to devote his full time and attention to our business for a minimum of 40 hours per week, his employment agreement does not expressly require him to do so. Due to the lack of restrictions in his employment agreement and because he has other investments, he may pursue other employment or business opportunities, including acquisitions, which may be directly or indirectly competitive with our business. Investors should consider that the interests of Mr. Grdina may differ from their interests in material respects.

We are both an “emerging growth company” and a “smaller reporting company,” and our compliance with the reduced reporting and disclosure requirements applicable to “emerging growth companies” and “smaller reporting companies” may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we have elected to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include being permitted to have only two years of audited financial statements and management’s discussion and analysis of financial condition and results of operations disclosures in this prospectus; being exempt from compliance with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; being exempt from any rules that could be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; being subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and not being required to hold nonbinding advisory votes on executive compensation or on any golden parachute payments not previously approved.

We may remain an emerging growth company until as late as September 30, 2026, the fiscal year-end following the fifth anniversary of the completion of this offering, though we may cease to be an emerging growth company earlier under certain circumstances, including if (i) we have more than $1.07 billion in annual revenues in any fiscal year, (ii) we become a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates as of the end of the second quarter of that fiscal year, or (iii) we issue more than $1.0 billion of non-convertible debt securities over a three-year period. If some investors find our common stock less attractive as a result of us utilizing some or all of these exemptions or forms of relief, there may be a less active trading market for our common stock, and our stock price may decline or become more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies, which may make comparison of our financials to those of other public companies more difficult.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700.0 million and our annual revenue is less than $100.0 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250.0 million, or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. This also may cause investors to find our common stock less attractive, there may be a less active trading market for our common stock, and our stock price may decline or become more volatile.

The provision of our amended and restated articles of incorporation requiring exclusive forum in the Eighth Judicial District Court of Clark County, Nevada for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated articles of incorporation, as they will be in effect upon the completion of this offering, will require that (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty; (iii) any action arising pursuant to any provision of Nevada law regarding corporations, mergers, conversion or domestications, or our amended and restated articles of incorporation or amended and restated bylaws (as either may be amended from time to time); (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine, will have to be brought only in the Eighth Judicial District Court of Clark County, Nevada. Our amended and restated articles of incorporation will provide that the foregoing Nevada exclusive forum provisions do not apply to any action asserting claims under the Securities Act or the Exchange Act. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

The interests of stockholders may be hurt because we can issue shares to individuals or entities that support existing management with such issuances serving to enhance existing management’s ability to maintain control of our company.

Our Board of Directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other stockholders. Our ability to issue shares without stockholder approval serves to enhance existing management’s ability to maintain control of our company.

In addition, our common stock is unlikely to be followed by any financial analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of our Company and general economic and market conditions. No assurances can be provided that an orderly or liquid market will ever develop for our common stock.

For all of the foregoing reasons and others set forth herein, an investment in our securities involves a high degree of risk.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact, contained in this prospectus, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” or “should” or the negative of these terms or other comparable terminology. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our business plans and future products;

●	our expectation regarding future performance, including the ability to generate revenue;

●	our future research and development projects;

●	our intended markets;

●	our business strategy;

●	our expansion plans;

●	our ability to maintain, protect, and further develop our intellectual property;

●	the size of the lab-grown diamond market and anticipated growth thereof;

●	our competitors, market demand and acceptance for our products, and our ability to compete;

●	our anticipated marketing strategy;

●	our intended uses for the net proceeds from this offering;

●	our intention to pursue acquisition opportunities;

●	our expectation to not pay cash dividends on our common stock at any time in the foreseeable future;

●	the sufficiency of our cash and cash equivalents, together with the anticipated net proceeds from this offering, to meet our liquidity needs; and

●	our ability to stay in compliance with laws and regulations applicable to our business.

We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus. You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, results of operations, financial condition, prospects, and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions of the future, which is inherently unpredictable, and involve known and unknown risks, uncertainties, and other factors, including those described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this prospectus, which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include the following:

●	our inability to develop, commercialize, and/or sell our products;

●	our inability to efficiently manage our operations;

●	our inability to effectively implement our strategies and business plans;

●	our inability to manage future investments in our business, our anticipated capital expenditures, and the accuracy of our estimates regarding our capital requirements;

●	our inability to hire or retain sufficient qualified personnel;

●	our inability to attract and obtain additional capital;

●	increases in interest rates or our cost of borrowing;

●	our inability to achieve future sales levels or other results of operations;

●	our inability to protect our intellectual property rights and avoid disputes in connection with the use of intellectual property rights of others;

●	the impact of the COVID-19 pandemic on our business;

●	our ability to compete effectively with existing competitors and new market entrants;

●	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations; and

●	changes in GAAP or in the legal, regulatory, and legislative environments in the markets in which we operate.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock in this offering will be approximately $           million, assuming an initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters exercise in full their option to purchase additional shares in this offering, we estimate that our net proceeds will be approximately $            million after deducting the underwriting discount and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by $            million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of our common stock offered by us would increase (decrease) the net proceeds that we receive from this offering by approximately $            million, assuming the assumed initial public offering price remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

We will not receive any of the proceeds from the sale of the Noteholder Shares or the Representative Shares. However, upon any exercise of the Noteholder Warrants and the Representative Warrants, we will receive cash proceeds per share equal to the exercise price of such warrants. The Noteholder Warrants have a per share exercise price equal to 1.25 times the conversion price of the senior secured convertible promissory notes ($         per share based on an assumed initial public offering price of $         ). The Representative Note Offering Warrants have a per share exercise price equal to               . The Representative IPO Warrants have a per share exercise price equal to 120% of the initial public offering price of the common stock in this offering. If all of the           Noteholder Warrants and all of the             Representative Warrants are exercised, the aggregate gross proceeds from the warrant exercise prices would be approximately $           . We cannot predict the number of warrants that will be exercised by the Noteholders or the representative.

Of the net proceeds from this offering, we expect to use approximately:

•	$ for construction management and operating expenditures, including preparation and leasehold improvements at a 23,485 square foot manufacturing and production facility already under lease in Greenville, South Carolina near our current facility; purchase, commission, and phase into operations of a larger number of growers; purchase, commission, and installation of additional lasers used in the diamond refinement and seed cutting processes; and purchase, commission, and installation of HPHT technology and equipment for color enhancement and seed independence;

•	$ for continued research and development related to both developing new products and maintaining and seeking improvements to existing products, including hiring key personnel and purchasing equipment and material for research activities;

•	$ to upgrade sales and marketing capabilities, including public relations, advertising, software, and additional sales and marketing staff, along with the necessary personnel in administrative, finance, accounting, and legal to support our company being a public entity; and

•	the remainder for working capital and other general corporate purposes, which may include paying off all or part of our third-party promissory notes, accounts payable, and accrued liabilities in the normal course of business.

We also may use a portion of the net proceeds from this offering to acquire or make investments in businesses, products, and technologies that we believe to be complementary to our business. However, we do not have agreements or commitments for any specific acquisitions or investments at this time. We do not expect to use any of the net proceeds from this offering to pay related party promissory notes or accrued back salary and benefits to our executive officers.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as such plans and conditions evolve. Predicting the costs necessary to develop products can be difficult, and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development of the commercialization of our new and existing products, any agreements that we may enter into with third parties, and any unforeseen cash needs. As a result, we will retain broad discretion over the allocation of the net proceeds from this offering and the actual use of the net proceeds could vary substantially from the estimated uses set forth above. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities such as money market funds, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government. We cannot predict whether the proceeds will yield a favorable return.

Based on our current operations and scheduled expansion plans, we believe that our existing cash and cash equivalents, together with the anticipated net proceeds from this offering, will enable us to operate our existing manufacturing operations and administrative functions and also provide the planned funds for capital expenditures through the fiscal year ending September 30, 2023. For additional information regarding our potential capital requirements, see “Risk Factors.”

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business, and we do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, preferential rights of any preferred stock, restrictions contained in future financing instruments, and other factors our Board of Directors deems relevant.

CAPITALIZATION

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. The information below is illustrative only, and our capitalization following the closing of this offering will depend on the actual public offering price and other terms of the offering determined at the pricing of this offering.

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2022 on:

●	an actual basis; and

●	on a pro forma basis to reflect (i) the sale by us of shares of our common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus and after deducting the underwriting discount and estimated offering expenses payable by us(1); and (ii) the issuance of shares of our common stock as a result of our receiving conversion notices from the holders of all of our convertible promissory notes.

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) each of cash and cash equivalents, working capital, and total assets by $ , and decrease (increase) total stockholders’ deficit by $ , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

	As of March 31, 2022
	Actual	Pro Forma
	(unaudited)

Cash and cash equivalents	$90,246	$
Long-term debt, net of current portion
Common stock, $0.001 par value; 100,000,000 shares authorized, 19,607,125 shares issued and outstanding, actual; 100,000,000 shares authorized, [ ] shares issued and outstanding, pro forma	19,607
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—
Additional paid-in capital	27,691,522
Accumulated deficit	(35,462,087)
Total stockholders’ equity (deficit)	(7,750,958)
Total capitalization	$(7,660,712)	$

The number of shares of our common stock that will be outstanding after this offering is based on 19,607,125 shares of our common stock outstanding as of March 31, 2022 and excludes the following:

●	shares of our common stock issuable upon the conversion of principal and accrued interest under our convertible promissory notes(1);

●	shares of our common stock issuable upon the exercise of Noteholder Warrants at an exercise price of $ per share(2); and

●	shares of our common stock (or shares if the underwriters exercise their over-allotment option in full) issuable upon the exercise of the Representative Warrants.

(1)	The number of shares of our common stock issuable upon the conversion of principal and accrued interest under our convertible promissory notes depends on a number of factors, including the amount of principal and interest outstanding under the notes as of the date of conversion, the timing of the closing of this offering, and the price of our common stock in this offering. If our convertible notes were all converted into shares of our common stock as of March 31, 2022 and if the initial public offering price is equal to $ per share, the midpoint of the price range set forth on the cover page of this prospectus, the notes would be convertible into an aggregate of shares of our common stock. A $1.00 increase in the initial public offering price of $ per share would decrease by shares the number of shares of our common stock issuable upon conversion of the notes. A $1.00 decrease in the initial public offering price of $ per share would increase by shares the number of shares of our common stock issuable upon conversion of the notes. For further information, see “Description of Securities—Convertible Notes and Warrants.”

(2)	The number of shares of our common stock underlying the Noteholder Warrants depends on the number of shares of common stock received by each holder thereof upon conversion of their related promissory note, the timing of repayment of the related promissory note, and the date of the closing of this offering. If our convertible notes were all converted into shares of our common stock as of March 31, 2022 and if the anticipated initial public offering price is equal to $ per share, the midpoint of the price range set forth on the cover page of this prospectus, the Noteholder Warrants would be exercisable for shares of our common stock. A $1.00 increase in the anticipated initial public offering price of $ per share would decrease by shares the number of shares of our common stock issuable upon exercise of the Noteholder Warrants. A $1.00 decrease in the anticipated initial public offering price of $ per share would increase by shares the number of shares of our common stock issuable upon exercise of the Noteholder Warrants. For further information, see “Description of Securities—Convertible Notes and Warrants.”

DILUTION

If you purchase our shares of common stock in this offering, you will experience immediate and substantial dilution to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering. We calculate our historical net tangible book value per share by dividing our total tangible assets less our total liabilities by the number of outstanding shares of our common stock. Our net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering.

Our historical net tangible book value as of March 31, 2022 was $[●] or $[●] per share, based on 19,607,125 shares of our common stock outstanding as of March 31, 2022. After giving effect to the sale of shares of common stock by us at a public offering price of $          per share, the midpoint of the price range set forth on the cover page of this prospectus, less the underwriting discount and our estimated offering expenses, our pro forma net tangible book value (unaudited) as of March 31, 2022, would have been approximately $          , or $          per share. This represents an immediate increase in the net tangible book value of $          per share to existing stockholders and an immediate dilution of $          per share to investors in this offering.

The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share		$
Historical net tangible book value per share of March 31, 2022		[●]
Pro forma net tangible book value per share as of March 31, 2022	$
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering
Pro forma net tangible book value per share immediately after this offering
Dilution per share to new investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $          per share would increase (decrease) the pro forma net tangible book value, as adjusted to give effect to this offering, by $           per share and the dilution to new investors by $          per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. In addition, to the extent any convertible promissory notes are converted and the Noteholder Warrants and the Representative Warrants to purchase our common stock are exercised, new investors would experience further dilution. If the underwriters’ option to purchase additional shares in this offering is exercised in full, the pro forma net tangible book value, as adjusted to give effect to this offering, would be $       per share and the dilution to new investors would be $        per share.

We may also increase or decrease the number of shares we are offering. A one million share increase in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase the pro forma net tangible book value per share by $       and decrease the dilution per share to investors participating in this offering by $          , assuming the assumed initial public offering price of $        per share remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. A one million share decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the pro forma as adjusted net tangible book value per share after this offering by $        and increase the dilution per share to new investors participating in this offering by $        , assuming the assumed initial public offering price of $        per share remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

The following table summarizes, as of March 31, 2022, on a pro forma basis as described above, the total number of shares of common stock owned by existing stockholders and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing stockholders and to be paid by new investors in this offering at an assumed initial public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, calculated before the deduction of the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share
(In thousands)
Existing Stockholders			%	$		%	$
New Public Investors			%			%

Total		100%		$	100%		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) total consideration paid by new investors by $         and increase (decrease) the amount and percent of total consideration paid by new investors by         %, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. In addition, to the extent any outstanding convertible notes are converted or warrants to purchase our common stock are exercised, new investors would experience further dilution.

If the over-allotment option is exercised in full, the percentage of shares of common stock held by existing stockholders will be reduced to approximately          % of the total number of shares of common stock outstanding immediately after this offering. Sales of common stock by us if the over-allotment is exercised in full, will increase the number of shares of common stock held by new investors to          , or approximately         % of the total number of shares of common stock outstanding immediately after this offering.

The number of shares of our common stock reflected in the discussion and tables above is based on 19,607,125 shares of our common stock outstanding as of March 31, 2022 and excludes the following:

●	shares of our common stock issuable upon the conversion of principal and accrued interest under our convertible promissory notes(1);

●	shares of our common stock issuable upon the exercise of the Noteholder Warrants at an exercise price of $ per share(2); and

●	shares of our common stock (or shares if the underwriters exercise their over-allotment option in full) issuable upon the exercise of the Representative Warrants.

(1)	The number of shares of our common stock issuable upon the conversion of principal and accrued interest under our convertible promissory notes depends on a number of factors, including the amount of principal and interest outstanding under the notes as of the date of conversion, the timing of the closing of this offering, and the price of our common stock in this offering. If our convertible notes were all converted into shares of our common stock as of March 31, 2022 and if the initial public offering price is equal to $ per share, the midpoint of the price range set forth on the cover page of this prospectus, the notes would be convertible into an aggregate of shares of our common stock. A $1.00 increase in the initial public offering price of $ per share would decrease by shares the number of shares of our common stock issuable upon conversion of the notes. A $1.00 decrease in the initial public offering price of $ per share would increase by shares the number of shares of our common stock issuable upon conversion of the notes. For further information, see “Description of Securities—Convertible Notes and Warrants.”

(2)	The number of shares of our common stock underlying the Noteholder Warrants depends on the number of shares of common stock received by each holder thereof upon conversion of their related promissory note, the timing of repayment of the related promissory note, and the date of the closing of this offering. If our convertible notes were all converted into shares of our common stock as of March 31, 2022 and if the anticipated initial public offering price is equal to $ per share, the midpoint of the price range set forth on the cover page of this prospectus, the Noteholder Warrants would be exercisable for shares of our common stock. A $1.00 increase in the anticipated initial public offering price of $ per share would decrease by shares the number of shares of our common stock issuable upon exercise of the Noteholder Warrants. A $1.00 decrease in the anticipated initial public offering price of $ per share would increase by shares the number of shares of our common stock issuable upon exercise of the Noteholder Warrants. For further information, see “Description of Securities—Convertible Notes and Warrants.”

To the extent that any convertible promissory notes are converted, warrants to purchase our common stock are exercised, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all of our convertible promissory notes were converted and all of the warrants to purchase our common stock were exercised, then our existing stockholders, including the holders of these warrants, would own          % and our new investors would own          % of the total number of shares of our common stock outstanding upon the closing of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these notes and warrants, would be approximately $         million, or         %, the total consideration paid by our new investors would be $         million, or          %, the average price per share paid by our existing stockholders, including the holders of these notes and warrants, would be $         , and the average price per share paid by our new investors would be $          .

  To the extent that any of the closings pursuant to the Series A Preferred Stock Purchase Agreement occur and preferred stock is issued thereunder, there will be further dilution to investors participating in this offering. See “Description of Securities – Series A Preferred Stock” for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to our financial statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”

Overview

We are a high-tech diamond company that uses our proprietary technology to produce high-quality, single crystal diamonds and diamond materials through a CVD process, which we refer to as our Diamond Technology. Lab-grown diamonds have the exact physical, chemical, and optical properties of the best mined diamonds. Lab-grown diamonds are composed of a pure carbon lattice, just like mined diamonds, and are not considered synthetic or simulant diamonds like cubic zirconia and moissanite. Simulants are other chemical compounds that resemble diamonds but do not possess the same hardness, thermal characteristics, band gap energy, and light reflectivity as diamond, whether mined or lab-grown.

We use our Diamond Technology to produce finished diamonds that we intend to sell at wholesale and retail for jewelry and rough unfinished diamond materials that we intend to sell at wholesale and retail for industrial uses. We are in the initial phases of commercializing diamonds and diamond materials, and our primary mission is the development of a profitable and sustainable commercial production model for the manufacture and sale of diamonds and diamond materials, which are suitable for known, emerging, and anticipated industrial, technology, and consumer applications.

Since acquiring the Scio assets over two years ago, we have focused our efforts on research and development of improvements to the fundamental CVD process. Like most high-tech manufacturers, the philosophy of continuous improvement is at our core. Our development efforts have focused on commercialization of the diamonds and diamond materials we produce, improvements in our white diamond process, improvements in our diamond seed processes, automation in our machine operation, expansion of our capacity with our existing machines, and improvements in our laser cutting procedures. The guiding principle of these efforts is to provide the highest quality diamonds and diamond materials in a consistent and high-yield manner.

We currently have limited available commercial products and have to date sold minimal diamonds or diamond materials to consumers or commercial buyers. Our current operations are dedicated to the research and development of our Diamond Technology and the exploration of markets that we may exploit in the future. While we are unable to predict the timing of our entry into any market in the future, we will strive to produce on a large scale high-quality finished and raw diamond materials and to pursue related commercial opportunities.

Recent Developments and the Covid-19 Pandemic

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 have included restrictions on travel, quarantines in certain areas, work-from-home orders, and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act was enacted to, among other provisions, provide emergency assistance for individuals, families, and businesses affected by the COVID-19 pandemic.

As the COVID-19 pandemic continues, the extent of the impact to our results of operations, sales, cash flows, liquidity, and financial condition will be primarily driven by the severity and duration of the COVID-19 pandemic, the pandemic’s impact on the U.S. and global economies, and the timing, scope, and effectiveness of federal, state, and local governmental responses to the pandemic. Those primary drivers are beyond our knowledge and control and, as a result, at this time, we are unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, results of operations, sales, cash flows, and financial condition, but such impact could be material if the current circumstances continue to exist for a prolonged period of time. Although we have made our best estimates based upon current information, actual results could materially differ from our estimates and assumptions. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, we may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

Also, as a result of the COVID-19 pandemic, we have been experiencing significant delivery delays from our suppliers since April 2020. Within our capital constraints, we increased our raw material inventories to attempt to manage and mitigate this risk. However, several key suppliers have informed us of delivery delays, ranging from eight to sixteen weeks, that have impacted production in all four quarters of the fiscal year ended September 30, 2021 and are continuing to impact the first quarter of the next fiscal year and may impact the remainder of the fiscal year ending September 30, 2022.

Components of Results of Operations

Financing Activities

For the fiscal year ended September 30, 2021, we received $2,265,896 in proceeds from notes payable, $10,850 from related party advances, and $425,000 in proceeds from the issuance of common stock. As a result, we had net cash from financing activities of $2,701,746 for the fiscal year ended September 30, 2021.

For the fiscal year ended September 30, 2020, we received net cash of $346,292 from notes payable, $452,700 from related party advances, and $200,000 in proceeds from the issuance of common stock. As a result of these three activities, we had net cash of $998,992 for the fiscal year ended September 30, 2020.

For the six months ended March 31, 2022, we received $945,000 in proceeds from notes payable, $67,898 from related party advances, and $100,000 in proceeds from the issuance of common stock. As a result, we had net cash from financing activities of $1,112,898 for the six months ended March 31, 2022.

For the six months ended March 31, 2021, we received $158,350 from related party advances and $215,000 in proceeds from the issuance of common stock. As a result, we had net cash from financing activities of $373,350 for the six months ended March 31, 2021.

Revenue

During the fiscal years ended September 30, 2021 and 2020, we had no revenue.

During the six months ended March 31, 2022, we had net sales of $484,519 compared to no revenue for the six months ended March 31, 2021.

We anticipate deriving continuing future revenue from the following business lines:

●	Direct Sales of Diamonds: The sale of diamond gemstones direct to the consumer through our website and the sale of industrial grade diamonds direct to industrial manufacturing companies.

●	Wholesale of Diamonds: The sale of diamonds to wholesalers, distributors, and jewelers.

Cost of Goods Sold

Cost of revenue includes direct costs (parts, material, and labor), indirect manufacturing costs (manufacturing overhead, depreciation, plant operating lease expense, and rent), shipping, lab services, and logistics costs, and provision for estimated warranty expenses.

Costs of goods sold for the six months ended March 31, 2022 was $146,600.

Gross margin for the six months ended March 31, 2022 was $337,919 or a gross profit margin on diamond sales of 69.7% for the six months ended March 31, 2022.

Research and Development Expense

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Such costs related to product development are included in research and development expense until the point that technological feasibility is reached, which for our products is generally shortly before the products are released to production. Once technological feasibility is reached, such costs may be capitalized and amortized to cost of revenue over the estimated lives of the products. The expenses related to research and development for the year ended September 30, 2020 included in the Statement of Operations were $198,404.

The expenses related to research and development for the year ended September 30, 2021 included in the Statement of Operations were $206,000.

The expenses related to research and development for the six months ended March 31, 2022 included in the Statement of Operations were $108,000.

The expenses related to research and development for the six months ended March 31, 2021 included in the Statement of Operations were $104,200.

We expect our research and development expense to increase for the foreseeable future as we continue to invest in research and development activities to achieve our operational and commercial goals.

Operating Expense

Selling, general, and administrative expenses consist of personnel-related expenses for our corporate, executive, engineering, finance, sales, marketing, program management support, and other administrative functions, expenses for outside professional services, including legal, audit, and accounting services, as well as expenses for information technology, facilities, depreciation, amortization, travel, and sales and marketing costs. Personnel-related expenses consist of salaries, payroll taxes, benefits, and stock-based compensation.

We expect our operating expense to increase for the foreseeable future as we scale headcount and expenses with the growth of our business, build out our manufacturing facilities, refine our production processes, drive for productivity improvements, acquire new and retain existing customers, and incur additional costs as a result of being a public company.

Interest Expense

Interest expense consists of interest paid and accrued on our notes payable and the amortization of debt issue costs, and a beneficial conversion feature embedded in certain convertible notes. In addition, the notes payable included, over the periods presented, two private promissory notes as described in more detail below.

Results of Operations

	For the Years Ended September 30,
	2021	2020
Net sales	$—	$—
Total operating expenses	11,790,785	8,042,145
Loss from operations	(11,790,785)	(8,042,145)
Other expenses	—	—
Interest expense	(322,452)	(370,964)
Loss before income taxes	(12,113,237)	(8,413,109)
Provision for income taxes	—	—
Net loss	$(12,113,237)	$(8,413,109)

	For the Six Months Ended March 31,
	2022	2021
	(unaudited)

Net Sales	$484,519	$—
Cost of Goods Sold	146,600	—
Gross Margin	337,919	—

Total operating expenses	5,352,819	5,717,366
Loss from operations	(5,014,900)	(5,717,366)
Other expenses	—	—
Interest expense	(199,314)	(136,268)
Loss before income taxes	(5,214,214)	(5,853,634)
Provision for income taxes	—	—
Net loss	$(5,214,214)	$(5,853,634)

Satisfaction of our Cash Obligations for the Next 12 Months

A critical component of our operating plan is the ability to obtain additional capital through additional equity and/or debt financing. We are not currently generating sufficient revenue to meet operating needs. In the event we cannot obtain additional capital to pursue our strategic plan, however, this would materially impact our ability to continue our aggressive growth.

Since inception, we have financed cash flow requirements through debt financing and the private issuance of common stock for cash and services. If we continue to experience cash flow deficiencies, we would be required to obtain additional financing to fund operations through private common stock offerings and debt borrowings to the extent necessary to provide working capital. However, there is no assurance we would be able to obtain such financing in commercially reasonable terms, if at all.

We intend to implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and attract, retain, and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition, and results of operations.

Summary of Product Research and Development

Since acquiring the Scio assets over two years ago, we have focused our efforts on research and development of improvements to the fundamental CVD process. Our development efforts have focused on commercialization of the diamonds and diamond materials we produce, improvements in our white diamond process, improvements in our diamond seed processes, automation in our machine operation, expansion of our capacity with our existing machines, and improvements in our laser cutting procedures. In the future, our research and development projects will include further improvements in the CVD process, primarily in the area of capacity expansion per diamond growing machine. We are planning to invest in other parts of the manufacturing chain as well to develop our own diamond seeds, which are thin slices of diamond upon which our diamonds are grown; add color enhancement; and add additional laser capabilities.

Expected Purchase or Sale of Significant Equipment

We anticipate that we will purchase the necessary equipment required to ramp up our production of lab-grown diamonds and increase our capabilities during the next 12 months. Specifically, we anticipate expenditures on additional proprietary diamond growing machines to increase our overall capacity, expenditures to double the capacity of each existing and new diamond growing machine, expenditures in lasering equipment to better prepare diamonds for gemstone cutting and industrial applications, and expenditures to synthesize seeds.

Significant Changes in the Number of Employees

As of March 31, 2022, we had nine full-time employees and also employ the services of four independent consultants. We expect a significant increase in the number of full-time employees over the next 12 months. We are using and will continue to use the services of independent consultants and contractors to perform various professional services. We believe that this use of third-party service providers may enhance our ability to contain general and administrative expenses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenue, and expenses. We have identified several accounting principles that we believe are key to the understanding of our financial statements. These important accounting policies require our most difficult subjective judgements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include, but are not limited to, the following: the potential impairment of goodwill; the valuation of deferred tax assets; inventories; carrying value of inventory; useful lives and recovery of equipment and other intangible asset; debt discounts and valuations; and valuation of stock-based compensation.

Inventory

We plan to state inventories at the lower of cost and net realizable value as our production restarts and ramps up to full capacity. We will determine cost using the average cost method on all inventory generated by our manufacturing operations upon our transition from research and development in our manufacturing facilities to the full production of our products for sale. Our inventory will consist of raw materials, work in progress, and finished goods. We only produce diamonds and not other precious gemstones such as rubies or sapphires. Therefore, any time we refer to our inventory, it will consist solely of diamonds as raw materials, work in progress, and finished goods. When we use the words “stones” or “precious stones” when describing our inventory, we are also talking solely of diamonds. As of March 31, 2022, our inventory consisted of finished and nearly finished precious stones in various carat sizes, shapes, and colors. Some of these stones were originally included as part of the assets purchased by our company as part of the Scio asset purchase agreement. These stones were independently valued as part of the purchase price allocation. Additional stones added to inventory since the Scio asset purchase are a byproduct of our continuing research and development efforts as well as the beginning phase of our manufacturing process.

Research and Development

To date, we have expensed all costs associated with developing our product specifications, manufacturing procedures, and products through our cost of products sold, as this work was done by the same employees who produced the finished product. We anticipate that it may become necessary to reclassify research and development costs into our operating expenditures for reporting purposes as we begin to develop new technologies and lines of diamonds.

Revenue Recognition

We generate revenue from the sale of diamonds and diamond materials. We recognize revenue according to Accounting Standards Codification, or ASC, 606. When the customer obtains control over the promised goods or services, we will record revenue in the amount of consideration that we can expect to receive in exchange for those goods and services. We apply the following five-step model to determine revenue recognition:

●	identification of a contract with a customer;

●	identification of the performance obligations in the contact;

●	determination of the transaction price;

●	allocation of the transaction price to the separate performance allocation; and

●	recognition of revenue when performance obligations are satisfied.

We will only apply the five-step model when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, we will assess the goods or services promised within each contract, and determine those that are performance obligations, and assesses whether each promised good or service is distinct. If a contract contains a single performance obligation, the entire transaction price will be allocated to the single performance obligation. We anticipate that our contracts will contain a single performance obligation, and the entire transaction price will be allocated to the single performance obligation. We will recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, we will recognize revenue (net) when the customer obtains control of our product, which will typically occur upon shipment of the product.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to us as of September 30, 2021. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash, accounts payable, accrued expenses, amounts due to related parties, and notes payable. Fair values were assumed to approximate carrying values because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand, or for notes payable, based on borrowing rates currently available to us for loans with similar terms and maturities.

Income Taxes

We follow ASC subtopic 740-10 - Accounting for Income Taxes, or ASC 740-10, for recording the provision for income taxes. ASC 740-10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-Based Compensation

We grant stock-based compensation to key employees and directors as a means of attracting and retaining highly qualified personnel. We also grant stock in lieu of cash compensation for key consultants and service providers. We recognize expense related to stock-based payment transactions in which we receive employee or non-employee services in exchange for equity. We measure stock-based compensation based on sales of our common stock near the date of grant.

In addition to our base of employees, we also use the services of several contract personnel and other professionals on an “as needed basis.” We plan to continue to use consultants, legal and patent attorneys, engineers, and accountants, as necessary. We may also expand our staff to support the market roll-out of our products to both commercial and government related organizations. A portion of any key employee compensation likely would include direct stock grants, which would dilute the ownership interest of holders of existing shares of our common stock and our new investors.

Severance Expense

We account for severance expense in accordance with ASC 710-10-25-1, Compensation-General. The severance program provides for benefits to certain key executive employees, to be paid upon their termination, whether initiated by us or at the employee’s direction. These benefits are fully vested and have an annual escalation provision and are expensed as they are incurred.

BUSINESS

Our History

We were incorporated on September 6, 2018 in the state of Nevada for the purpose of acquiring existing technology that would efficiently and effectively produce lab-grown, environmentally friendly, ethically sourced diamonds. On January 31, 2019, we entered into an Amended Asset Purchase Agreement with Scio, which was subsequently amended February 3, 2020, pursuant to which we acquired substantially all of the assets of Scio, which assets consisted primarily of diamond growing machines, patents, and all intellectual property related thereto, for an aggregate of 1,500,000 shares of our common stock and payment to certain lenders of Scio of an aggregate of $2.1 million in cash. In addition, we agreed to pay one-half of certain other unsecured operational liabilities of Scio. The transaction was approved by a majority of the Scio stockholders voting in person or by proxy at a special meeting of stockholders held commencing on June 7, 2019 and reconvening on August 6, 2019. The transaction closed on October 17, 2019. We recorded the value of the assets purchased at $8.65 million.

In 1990, Dr. Robert Linares, a pioneer in crystal growing and CVD techniques, formed Linares Management Associations, which later became Apollo Diamond, Inc. and Apollo Diamond Gemstone Corporation, or collectively Apollo Diamond, in 2006. Apollo Diamond ceased operations because of limited funds and its failure to commercialize its CVD technology. In August 2011 and June 2012, the assets of Apollo Diamond, Inc. and Apollo Diamond Gemstone Corporation, respectively, were acquired by Krossbow Holdings Corporation, a special purpose investment company, which changed its name to Scio Diamond Technology Corporation and resumed efforts to perfect and commercialize the CVD technology. Scio spent tens of millions of dollars further developing the CVD technology, creating high quality, single-crystal, lab-grown diamonds in a variety of types and colors, including Type IIa diamonds that were finished for fine jewelry and diamond materials that were sliced and shaped for industrial applications. Scio was a public company listed on the OTC Bulletin Board but ran out of capital and ultimately failed to commercialize the CVD technology. As a result of its failure to file its periodic reports with the U.S. Securities and Exchange Commission, or the SEC, Scio’s registration was revoked by the SEC on August 9, 2019.

It is our understanding and belief that the commercialization issues experienced by Scio were related to Scio’s inability to raise sufficient capital at reasonable rates. Scio also attempted to shift its production from solely industrial diamond materials to rough diamond gemstones and did not have the time or capital to fully make that shift in its production. We have benefited from Scio’s development efforts on diamond gemstones and have a strategy to deliver finished diamond gemstones (as opposed to rough diamond gemstones) to the market, enabling us to participate in a higher margin sector with a better product. We believe that Scio did not have that option due to their capital constraints.

Since acquiring the assets of Scio, we have continued to further develop the technologies acquired from Scio, and we have begun producing diamonds for fine jewelry and diamond material for industrial uses. We have also further improved on Scio’s diamond recipes for pink and white diamond gemstones to the point where they are commercially competitive. We have added new capabilities in diamond planning and laser cutting, which allows for commercially acceptable preforms to be efficiently cut and polished into gemstones. This is a capability that Scio did not have. We plan to continue to further refine and improve our technology with respect to lab-grown diamond development, growing, and commercialization.

We are currently a developmental stage company with minimal revenue and a nominal operating history. While we are in a position to go-to-market based on our current operations, it would be on a very small scale. It will take some time to ramp up our operations as we bring all of the diamond growing machines acquired in the Scio acquisition into operation and increase our production scale through the preparation of additional factory space and the purchase, commissioning, and operation of additional diamond growing machines. Increasing our production scale, the number of diamond crystals grown per month, is our current challenge. In order for us to increase our production, we must be able to secure the necessary financing and distribution chain. If we are unable to secure adequate financing, we may not be able to fully increase our operations to scale.

Accordingly, our full scale go-to-market strategy includes the following key initiatives:

•	hire additional technicians to operate our existing factory at full capacity;

•	establish strong relationships with cutter/polishers;

•	establish key customer relationships; and

•	establish a sales and marketing department to create and implement a sales and marketing plan.

For the year ended September 30, 2021, we incurred a net loss of $12.1 million and used approximately $2.2 million of cash in operations. As of September 30, 2021, we had an accumulated deficit of $30.2 million. For the six months ended March 31, 2022, we incurred a net loss of $5.2 million and used approximately $1.3 million of cash in operations. As of March 31, 2022 we had an accumulated deficit of $35.5 million.

In addition, we have just started to commence commercial sales of our product as of March 31, 2022. These conditions raise substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of, and for the year ended, September 30, 2021, describing the existence of substantial doubt about our ability to continue as a going concern.

Business Overview

We are a high-tech diamond company that uses our proprietary technology to produce high-quality, single crystal diamonds and diamond materials through a CVD process, which we refer to as our Diamond Technology. Lab-grown diamonds have the exact physical, chemical, and optical properties of the best mined diamonds. Lab-grown diamonds are composed of a pure carbon lattice, just like mined diamonds, and are not considered synthetic or simulant diamonds like cubic zirconia and moissanite. Simulants are other chemical compounds that resemble diamonds but do not possess the same hardness, thermal characteristics, band gap energy, and light reflectivity as diamond, whether mined or lab-grown.

We use our Diamond Technology to produce finished diamonds that we intend to sell at wholesale and retail for jewelry and rough unfinished diamond materials that we intend to sell at wholesale and retail for industrial uses. We are in the initial phases of commercializing diamonds and diamond materials, and our primary mission is the development of a profitable and sustainable commercial production model for the manufacture and sale of diamonds and diamond materials, which are suitable for known, emerging, and anticipated industrial, technology, and consumer applications.

Since acquiring the Scio assets over two years ago, we have focused our efforts on research and development of improvements to the fundamental CVD process. Like most high-tech manufacturers, the philosophy of continuous improvement is at our core. Our development efforts have focused on commercialization of the diamonds and diamond materials we produce, improvements in our white diamond process, improvements in our diamond seed processes, automation in our machine operation, expansion of our capacity with our existing machines, and improvements in our laser cutting procedures. The guiding principle of these efforts is to provide the highest quality diamonds and diamond materials in a consistent and high-yield manner.

We currently have limited available commercial products and have to date sold minimal diamonds or diamond materials to consumers or commercial buyers. Our current operations are dedicated to the research and development of our Diamond Technology and the exploration of markets that we may exploit in the future. While we are unable to predict the timing of our entry into any market in the future, we will strive to produce on a large scale high-quality finished and raw diamond materials and to pursue related commercial opportunities.

Our anticipated use of a portion of our proceeds range from research and development to expansion and marketing. To date, our research and development activities have been focused primarily on diamond growth. In the future, our research and development projects will include further improvements in the CVD process, primarily in the area of capacity expansion per diamond growing machine. We are planning to invest in other parts of the manufacturing chain as well to develop our own diamond seeds, which are thin slices of diamond upon which our diamonds are grown; add color enhancement; and add additional laser capabilities. Expansion is our biggest project. We have leased an additional facility where we anticipate building as many as 300 diamond growing machines (a 25-fold increase over our current capacity with 12 diamond growing machines) in several phases. Finally, we believe that a modest amount of marketing and consumer education with a collaborative network of social media influencers will drive awareness and preference for our diamond gemstone products.

We believe our diamonds and diamond materials may be monetized though a combination of end-product sales, joint ventures, and licensing arrangements with third parties, and through continued development of intellectual property. Anticipated application opportunities for our diamond materials include diamond gemstone jewelry, ultra-hard cutting devices for precision manufacturing, thermal management for semiconductors, and medical science technology.

Our Industry and Competition

Over recent years, the lab-grown diamond market share has been growing steadily within the entire diamond market. It is estimated that the lab-grown diamond market will amount to 10% of the overall diamond market worldwide by 2030. The global lab-grown diamond market is estimated to have reached $26 billion in 2020 (per Allied Market Research), growing at a CAGR of 10% during 2021 to 2030. As of 2019, China was by far the world’s largest producer, accounting for a 56% share of lab-grown diamond production worldwide. India was the world’s second largest producer, having produced a distant 15% share of lab-grown diamonds. The United States followed closely in third place at 13%. In 2020, the worldwide lab-grown diamond production grew to around seven million carats according to the BBC. While at the same time, the production of mined diamonds fell to 111 million carats after reaching a peak of 152 million carats in 2017 according to a report by the Antwerp World Diamond Centre and Bain & Company. DeBeers, the largest diamond producer, reported a 14% decrease in production in its 2020 annual report. They attributed this major downturn to the COVID-19 pandemic but indicated that the market is beginning to recover.

Sales of lab-grown diamonds into the diamond jewelry market are currently small but aggressively growing because of awareness, acceptability, social factors, and pricing. The industrial market for lab-grown diamond materials is more developed, but it is diffused across geography and a wide variety of industrial application segments. Diamond materials are employed in manufacturing electronic goods such as flat screens, medical equipment, and the production of abrasives. The rapid growth of the construction and automotive sectors is a major factor in boosting the market. In the construction industry, lab-grown diamond materials are used for drilling, cutting, grinding, and polishing purposes. Increasing urbanization is driving the growth of the construction industry as the government is focusing on infrastructure development, such as transportation, water supply, telecommunication, and energy networks. As a result, the rising construction activities, especially in the Asia Pacific, such as ’Smart City Mission’ and ‘Housing for All,’ are likely to fuel the product demand for diamond materials.

Competitive factors that influence the market for our products include product quality, consistency of supply, and price. There are two main methods for producing lab-grown diamonds. The first method, called high pressure high temperature, or HPHT, is the first method invented for the creation of lab-grown diamonds, originating in the 1950s in the laboratories of the General Electric Company. The HPHT process employs very large physical presses, which exert enormous amounts of pressure on a small cell containing graphite material and a catalyst. Over time, that cell is heated and pressed causing diamond to nucleate and grow. HPHT is most often used in the creation of diamond bort and grit for industrial abrasives and for small stones in jewelry. There are some companies that use HPHT to grow larger single crystal diamonds and some companies that use HPHT equipment with a different method to enhance the color of mined and lab-grown diamonds.

The second method, chemical vapor deposition, or CVD, is the method on which our Diamond Technology is based. This method is very different than HPHT as it uses low pressure and heated carbon rich gases. A plasma is formed, and a cloud of ionized carbon rich gases and these ions are forced onto a small sliver of diamond, extending or growing the diamond.

While HPHT produces more of the industry’s lab-grown diamonds, the HPHT process is less common than CVD for larger single crystal diamond production because it typically produces smaller diamond batches than CVD and it is more difficult to control the yields of the processes. HPHT is commonly used for yellow diamonds often used for seeds. We believe that we will be able to compete against HPHT diamonds based on batch size cost, color quality, and clarity. We believe that we will be able to efficiently produce lab-grown diamonds possessing identical qualities and characteristics of their mined diamond counterparts.

Lab-grown diamond gemstones and diamond materials for use in industrial applications face competition from established producers and sellers of mined diamonds, including companies such as De Beers, and other current and potential future manufacturers of lab-grown diamonds. At wholesale and retail levels, lab-grown diamonds are in general less expensive than mined diamonds. In addition to being less expensive, lab-grown diamonds are considered by many to be a more environmentally friendly and a more socially ethical alternative to mined diamonds. This is due to lab-grown diamonds being made in a laboratory rather than requiring large amounts of earth to be moved, invariably damaging our ecosystem. Because lab-grown diamonds are produced in a safe environment, our diamonds are completely conflict free, and we do not encounter the “blood diamond” issues associated with mined diamonds.

Our competitors include large multi-national gemstone diamond and diamond materials companies as well as start-up and development-stage gemstone diamond companies, some of whom we may not be aware. Many of our competitors have significantly greater financial, technical, manufacturing, and marketing resources and greater access to distribution channels than we do. Many of our competitors may be able to devote substantially greater resources to promotion and systems development than we can. Barriers to developing competitive technology in our market may not be sufficient to prevent competitors from entering the industry, and current and new competitors may be able to develop competing diamonds at a relatively low cost. We believe that our success will depend heavily upon whether we can achieve significant market acceptance before our competitors are able to introduce universally accepted competitive products.

Several of our competitors offer material in different sizes and classes of diamond, including diamond films, diamond grit, diamond bort, and polycrystalline diamond. Our products, large single crystal diamonds, have fewer competitors. However, industrial diamond manufacturers may in the future attempt to develop large single crystal diamonds similar to ours.

Companies that produce lab-grown diamonds and who may compete with us in one or more markets include Element Six UK Ltd., a privately held subsidiary of De Beers Group, AOTC Group B.V. (Netherlands), Pure Grown Diamonds, Inc./IIa Technologies Pte. Ltd. (USA, Singapore, and Malaysia), WD Lab Grown Diamonds/Carnegie Institution of Washington, Sumitomo Electric Industries, Ltd., Diamond Foundry Inc., Applied Diamond, Inc., and CORNES Technologies Limited (Japan). Other companies could seek to introduce lab-grown diamonds or to develop competing processes for production of lab-grown diamonds and diamond materials. We believe that competition will increase as demand for diamond materials increases for use in industrial and technology applications and as lab-grown diamonds for gemstones continue to gain market acceptance.

Our Technology

Our Diamond Technology is based on a CVD diamond growth system, a process by which large, single-crystal diamonds are grown in a controlled laboratory environment. Diamond wafers produced through our Diamond Technology CVD process that have been tested have been shown to be exceptionally pure and possess low levels of structural defects. Advances in this technology have dramatically improved the quality and lowered the cost of high-quality diamonds.

One of our proprietary methods, which is part of our Diamond Technology, is a method of growing diamond crystals from diamond seeds in our proprietary diamond growing machines. Specifically, we place a group of seeds inside our diamond growing machines. Diamond seeds are thin slices of mined or lab-grown diamond. We then apply a vacuum to evacuate the growing chamber. Then refill the chamber with a mixture of several ultra-pure, laboratory grade gasses. At least one of those gases is rich with carbon. We stabilize the chamber at a specific pressure, and at that point we apply power to the chamber to create a plasma. That plasma is a glowing hot ball of the gas mixture and contains carbon ions, other ions, and non-ionized gases. Those carbon ions are the key to crystal growth as they become bonded through a chemical reaction to the diamond seed and add a diamond bonded carbon layer to the seed. Layer after layer of carbon is added to the seed, which grows to eventually reach the desired height. The plasma is then extinguished, gases are turned off, and the chamber is refilled with air. The process of growing the diamonds can take as long as 45 days, depending upon the size of the diamonds. We can then open the chamber and remove all of the diamond crystals, which are further cleaned and cut into gemstones or industrial shapes. Our industrial grade diamond materials are grown using a similar method to the above-described process. As industrial diamond materials are used in a wide variety of applications, including, among others, precision milling and grinding, laser light guides, optical windows, and medical scalpels, our products are grown to various color grades and sizes. These diamonds are then laser cut to match the specific shape required by each application.

Our Diamond Technology provides a materials production platform and is supported by intellectual property, including trade secrets, recipes, and 36 issued patents (28 in the United States and 8 in foreign jurisdictions).

Specifically, our Diamond Technology utilizes proprietary equipment, which we refer to as our diamond growing machines, that control many environmental and chemical parameters to grow pure diamond crystals. The diamond crystals are grown on thin slices of diamond called “seeds.” These seeds provide the blueprint for atomic connections between carbon atoms. Inside the diamond growing machines, carbon rich gases are ionized into a plasma (a very high energy state). These high energy gases will then deposit carbon atoms on top of the diamond seeds. The carbon atoms from the gas plasma bond to the seed, extending the solid diamond crystal. This process is repeated over and over, depositing several atomic layers per second. Over a period of a few weeks, the diamond crystals grow inside the machines vertically into sizes that can be subsequently cut and polished into gemstones or fashioned into industrial pieces.

Our diamonds are grown in batches inside the diamond growing machines. Our proprietary diamond growing machines can maintain a large stable plasma of carbon rich gases for long periods of time. The large size of the plasma and its management is unique to our Diamond Technology and enables the growth of large batches of diamonds.

We are seeking to commercialize our Diamond Technology and are preparing to produce diamonds in volume. We believe that our Diamond Technology can be scaled through larger capacity diamond growing platforms. Our Diamond Technology supports larger plasmas for depositing diamond on even larger batches. Through further research and development, we believe we will be able to increase production by almost 100% over the current process with modifications to our existing diamond growing machines.

Our diamond growing machines are situated in a factory with specific infrastructure that includes a distribution mechanism for high purity laboratory-grade gases, specific environmental control, precisely controlled electricity with backup, and cooling systems that allow the diamond reactions to occur at specific controlled temperatures. We believe that the factory infrastructure and the diamond growing machines will work “hand in glove” to produce diamonds at commercial volumes.

Our produced diamonds for use in jewelry are cut and polished using third-party contract resources, similar to how most companies produce gemstones. The diamonds will then be sold through various diamantaires, diamond brokers, and diamond retailers. Our produced diamond material for use in industrial applications are laser cut by our company and will be sold business-to-business.

To date, our focus has been on restarting, operating, and improving our Diamond Technology. Our testing results have demonstrated high quality diamond gemstones in the pink and white shades. We have also demonstrated the ability to replicate seeds efficiently. We have developed and demonstrated increased capability in laser diamond cutting, slicing, and sawing to provide simply sawn preforms for efficient polish and cutting by our third-party cutters and polishers. We have also developed and demonstrated the ability to grow and slice seeds for diamond gemstone and industrial diamond materials. Even with these improvements, we will still need to acquire a certain amount of mother seeds per month from third party sources. Our goal is to eliminate this dependency with the eventual acquisition of additional equipment.

Certain of our employees have deep experience in the lab-grown diamond field as well as related semiconductor related fields.

Our Future Products

We currently have limited available commercial products and have to date sold minimal diamonds or diamond materials to consumers or commercial buyers. Our current operations are dedicated to the research and development of our Diamond Technology and the exploration of markets that we may exploit in the future. While we are unable to predict the timing of our entry into any market in the future, we will strive to produce on a large scale high-quality finished diamonds and raw diamond materials and to pursue related commercial opportunities. In addition to opportunities in the diamond gemstone market and precision cutting market, we will continue to explore other opportunities for our diamond materials through applications where the unique properties of diamond may be desirable and advantageous, including alternative energy, optoelectronics, communications, biotechnology, water treatment, quantum computing, and the diamond device industries.

Diamond Gemstones

Within the gemstone industry, our single-crystal diamond can be used in jewelry products requiring the highest quality gemstones and can be consistently grown in matched color sets ranging in polished sizes from 0.05 carats to over 2 carats. Carat is the unit of measurement for the physical weight of diamonds and not its visual size. One carat is equal to 0.2 grams, or 0.007 ounces. Our diamonds may be well suited for jewelry featuring matching diamonds of various sizes, clarities, and colors, as well as diamond engagement rings and fashion jewelry. Our lab-grown diamonds are graded in the same manner as mined diamonds using the familiar 4Cs (color, clarity, cut, and carat weight). Our intention is to deliver high-quality diamonds to the jewelry market, with “excellent or ideal” cuts and high clarity in near colorless, colorless, and fancy color stones.

The consistency and other characteristics of lab-grown diamond gemstones using our Diamond Technology may provide advantages over their mined counterparts in areas that matter to jewelers, jewelry manufacturers, and consumers, with characteristics such as the following:

●	quality and brilliance of lab-grown diamonds equal to that of mined diamonds;

●	matched sizes, colors, and clarities (particularly in lab-grown diamonds ranging in sizes from 0.5 to 2 carats);

●	opportunity for color palette of diamond gemstones; and

●	environmentally friendly and socially conscious alternative to mined diamonds.

We will seek to establish and maintain market acceptance through consumer education and industry cooperation. We intend to educate retailers and consumers on the physical properties and quality of our lab-grown diamonds as compared to mined diamonds.

Diamond Materials for Commercial, Industrial, and Technological Applications

Diamond has exceptional unique qualities, such as hardness, clarity, and thermal characteristics, for use in advanced electronics and optics applications, but to date, development progress has been slow because of, among other things, mined diamond’s relative scarcity, low uniformity, and high cost. We believe that our patented technology and production approach will give us the ability to improve the quality and lower the cost of producing diamond materials, creating the opportunity for use in a wider range of applications.

The demand for computing and communications products has increased significantly. As devices become more intelligent and ubiquitous, we believe the need for connectivity at extremely high speeds, data intensive storage needs, and ever-faster computer processors are pushing the limits of conventional silicon-based devices. The physical properties of diamond provide the opportunity for significant improvement in high-speed and high-power electronic devices due to diamond’s superlative thermal, lattice mobility, and band gap energy properties. These properties can remove heat more quickly, allow electrons to flow freely with low resistance, and support high-power high-speed circuits better than traditional semiconductor materials. Diamond may enable these technologies to move past their current limitations and may be able to facilitate the development of next-generation devices in key areas such as wireless networking, optical storage, and high-speed computing.

Several of diamond’s physical properties provide the opportunity for significant advantages over other materials used in devices and systems such as high-power switches, radiation detectors, and microwave windows suitable for use in plasma fields, or other nuclear reactor high-EMI environments.

We anticipate several opportunities to monetize our Diamond Technology and production approach in various technological applications. Pursuit of these opportunities is expected to be directed, in part, in concert with strategic partners that we hope to engage in the future.

Industrial diamond materials already comprise a billion dollar per year market but largely consist of small and lower quality diamonds that have primarily been utilized in rudimentary cutting and polishing devices. These diamond materials are largely in the form of diamond grit and diamond dust. Through the introduction of higher-quality, single crystal diamond materials, we anticipate substantial growth for the industrial diamond market. Tools equipped with precise large single crystal diamond can both improve surface quality and reduce the number of manufacturing passes on precision milled hard materials like high-tech alloys.

The diamond materials historically used in the development of many non-gem applications has been impeded by cost, size, and lack of uniformity of mined diamonds. As our production commences, and as volume increases and manufacturing costs continue to decrease due to our capacity expansion, we anticipate that our diamond materials will provide a viable and potentially economically preferred alternative for many non-gemstone applications, including electronic, optical, and industrial applications.

In order to more fully explore the opportunities discussed above, we intend to acquire other companies involved in the production of high-quality diamond materials and to pursue related commercial opportunities. Currently, we intend to continue to explore opportunities in the precision cutting devices market while concurrently seeking distribution opportunities for our lab-grown diamond gemstones. However, we do not have agreements or commitments for any specific acquisitions or investments at this time.

Our Business Strategy

Our goal is to become one of the leading suppliers of high-quality lab-grown diamonds to both the diamond jewelry industry and industrial markets. We believe that we will be able to gain significant share in chosen industrial markets where our quality, consistency, and scalability will give our customers a competitive advantage. The following are our strategies to achieve our goal:

●	Create the highest quality lab-grown diamond materials. Our Diamond Technology is proprietary and unique in our industry. It enables us to precisely control all diamond growth parameters, thereby creating the ideal environment within our growing chamber to grow and deliver high-quality diamonds for gemstones and diamond materials for industry in large batches and with high yield. We believe our proprietary Diamond Technology will, in the future, allow us to consistently deliver superior goods to the industry standard at very competitive pricing.

●	Expand our production capabilities. Our diamond growing machines are the heart of our Diamond Technology. Scalability is achieved two ways: first, through increasing the number of machines; and second, through expanding the batch size within each machine. We recently leased and began building an expanded factory in close proximity to our current factory.

●	Provide high-end consistent supply to our buyers in the industry. We believe that our Diamond Technology will provide a level of production consistency both across each batch of product and in predictability of constant supply that is unsurpassed in the industry. Along with an intense focus on exceeding customer expectations, we will endeavor to become the premier supplier of high-quality lab-grown diamond materials.

●	Promote and brand lab-grown diamonds. For diamond consumers, awareness of the lab-grown category is rapidly rising with leading jewelry chains now selling lab-grown diamonds. The product category is on-trend socially and ecologically, and we believe further consumer education will drive more awareness and preference for lab-grown over mined diamonds. We anticipate working with social media influencers and utilizing our marketing abilities to create further awareness and drive demand for our diamond gemstones.

●	Strategically partner with innovators in promising new applications. The properties of diamond hardness, band gap energy, and thermal conductivity are the best of any material on Earth and immensely valuable to a number of leading-edge applications. Our lab-grown diamonds are identical optically, physically, and chemically to the best mined diamonds. Our Diamond Technology allows us to manufacture diamond materials of the specific size and composition for each specific application. As this is a manufacturing process, we will be able to deliver product repeatedly at attractive price points. The high cost and lack of atomic level consistency of mined diamonds has hampered the use of diamond in various semiconductor, quantum computing and other leading-edge applications. Our Diamond Technology should provide a path for success in those applications.

Our Competitive Strengths

We believe we are uniquely positioned to capture a share of the lab-grown diamond industry.

●	CVD Diamond Growth. Our Diamond Technology is based on a proprietary CVD diamond growth system. Large single crystal diamonds produced through this specific CVD process have been shown to be exceptionally pure and possess very low levels of structural defects. Diamonds produced by this process include highly desirable Type-IIa diamonds, which contain negligible levels of impurities and are the most precious for white diamond gemstones. Similarly, the low impurities of these diamonds make them ideally suited for industrial applications, including electronics.

●	Proprietary Diamond Technology. CVD diamond technologies offer significant advantages versus other growth technologies, and our Diamond Technology offers significant advantages over other available CVD technology. One key element in a CVD system is the plasma, a cloud of carefully controlled ionized gases. Our plasma cloud is ignited and controlled in a manner that is different than traditional microwave CVD systems and gives the advantage of a more consistent temperature and larger plasma. What this means is more consistent diamond nucleation and growth over a larger area. This translates to a larger and more consistent output.

●	Patents and Proprietary Knowledge. Our Diamond Technology provides a materials production platform and is supported by intellectual property, including trade secrets, recipes, and 36 issued patents (28 in the United States and 8 in foreign jurisdictions). In addition to our patents, we have acquired through processes and key individuals, a large body of know how in the areas of diamond crystal growth, diamond lasering, diamond annealing, gemstone production, and industrial diamond production.

●	Scalability. We believe that our Diamond Technology can be scaled through larger capacity diamond growing platforms within the growing chamber. Through further research and development, we believe we will be able to increase production by almost 100% over the current process. This results in a doubling of the batch size in each diamond growing machine.

Raw Materials

The principal raw materials used in the manufacture of our products are diamond seeds and certified high purity laboratory-grade bottled gases. Certain diamond seeds are purchased from other diamond material producers, but we maintain our primary seed inventory through our self-sustaining seed production. Seeds are re-used through multiple production runs. The gases we use are readily available from a variety of local suppliers, as they are used by a number of industrial and medical laboratories and manufacturers. These gases provide the high purity carbon, hydrogen, nitrogen, oxygen, and other gases required to deposit high quality, single crystal diamond.

Our manufacturing process is dependent upon a moderate amount of electrical power delivered on an uninterrupted basis. Our facility is designed around an isolated supply of electricity, which is backed up and uses an uninterruptable power supply to ensure continuity. Our power is delivered by a local electric utility, which is one of the largest power holding companies in the United States.

Our diamond growing machines are a proprietary design and are manufactured to our specifications. We utilize a large manufacturer of custom and semi-custom machinery that supplies equipment to many industries, including the semiconductor industry.

Potential Customers

Customers for our diamond gemstones will include diamond brokers, diamond cutters, and diamond wholesalers, both domestic and foreign. Diamond cutters take deliveries of diamonds in a rough form, known as cores or whole crystals, where they will employ a variety of industry standard techniques of laser cutting and polishing diamonds and resell the cut diamonds in both the wholesale and retail markets. These techniques are identical to the techniques that are used in the production of mined gems. Diamond brokers and wholesalers will also take delivery of our diamonds in the rough form but will also purchase diamond gems that we have cut and polished by our third-party contractors and will resell the cut diamonds in both the wholesale and retail markets. It is also our intention to “finish” gemstones for the jewelry market, meaning that we will use third-party contractors to cut our rough diamonds into gemstones to our specifications. These finished diamond gemstones will allow us to expand our customer base by selling directly to consumers, beyond the diamond middle market and supply diamond wholesalers and retailers.

Industrial diamond materials are sold in a business-to-business arrangement. Industrial customers expect diamonds to be cut in specific ways along certain diamond crystal planes that guarantee that the hardest face is presented and to often be flat polished. These customers will work directly with us on the shapes and cuts needed. Once samples are approved, production orders will follow.

If we begin to reliably manufacture diamond products and are successful in expanding our manufacturing capacity, we anticipate that we will experience increased demand for our products both domestically and internationally, given the potential demand for diamond, the variety of potential uses for these products in gemstone, high-tech applications, alternative energy technologies, and defense technologies.

Patents

We currently hold the following number of patents, which we acquired from Scio:

Jurisdiction	No. of Patents
United States	28
Foreign	8
Total	36

Our patents were filed during the period of 1999 to 2012, with the expiration of such patents occurring between 2019 and 2032. Our patents contain an aggregate of over 750 claims, including methods for forming single crystal diamond using a CVD technique, methods for forming synthetic diamond (a term which is no longer used in the industry and has been replaced with lab-grown diamond), techniques for seed removal, methods of seed removal, applications of diamond for semiconductors, forming structures in diamond, using diamond as wave guides, techniques for cutting diamonds, methods for forming boron doped Schottkey diode devices, and methods for detection of lab-grown diamonds. In addition to patents, we have also developed proprietary recipes, techniques, workflows, and other knowhow.

Our research and development staff will continue efforts to develop proprietary manufacturing processes and equipment designed to enhance our manufacturing facilities, improve yield, and reduce manufacturing costs. All of our employees have executed intellectual property and proprietary rights agreements. These agreements also include confidentiality, non-compete, and non-solicitation provisions.

Competition

Competitive factors that influence the market for our products include product quality, consistency of supply, and price. There are two main methods for producing lab-grown diamonds. The first method, called HPHT, is the first method invented for the creation of lab-grown diamonds, originating in the 1950s in the laboratories of the General Electric Company. The HPHT process employs very large physical presses, which exert enormous amounts of pressure on a small cell containing graphite material and a catalyst. Over time, that cell is heated and pressed causing diamond to nucleate and grow. HPHT is most often used in the creation of diamond bort and grit for industrial abrasives and for small stones in jewelry. There are some companies that use HPHT to grow larger single crystal diamonds and some companies that use HPHT equipment with a different method to enhance the color of mined and lab-grown diamonds.

The second method, CVD, is the method on which our Diamond Technology is based. This method is very different than HPHT as it uses low pressure and heated carbon rich gases. A plasma is formed, and a cloud of ionized carbon rich gases and these ions are forced onto a small sliver of diamond, extending or growing the diamond.

While HPHT produces more of the industry’s lab-grown diamonds, the HPHT process is less common than CVD for larger single crystal diamond production because it typically produces smaller diamond batches than CVD and it is more difficult to control the yields of the processes. HPHT is commonly used for yellow diamonds often used for seeds. We believe that we will be able to compete against HPHT diamonds based on batch size cost, color quality, and clarity. We believe that we will be able to efficiently produce lab-grown diamonds possessing identical qualities and characteristics of their mined diamond counterparts.

Lab-grown diamond gemstones and diamond materials for use in industrial applications face competition from established producers and sellers of mined diamonds, including companies such as De Beers, and other current and potential future manufacturers of lab-grown diamonds. Our competitors include large multi-national gemstone diamond and diamond materials companies as well as start-up and development-stage gemstone diamond and technology companies, some of whom we may not be aware. Many of our competitors have significantly greater financial, technical, manufacturing, and marketing resources and greater access to distribution channels than we do. Many of our competitors may be able to devote substantially greater resources to promotion and systems development than we can. Barriers to developing competitive technology in our market may not be sufficient to prevent competitors from entering the industry, and current and new competitors may be able to develop competing diamonds at a relatively low cost. We believe that our success will depend heavily upon whether we can achieve significant market acceptance before our competitors are able to introduce universally accepted competitive products.

Several of our competitors offer material in different sizes and classes of diamond, including diamond films, diamond grit, diamond bort, and polycrystalline diamond. Our products, large single crystal diamonds, have fewer competitors. However, industrial diamond manufacturers may in the future attempt to develop large single crystal diamonds similar to ours.

Companies that produce lab-grown diamonds and who may compete with us in one or more markets include Element Six UK Ltd., a privately held subsidiary of De Beers Group, AOTC Group B.V. (Netherlands), Pure Grown Diamonds, Inc./IIa Technologies Pte. Ltd. (USA, Singapore, and Malaysia), WD Lab Grown Diamonds/Carnegie Institution of Washington, Sumitomo Electric Industries, Ltd., Diamond Foundry Inc., Applied Diamond, Inc., and CORNES Technologies Limited (Japan). Other companies could seek to introduce lab-grown diamonds or to develop competing processes for production of lab-grown diamonds and diamond materials. We believe that competition will increase as demand for diamond materials increases for use in industrial and technology applications and as lab-grown diamonds for gemstones continue to gain market acceptance.

Government Regulations

Laboratory technology activities are subject to various federal, state, foreign, and local laws and regulations, which govern research, lab development, taxes, labor standards, occupational health, waste disposal, protection of the environment, hazardous substances, and several other matters. We believe that we are in compliance in all material respects with applicable technology, health, safety, and environmental statutes and the regulations promulgated by the relevant jurisdictions. Currently, there are no costs associated with our compliance with such regulations and laws. The FTC and other comparable regulatory authorities in the United States and in foreign countries may extensively and rigorously regulate our lab-grown diamond, product development activities, and manufacturing processes. In the United States, the FTC has issued guidelines for the jewelry industry, which provides guidance on the use of terms dealing with diamonds, lab-grown diamonds, gemstones, and other items. These guidelines are for the avoidance of deception and misrepresentation. We are required to:

●	describe our products consistent with the FTC guidelines in marketing and sales material;

●	satisfy content requirements applicable to our labeling, sales, and promotional materials; and

●	comply with manufacturing and reporting requirements.

In August 2018, the FTC amended its Jewelry Guides to help prevent deception in jewelry marketing. The FTC based its amendment in favor of scientific facts, rather than the mined-diamond industry lobby, giving consumers real information on which to make informed diamond purchasing decisions. This amendment means that a diamond is a diamond no matter whether it is grown in a lab or comes out of the ground.

“The Commission no longer defines a ‘diamond’ by using the term ‘natural’ because it is no longer accurate to define diamonds as ‘natural’ when it is now possible to create products that have essentially the same optical, physical, and chemical properties as mined diamonds,” the FTC ruled. This brings much needed clarity to consumers who have been confused by the convoluted language previously specified by the FTC to market lab-grown diamonds. Before it was necessary for lab-grown diamond marketers to precede the word diamond with terms like “synthetic.”

Another change to the manner in which diamonds may be sold is that now lab-grown diamonds can be called gems or gemstones. Previously banned words for lab-grown diamonds also included stone, real, genuine, and birthstone. The FTC calls their previous guidelines in this regard, “circular, inadequate guidance that relied on highly subjective judgments.”

The most significant change for marketing lab-grown diamonds is now the lab-grown diamond industry can call its products “cultured.” This has been the term the mined-diamond industry has fought hardest against, since it drew direct references from something consumers clearly understand – cultured pearls – rather than obfuscating consumers with complicated and confusing terminology.

The parallels between cultured pearls and cultured diamonds are precise. A lab-grown diamond requires a crystalized diamond seed to grow, just like a seed is manually placed in an oyster to grow a cultured pearl.

Our lab-grown diamonds must also comply with similar laws and regulations of foreign countries in which we plan to market such diamonds. In general, the extent and complexity of gemstone diamond regulation is increasing worldwide. This trend may continue, and the cost and time required to obtain marketing clearance in any given country may increase as a result. Should it prove necessary, there can be no assurances that our lab-grown diamonds will obtain any necessary foreign clearances on a timely basis, or at all.

Federal, state, local, and foreign laws and regulations are always subject to change and could have a material adverse effect on the testing, marketing, and sale of our lab-grown diamonds and, therefore, our business.

As we have seen with recent jewelry guidelines issued by the FTC, international organizations such as the International Standards Organization (ISO) and the International Diamond Council (IDC) have put forth recommendations and positions regarding the disclosure of diamond origin, whether mined or lab-grown. The industry has come to accept “lab-grown,” “laboratory grown,” “man-made,” and “cultured” as acceptable terms for diamonds and diamond materials such as our products. We are committed to describing our materials appropriately as “lab-grown,” “man-made,” or “cultured.” We are not supportive of the term “synthetic” to describe our diamonds and diamond material. We find such term to be misleading, as a synthetic is a material that is not a diamond but that is made to look like a diamond, and does not have the same physical, chemical, and optical properties as a diamond. As the lab-grown market continues to grow, the federal and international organizations may take further steps to ensure proper disclosures.

Research and Development

Our research and development activities have been limited to diamond growth. Specifically, we have focused our development efforts on improving diamond quality, quantity, growth rates, and batch sizes. We expect to invest in new technology and intellectual property development to further improve production efficiencies, further develop applications that make use of diamond properties, and develop new products in the future. Future efforts will include but will not be limited to diamond doping for semiconductors, diamond heat transfer for electronic applications, and diamond for use in quantum computing. Diamond doping is a controlled infusion of impurities in the diamond that makes the crystal lattice able to conduct electricity. There are two types of doped semiconductors – one that has net negative electrons or holes (p type) and one that has an overabundance of electrons (n type). One or both types of doped substrates are needed to make a semiconductor device.

Environmental Regulations

Our operations are subject to local, state, and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with these regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Employees

As of March 31, 2022, we had nine full-time employees, including our three named executive officers, five operations employees, and one executive assistant.

We consider our relationship with our employees to be good, and none of our employees are represented by a union in collective bargaining with us.

We may in the future use other employees, independent contractors, and consultants to assist in many aspects of our business on an “as needed” or per project basis pending adequate financial resources being available or their ability to defer payment for their services. We currently use four independent contractors where needed for specific expertise in the manufacturing and general and administrative areas. We will use independent contractors in our production operations to supplement staffing levels as needed as well as for specific tasks or areas of expertise that we may agree is in need of support. Similarly, we may use independent contractors in the general and administrative areas as we gain the experience and expertise within our permanent employee staff to meet the increased demands of being a public company. We plan to compensate these independent contractors using an hourly rate arrangement, a monthly contracted amount, our common stock as compensation or some combination of these methods.

Facilities

Our executive offices are located in Greenville, South Carolina, where we lease approximately 6,475 square feet for our executive offices and our factory under a lease that expires in August 2023. In August 2021, we entered into an additional lease in Greenville, South Carolina for 23,485 square feet to be used for additional manufacturing space, which lease expires in July 2031. We also lease approximately 3,414 square feet for office space in Scottsdale, Arizona under a lease that expires in September 2024.

Seasonality

A portion of our business can be seasonal. We anticipate that our diamond gemstone sales will be the highest between September and February because of demand relating to certain holidays, such as Christmas and Valentine’s Day. However, we do not expect that our diamond material for industrial applications will experience seasonality. As a result of anticipated seasonal and quarterly operating fluctuations, we do not believe that comparisons between different quarters within a single year will be as relevant or can be relied upon as indicators of performance for any fiscal year.

Legal Proceedings

While there is currently no outstanding litigation, from time to time we may become involved in lawsuits, claims, investigations, and proceedings, including those relating to product liability, intellectual property, commercial relationships, employment issues, and governmental matters. Litigation, regardless of the merits, can be expensive, time consuming, and divert the time and attention of management personnel, and unfavorable outcomes and prolonged litigation can harm our business. We will actively monitor the status of litigation as it arises, and, depending on the circumstances, intend to vigorously defend claims and assert all appropriate defenses to litigation against us.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
John “Jay” G. Grdina	54	President, Chief Executive Officer, and Chairman of the Board
Steven R. Staehr	60	Chief Financial Officer
Gerald A. McGuire	60	Chief Operating Officer
Thierry J. Chaunu	65	Director
George C. Chien	49	Director
Alan B. Menkes	63	Director
Paul N. Vassilakos	45	Director

John “Jay” G. Grdina is the founder of our company and has served as President, Chief Executive Officer, and Chairman of the Board since September 2018. Prior to founding our company, Mr. Grdina was a founder of AMMO, Inc. (OTCQB: POWW), a publicly traded ammunition company, where he served as Chief Marketing Officer from 2016 to 2019. From 2012 through 2015, Mr. Grdina served as a director and Chief Executive Officer of NOHO, Inc., a former publicly traded lifestyle beverage company. In 2008, Mr. Grdina helped to create and co-owns the celebrity blogs, TheDirty.com and Kikster.com. Mr. Grdina was the founder and former Chief Executive Officer of Club Jenna, Inc., which was sold to Playboy Enterprises in 2006. While at Playboy Enterprises from 2006 to 2009, Mr. Grdina was a Senior Vice President and the President of Production. We believe Mr. Grdina’s experience and extensive knowledge in a multitude of categories and the public sectors makes him well qualified to serve on our Board of Directors.

Steven R. Staehr has served as our Chief Financial Officer since September 2019. Mr. Staehr served as Chief Financial Officer for Mix 1 Life, Inc., a former publicly traded nutritional supplement company, from October 2016 to August 2018 and served as the sole officer and director from February 2017 to August 2018. Mr. Staehr served as Chief Financial Officer of NOHO, Inc., a former publicly traded beverage company, from October 2013 to May 2015. Mr. Staehr served as sole officer and director of Monarchy Resources, Inc., a former publicly traded company, from June 2013 to August 2013. From 2007 to 2014, Mr. Staehr also served as Corporate Controller of Cash Systems, Inc., a publicly traded provider of cash access products and related services to the gaming industry until its merger with a subsidiary of Global Cash Access Holdings, Inc. in August 2008. Mr. Staehr served as Chief Financial Officer of Western Capital Resources, Inc., a publicly traded company operating in the cellular retail and consumer finance industries, from November 2007 to December 2008. Mr. Staehr served as a Senior Vice President of Encore Productions, a Las Vegas-based event planning and production entertainment and convention provider, from 1998 to 2007. From 1990 to 1998, Mr. Staehr served in various chief financial officer and principal accounting officer roles with several Las Vegas gaming companies, including MGM Mirage Resorts, Boyd Gaming, and Caesars World. Mr. Staehr worked with the public accounting firm Deloitte Touche Tohmatsu Limited until 1998 after attending the University of Nevada, Las Vegas, where he received a BSBA degree. Mr. Staehr is currently a licensed Certified Public Accountant in the state of Nevada.

Gerald A. McGuire has served as our Chief Operating Officer since September 2019. From June 2014 until its acquisition by our company in September 2019, Mr. McGuire served as President and Chief Executive Officer of Scio Diamond Technology Corporation, a former publicly traded company. Mr. McGuire served as Senior Vice President and General Manager of the Low-Voltage and Mid Power Analog Business at Fairchild Semiconductor, now On Semiconductor, from 2010 to 2014. Prior to Fairchild Semiconductor, from 1987 to 2010, Mr. McGuire served in various engineering, marketing, and business roles with Analog Devices, most recently serving as Vice President/General Manager of the Digital Signal Processing business. Mr. McGuire holds a Master of Science in Electrical Engineering and a Bachelor of Arts in biology from the University of Vermont.

Thierry J. Chaunu has served as a director of our company since October 2021. In 2015, Mr. Chaunu founded BeauGeste Luxury Brands, the exclusive agent in North America for several watch and jewelry European luxury brands. In 2010, Mr. Chaunu founded Brands Consulting LLC, a luxury brands consulting company, and has served as its President since inception. From 2005 to 2010, Mr. Chaunu served as President and Chief Operating Officer of Leviev Diamonds (KLG Jewelry Inc.). Prior to Leviev, Mr. Chaunu served as President North America of Chopard USA from 1999 to 2005. Mr. Chaunu served as President North America of Christofle Silver USA from 1991 to 1999. Mr. Chaunu started his career in 1985 with Cartier as Senior Product Manager in Paris before being promoted and transferred to New York as Vice President of Marketing. Mr. Chaunu filed for bankruptcy in September 2014 in U.S. Bankruptcy Court, and the case was closed in March 2016. Mr. Chaunu is a graduate of Sciences Po’ Paris (economics) and the Institut national des langues et civilisations orientales Paris (Chinese studies) and holds a baccalaureate in sciences and mathematics. Mr. Chaunu currently serves on the board of directors of Maison Luxe, Inc. We believe Mr. Chaunu’s years of significant executive leadership experience in the jewelry industry make him well qualified to serve on our Board of Directors.

George C. Chien has served as a director of our company since October 2021. From January 2001 to September 2017, Mr. Chien served in various roles with Sony Pictures Entertainment, most recently serving as Executive Vice President. Prior to Sony, Mr. Chien served as Finance Director at The Walt Disney Company from May 1999 to January 2001. From October 1997 to November 1998, Mr. Chien served as Talent Agent Assistant at United Talent Agent. Mr. Chien also served as Senior Auditor for media and entertainment companies at Ernst & Young LLP from September 1994 to July 1997. Mr. Chien holds a Bachelor of Arts from the University of Miami. We believe Mr. Chien’s experience serving on various international joint venture boards as well as audit and compensation committees makes him well qualified to serve on our Board of Directors.

Alan B. Menkes has served as a director of our company since October 2021. Mr. Menkes currently serves as the Managing Partner of Empeiria Capital Partners, a New York based private equity firm that he co-founded in 2003. Prior to founding Empeiria, from December 1998 through February 2002, Mr. Menkes was Co-Director of Private Equity and a member of the Executive Committee of Thomas Weisel Partners. Prior to joining Thomas Weisel Partners, Mr. Menkes was a Partner of Hicks, Muse, Tate & Furst, where he was employed for almost seven years. Prior to Hicks Muse, Mr. Menkes was with The Carlyle Group from its founding in 1987 to 1992. Mr. Menkes currently serves on the board of directors of B&B Roadway Security Solutions and Ironwood Power Services LLC (transactions sponsored by Empeiria). Mr. Menkes also serves on the board of directors of PLH Group and Key Energy Services. Mr. Menkes holds a Bachelor of Arts in Economics with Highest Distinction from the University of Virginia, where he graduated Phi Beta Kappa, and a Master of Business Administration with Distinction from the Wharton School at the University of Pennsylvania. We believe Mr. Menkes’ extensive experience in private equity makes him well qualified to serve on our Board of Directors.

Paul N. Vassilakos has served as a director of our company since October 2021. Mr. Vassilakos founded, and since July 2020 has been a partner of Forever 8 Fund, LLC, a privately held consumer products inventory capital provider. In July 2007, Mr. Vassilakos founded Petrina Advisors, Inc., a privately held advisory firm formed to provide investment banking services for public and privately held companies, and has served as its President since its formation. Mr. Vassilakos previously served as a member of the Board of Directors of Long Island Iced Tea Corp., a former publicly traded company, from its inception in May 2015 until October 2017, and also served as its Chief Executive Officer from its inception until the consummation of its business combination with Cullen Agricultural Holding Corp. in May 2015. From November 2011 to February 2012, Mr. Vassilakos served as Chief Executive Officer, Chief Financial Officer, and director of Soton Holdings Group, Inc., a former publicly held company now known as Rio Bravo Oil, Inc. Mr. Vassilakos also previously served as interim President and Chief Executive Officer of Red Mountain Resources, Inc. from February 2011 to March 2011. Mr. Vassilakos also served on the Boards of Directors of Cross Border Resources, Inc. (since April 2012) and Red Mountain Resources, Inc. (since October 2011), both oil and natural gas exploration former public companies, until February 2016. Mr. Vassilakos has served as Chief Executive Officer and a director of Cullen Agricultural Holding Corp., a former publicly traded company, or CAH, since November 2013 and as CAH’s Assistant Treasurer since October 2009. CAH is a development stage agricultural company which was formed in connection with the business combination between Triplecrown Acquisition Corp. and Cullen Agricultural Technologies, Inc., or Cullen Agritech, in October 2009. Mr. Vassilakos also founded and has served as the President of Petrina Properties Ltd., a privately held real estate holding company, since December 2006. In July 2007, Mr. Vassilakos was engaged as a consultant to assist Endeavor Acquisition Corp. with its business combination with American Apparel Inc., a California based retail apparel company, which was completed in December 2007. From February 2002 to June 2007, Mr. Vassilakos served as vice president of Elmsford Furniture Corp., a privately held furniture retailer. From July 2000 to January 2002, Mr. Vassilakos was an Associate within the Greek Coverage Group of Citigroup Inc.’s UK Investment Banking Division. From July 1998 to July 2000, Mr. Vassilakos was an Analyst within the Industrial Group of Salomon Smith Barney’s New York Investment Banking Division. From February 1996 through June 1998, Mr. Vassilakos was a Registered Securities Representative at Paine Webber CSC - DJS Securities Ltd, during which time he provided securities brokerage services to private clients. Mr. Vassilakos holds a Bachelor of Science in finance from the Leonard N. Stern Undergraduate School of Business and was a licensed Registered Securities Representative (Series 7 and 63) from February 1996 to February 2002. We believe Mr. Vassilakos’ experience in corporate finance and the public markets makes him well qualified to serve on our Board of Directors.

Each of our executive officers serves at the discretion of our Board of Directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are managed under the direction of our Board of Directors, which currently consists of five members. Our amended and restated articles of incorporation and amended and restated bylaws to be in effect upon the closing of this offering provide that our directors will be elected at each annual meeting of our stockholders for a term of one year and will hold office until their successors are elected and qualified or until their death, retirement, or removal.

Director Independence

Our Board of Directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliates, including family relationships, our Board of Directors has determined that Messrs. Chaunu, Chien, Menkes, and Vassilakos are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and our affiliates and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Mr. Grdina is an employee director.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles and the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chairman of the Board and Chief Executive Officer.

Our Board of Directors currently believes that it is in the best interests of our company to have our Chief Executive Officer also serve as the Chairman of the Board. We believe that our Chairman and Chief Executive Officer provides strong, clear, and unified leadership that is critical in our relationships with our stockholders, employees, customers, suppliers, and other stakeholders. The knowledge of our Chief Executive Officer regarding our business and our day-to-day operations uniquely positions him to identify strategies and prioritize matters for review and deliberation by our Board of Directors. Additionally, we believe the combined role of Chairman and Chief Executive Officer facilitates centralized board leadership in one person, so there is no ambiguity about accountability. The Chief Executive Officer serves as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. This structure also eliminates conflict between two leaders and minimizes the possibility of two spokespersons sending difference messages.

Our Board of Directors does not believe that combining the position creates significant risks. We believe we have effective and active oversight by experienced independent directors and independent committee chairs, and our independent directors will regularly meet together in executive session at Board meetings.

Our Chairman of the Board provides guidance to our Board of Directors; facilitates an appropriate schedule for board meetings; sets the agenda for board meetings; presides over board meetings; and facilitates the quality, quantity, and timeliness of the flow of information from management that is necessary for our Board of Directors to perform its duties effectively and responsibly.

Our Chief Executive Officer is responsible for the day-to-day leadership of our company and setting our company’s strategic direction.

Committees of the Board of Directors

Our Board of Directors has the authority to appoint committees to perform certain management and administration functions. Upon the closing of this offering, our Board of Directors will have an audit committee, a compensation committee, and a nominating and corporate governance committee, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our Board of Directors. Following the closing of this offering, the charters for each of these committees will be available on our website at www.adamasone.com.

Audit Committee

The Audit Committee will consist of Messrs. Chien, Menkes, and Vassilakos. Our Board of Directors has determined that each of Messrs. Chien, Menkes, and Vassilakos, whose backgrounds are described above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Menkes will chair the Audit Committee.

The purpose of the Audit Committee will include overseeing the financial and reporting processes of our company and the audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee will be set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. Our Board of Directors also expects that the Audit Committee will select the independent registered public accountant to conduct the annual audit of the financial statements of our company; review the proposed scope of such audit; review accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and review and approve any transactions between us and our directors, officers, and its affiliates, also referred to as related-person transactions.

Compensation Committee

The Compensation Committee will consist of Messrs. Chien, Menkes, and Vassilakos. Mr. Vassilakos will chair the Compensation Committee. The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee will make all decisions with respect to executive compensation.

Nominations and Corporate Governance Committee

The Nominations and Corporate Governance Committee will consist of Messrs. Chien, Menkes, and Vassilakos. Mr. Menkes will chair the Nominations and Corporate Governance Committee. The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of corporate governance principles applicable to our company.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Executive Sessions

We expect to regularly schedule executive sessions in which independent directors meet without the presence or participation of management. We expect the chairs of various committees of our Board of Directors to serve as the presiding director of such executive sessions on a rotating basis.

Director and Officer Derivative Trading and Hedging and Pledging

Our policy on inside information and insider trading, which will become effective upon the closing of this offering, prohibits our directors and officers, and any family member residing in the same household, from engaging in derivatives trading and hedging (including prepaid forward contracts, equity swaps, collars, and exchange funds) involving our equity securities directly or indirectly held by them. Additionally, this policy prohibits our directors and officers from pledging or margining our common stock.

Stock Ownership Guidelines

In connection with the closing of this offering, it is anticipated that we will adopt stock ownership guidelines for our non-employee directors and executive officers. Our non-employee directors and executive officers are required to own shares of our common stock or share equivalents with a value equal to at least the lesser of the following:

●	Non-Employee Directors	Three times cash retainer or	shares or share equivalents

●	Chief Executive Officer	Three times base salary or	shares or share equivalents

●	Chief Financial Officer	Two times base salary or	shares or share equivalents

●	Other Executive Officers	Two times base salary or	shares or share equivalents

Each individual will have five years from the later of the date of adoption of these guidelines or the date of appointment of the individual as a director or an executive officer to achieve the required ownership levels. We believe that these guidelines promote the alignment of the long-term interests of our executive officers and members of our Board of Directors with our stockholders.

Stock ownership generally includes the shares directly owned by the individual (including any shares over which the individual has sole ownership, voting, or investment power); the number of shares owned by the individual’s minor children and spouse and by other related individuals and entities over whose shares the individual has custody, voting control, or power of disposition; shares underlying stock options that have vested or will vest within 60 days; and shares held in trust for the benefit of the individual or the individual’s immediate family members.

If an individual achieves the required ownership level on the first day of any fiscal year, the value of the individual’s stock ownership on that date will be converted into a number of shares to be maintained in the future by dividing the value of such stock ownership by the price of our common stock on the prior day, which is the last day of the preceding fiscal year.

The failure to satisfy the required ownership level may result in the ineligibility of the individual to receive stock-based compensation in the case of an executive officer or director or the inability to be a nominee for election to our Board of Directors in the case of a director.

Clawback Policy

We intend to adopt a clawback policy. In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. This policy will be administered by the Compensation Committee of our Board of Directors. Once final rules are adopted by the SEC regarding the clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we will review this policy and make any amendments necessary to comply with the new rules.

Code of Business Conduct and Ethics

Upon the closing of this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Following the closing of this offering, the code of business conduct and ethics will be available on our website at www.adamasone.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on or accessible through our website into this prospectus.

EXECUTIVE COMPENSATION

Fiscal 2021 Summary Compensation Table

The following table sets forth, for the fiscal year ended September 30, 2021, information with respect to compensation for services in all capacities to us earned by our principal executive officer and our two other most highly compensated executive officers as of the end of our last completed fiscal year. We refer to these persons as our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation (2)	Total (3)
John “Jay” G. Grdina (4) President and Chief Executive Officer	2021	$250,000	—	$2,300,000	$171,790	$2,721,790

Steven R. Staehr (4) Chief Financial Officer	2021	$181,250	—	$600,000	$46,606	$827,856

Gerald A. McGuire Chief Operating Officer	2021	$180,000	—	$800,000	—	$980,000

(1)	The amounts shown in this column represent the grant date fair value ($4.00) for shares of common stock granted to the named executive officers pursuant to their employment agreements during the covered year calculated in accordance with ASC Topic 718 excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 3 to our financial statements, included elsewhere in this prospectus.

(2)	All Other Compensation consisted of the following for fiscal 2021:

Name	Auto Allowance	Phone Allowance	Diamond Allowance (2a)	Interest Earned (2b)	Total (3)
John “Jay” G. Grdina	$18,000	$2,400	$84,000	$67,390	$171,790
Steven R. Staehr	$5,400	$1,800	$30,000	$9,406	$46,606
Gerald A. McGuire	—	—	—	—	—

(2a)	Represents the annual monthly carat allowance for each named executive officer valued at $1,000 per carat. As of September 30, 2021, neither Mr. Grdina nor Mr. Staehr had received any of the finished diamonds to which they were entitled under their respective employment agreements. These amounts have been accrued, and the diamonds will be given by us in the future.

(2b)	Represents 10% annual interest on any unpaid payroll and benefits. In October 2021, Messrs. Grdina and Staehr each waived the interest earned on any unpaid payroll and benefits to which they were entitled under their respective employment agreements.

(3)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.

(4)	As of September 30, 2021, Mr. Grdina had not been paid any of the base salary to which he was entitled under his employment agreement, and Mr. Staehr had not been paid $73,500 of the base salary to which he was entitled under his employment agreement. These amounts have been accrued and will be paid by us in the future. In October 2021, Messrs. Grdina and Staehr waived the interest earned on any unpaid payroll and benefits to which they were entitled under their respective employment agreements. See “Employment Agreements with our Named Executive Officers” below for further information.

Outstanding Equity Awards at Fiscal Year-End 2021

During the fiscal year ended September 30, 2021, our named executed officers received grants of common stock, which were fully vested upon the date of grant and not subject to any other vesting or forfeiture. As a result, there were no outstanding equity awards held by our named executive officers that remained unvested as of September 30, 2021.

Retirement Plans

We do not offer any 401(k) or defined benefit pension plans to any of our executive officers.

Employment Agreements with our Named Executive Officers

John “Jay” G. Grdina

We entered into an employment agreement with Mr. Grdina, our President, Chief Executive Officer, and Chairman of the Board, effective January 1, 2019. The employment agreement has an initial term of five years with automatic one-year renewals unless earlier terminated within the sole discretion and unanimous vote of our Board of Directors. The employment agreement provides for an annual base salary of $300,000, $250,000, $250,000, $275,000, $285,000 and $295,000 for the pay periods ended or ending on or before December 31, 2019, 2020, 2021, 2022, 2023, and 2024, respectively. To date, Mr. Grdina has not been paid any base salary under his employment agreement. Under the terms of the employment agreement, Mr. Grdina is entitled to receive shares of our common stock in the amount of 450,000 shares, 500,000 shares, 575,000 shares, 700,000 shares, 850,000 shares, and 1,200,000 shares for the pay periods ended or ending on or before December 31, 2019, 2020, 2021, 2022, 2023, and 2024 respectively. Upon receipt of written notice from Mr. Grdina, we shall issue the shares of common stock to Mr. Grdina in accordance with the schedule described above, and if Mr. Grdina does not request in writing that the shares of common stock be issued during the period in which they are earned, the unissued shares of common stock shall accrue and Mr. Grdina may request such shares of common stock to be issued at any time. Currently, all shares of common stock accrued to Mr. Grdina have been issued. The employment agreement also provides for performance bonuses of $50,000, $100,000, $200,000, $250,000, $500,000, and 2% of the net sales of our company that fiscal year, if the gross sales of our company for any fiscal year during the term of the employment agreement is greater than $1,000,000, $2,000,000, $4,000,000, $6,000,000, $10,000,000, or $20,000,000, respectively. Under the terms of the employment agreement, if any compensation due to Mr. Grdina has not been paid in accordance with the terms of the employment agreement, we shall pay to Mr. Grdina the amount that is due and payable plus any accrued interest at a rate of 10% per annum. However, Mr. Grdina subsequently agreed to waive any claim for the 10% interest to be accrued on unpaid compensation. Under the terms of the employment agreement, Mr. Grdina is also eligible to participate in our annual incentive plan, if applicable.

In the event that at least 50% of the stock or assets of our company are sold, all compensation owed to Mr. Grdina under his employment agreement shall become immediately due and payable and Mr. Grdina shall be paid a bonus equal to 200% of his base salary and issued 1,000,000 shares of our common stock.

Mr. Grdina will be reimbursed by us for all business expenses he incurs in connection with the performance of his services under the employment agreement. Mr. Grdina will also be paid an allowance for automobile expenses of $1,500 per month, $200 for a mobile phone, a housing allowance for our Greenville, South Carolina location, for his health insurance, and a fuel allowance with no requirement to report or account for such expenses. As of September 30, 2021, no amounts for housing allowance have been paid to Mr. Grdina as such accommodations have not been necessary. In the event that Mr. Grdina is required to travel for our company, we will pay costs of such travel for air transportation for him and a companion, hotel, per diem, and ground transportation.

In addition, during the term of the employment agreement, Mr. Grdina will be entitled to participate in our group term insurance, disability insurance, health and medical insurance benefits, life insurance, and retirement plans or programs. Under the terms of the employment agreement, Mr. Grdina shall be entitled to five weeks paid vacation in accordance with our policies. Mr. Grdina shall also be entitled to receive, on a monthly basis, approximately seven carats of finished stones of his choosing. In addition, in the event of Mr. Grdina’s death, within 30 days of the date of death, we are required to pay to his estate his base salary, any unpaid bonus awards, reimbursable expenses, and benefits owing to Mr. Grdina through the date of his death, together with any benefits payable under any life insurance program in which he is a participant. In the event of Mr. Grdina’s disability and subsequent termination, Mr. Grdina will be entitled to receive his base salary, any unpaid bonus awards, reimbursable expenses, and benefits owing to him through the date of termination within 30 days of our determination of his disability, together with any benefits payable under any disability insurance program in which he is a participant.

We may terminate the employment agreement at any time for cause (as defined in the employment agreement) upon written notice to Mr. Grdina, or without cause upon 30 days written notice to him. Mr. Grdina may terminate the employment agreement at any time by providing 30 days’ written notice. In the event that we terminate Mr. Grdina’s employment for cause, Mr. Grdina will be entitled to any base salary, unpaid bonus, reimbursable expenses, and benefits owing to him through the day on which he is terminated plus 90 days. In the event that Mr. Grdina is terminated without cause, or if the employment agreement is terminated by Mr. Grdina, he will be entitled to any base salary, unpaid bonus, reimbursable expenses, and benefits owing to him through the day on which he is terminated plus 90 days; total compensation accruable under the employment agreement, which will include payment of all accruable base salary, equity compensation, and performance bonuses that are payable to Mr. Grdina under the agreement as if earned in full; plus a severance payment equal to 200% of his annual base salary for the termination year and 1,000,000 shares of our common stock.

The employment agreement contains non-competition and non-solicitation provisions during the term of the employment agreement and for a period of two months thereafter. In the event that Mr. Grdina breaches such provisions, he has 60 days to cure such breach.

Steven R. Staehr

We entered into an employment agreement with Mr. Staehr, our Chief Financial Officer, on October 1, 2019. The employment agreement has an initial term of three years with automatic three-year renewals unless earlier terminated within the sole discretion and unanimous vote of our Board of Directors. The employment agreement provides for an annual base salary of $100,000, $125,000, and $200,000 for the pay periods ended or ending on or before December 31, 2019, 2020, and 2021, respectively. Thereafter, the annual base salary will increase by 9% of the prior year’s base salary. Pursuant to the employment agreement, Mr. Staehr received 250,000 shares of common stock upon execution of the agreement. In addition, under the terms of the employment agreement, Mr. Staehr is entitled to receive shares of our common stock in the amount of 150,000 shares for each of the pay periods ended or ending on or before December 31, 2019, 2020, and 2021. Thereafter, the shares of common stock will increase by 9% of the prior year’s shares of common stock. Upon receipt of written notice from Mr. Staehr, we shall issue the shares of common stock to Mr. Staehr in accordance with the schedule described above, and if Mr. Staehr does not request in writing that the shares of common stock be issued during the period in which they are earned, the unissued shares of common stock shall accrue and Mr. Staehr may request such shares of common stock to be issued at any time. Currently, all shares of common stock accrued to Mr. Staehr has been issued. Under the terms of the employment agreement, if any compensation due to Mr. Staehr has not been paid in accordance with the terms of the employment agreement, we shall pay to Mr. Staehr the amount that is due and payable plus any accrued interest at a rate of 10% per annum. However, Mr. Staehr subsequently agreed to waive any claim for the 10% interest to be accrued on unpaid compensation. Under the terms of the employment agreement, Mr. Staehr is also eligible to participate in our annual incentive plan, if applicable.

In the event that at least 50% of the stock or assets of our company are sold, all compensation owed to Mr. Staehr under his employment agreement shall become immediately due and payable and Mr. Staehr shall be paid a bonus equal to 125% of his base salary and issued 250,000 shares of our common stock.

Mr. Staehr will be reimbursed by us for all business expenses he incurs in connection with the performance of his services under the employment agreement. Mr. Staehr will also be paid an allowance for automobile expenses of $450 per month, $150 for a mobile phone, a housing allowance for our Greenville, South Carolina location, if necessary, for his health insurance, and a fuel allowance with no requirement to report or account for such expenses. As of September 30, 2021, no amounts for housing allowance have been paid to Mr. Staehr as such accommodations have not been necessary. In the event that Mr. Staehr is required to travel for our company, we will pay costs of such travel for air transportation, hotel, per diem, and ground transportation.

In addition, during the term of the employment agreement, Mr. Staehr will be entitled to participate in our group term insurance, disability insurance, health and medical insurance benefits, life insurance and retirement plans or programs. Under the terms of the employment agreement, Mr. Staehr will be entitled to two weeks paid vacation (up to five weeks with one additional week added in each year of his employment) in accordance with our policies. Mr. Staehr shall also be entitled to receive, on a monthly basis, not less than two and one-half carats of finished stones of his choosing. In addition, in the event of Mr. Staehr’s death, within 30 days of the date of death, we are required to pay to his estate his base salary, any unpaid bonus awards, reimbursable expenses, and benefits owing to Mr. Staehr through the date of his death, together with any benefits payable under any life insurance program in which he is a participant. In the event of Mr. Staehr’s disability and subsequent termination, Mr. Staehr will be entitled to receive his base salary, any unpaid bonus awards, reimbursable expenses, and benefits owing to him through the date of termination within 30 days of our determination of his disability, together with any benefits payable under any disability insurance program in which he is a participant.

We may terminate the employment agreement at any time for cause (as defined in the employment agreement) upon written notice to Mr. Staehr, or without cause upon 90 days written notice to him. Mr. Staehr may terminate the employment agreement at any time by providing 30 days’ written notice. In the event that we terminate Mr. Staehr’s employment for cause, Mr. Staehr will be entitled to any base salary, unpaid bonus, reimbursable expenses, and benefits owing to him through the day on which he is terminated plus 90 days. In the event that Mr. Staehr is terminated without cause, or if the employment agreement is terminated by Mr. Staehr, he will be entitled to any base salary, unpaid bonus, reimbursable expenses, and benefits owing to him through the day on which he is terminated through the balance of the current employment agreement remaining; total compensation accruable under the employment agreement, which will include payment of all accruable base salary, equity compensation, and performance bonuses that are payable to Mr. Staehr under the agreement as if earned in full; plus a severance payment equal to 100% of his annual base salary for the termination year and 200,000 shares of our common stock.

The employment agreement contains non-competition and non-solicitation provisions during the term of the employment agreement and for a period of two months thereafter. In the event that Mr. Staehr breaches such provisions, he has 60 days to cure such breach.

Gerald A. McGuire

We entered into an employment agreement with Mr. McGuire, our Chief Operating Officer, on September 1, 2019. The employment agreement has a term of five years. Mr. McGuire’s employment with us is at-will and terminable by Mr. McGuire or us at any time with or without cause. The employment agreement provides for an annual base salary of $180,000. Such base salary will be subject to periodic review by our Chief Executive Officer and our Compensation Committee and may be adjusted in their sole discretion; provided, the base salary will not be decreased unless such decrease is part of an across-the-board uniformly applied reduction affecting all of our employees and does not disproportionately financially impact Mr. McGuire. Under the terms of the employment agreement, in our sole and absolute discretion, Mr. McGuire may receive a performance bonus on each 12 month anniversary of his employment for years one through five in the form of 200,000 shares of our common stock, for an aggregate of 1,000,000 shares. Mr. McGuire also received a one-time bonus of 200,000 shares of our common stock upon his execution of the employment agreement. The agreement provides that the bonus shares will be treated as all other common shares and will be registered if and when other common shares are registered with the SEC.

In addition, during the term of the employment agreement, Mr. McGuire will be entitled to participate in our health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of our company. During the term of the employment agreement, Mr. McGuire shall be entitled to participate in all fringe benefits and perquisites made available to other employees of our company. In addition, Mr. McGuire will be eligible for paid time off, or PTO (as defined in the employment agreement), in accordance with our vacation and PTO policy. We will be required to reimburse Mr. McGuire for all reasonable pre-approved business and travel expenses.

Although Mr. McGuire’s employment is at-will and we may terminate his employment for any reason or no reason, we are required to provide at least 30 days’ written notice of termination. In the event that we terminate Mr. McGuire’s employment without cause (as defined in the employment agreement) or Mr. McGuire terminates his employment for good reason (as defined in the employment agreement), Mr. McGuire will be entitled to receive his accrued but unpaid base salary through the termination date, reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date, accrued but unused PTO days, and all other payments, benefits, or fringe benefits to which he is entitled as of the termination date. In addition, commencing on the first payroll date following the date that is 30 days following the termination date, we will be required to pay Mr. McGuire severance equal to his base salary and health benefits (via reimbursement of documented COBRA premium expenses) for a period of three months for the first year term of the employment agreement and for one additional month for the completion of each successive full year during the term of the employment agreement; provided that if Mr. McGuire is 40 years of age or older, the severance payments will be conditioned upon his execution, non-revocation, and delivery of a general release of claims within 21 days of the termination date. In the event that Mr. McGuire’s employment is terminated for cause, by Mr. McGuire for good reason, or due to his death or disability, Mr. McGuire will be entitled to receive his accrued but unpaid base salary through the termination date, reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date, accrued but unused PTO days, and all other payments, benefits, or fringe benefits to which he is entitled as of the termination date.

The employment agreement contains non-competition and non-solicitation provisions during the term of the employment and for a period of two years thereafter.

Limitation on Liability and Indemnification Matters

Nevada law provides that our directors and officers will not be personally liable to us, our stockholders or our creditors for monetary damages for any act or omission of a director or officer other than in circumstances where the director or officer breaches his or her fiduciary duty to us or our stockholders and such breach involves intentional misconduct, fraud or a knowing violation of law and the trier of fact determines that the presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors and officers. Our amended and restated articles of incorporation do not provide for greater liability of our officers and directors than is provided under Nevada law.

Nevada law allows a corporation to indemnify officers and directors for actions pursuant to which a director or officer either would not be liable pursuant to the limitation of liability provisions of Nevada law or where he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and, in the case of an action not by or in the right of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Our amended and restated articles of incorporation and bylaws provide indemnification for our directors and officers to the fullest extent permitted by Nevada law. We have entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Nevada law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, as permitted by Nevada law, our amended and restated articles of incorporation include provisions that eliminate the personal liability of our directors for monetary damages resulting from certain breaches of fiduciary duties as a director. The effect of these provisions is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for acts or omissions not in good faith or in a manner which he or she did not reasonably believe to be in or not opposed to the best interest of the corporation if, subject to certain exceptions, the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or knowing violations of law.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Director Compensation

We did not pay any director compensation for the fiscal years ended September 30, 2021 or 2020.

Following the closing of this offering, we intend to compensate our non-employee directors with a combination of cash and equity. Each such director will receive an annual base cash retainer of $20,000 for such service, to be paid quarterly. In addition, each such director will receive 20,000 shares of our common stock on an annual basis, to be issued 5,000 shares per quarter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions that have occurred since October 1, 2019 to which we were a party or will be a party in which:

●	the amounts involved exceeds the lesser of $120,000 or one percent of the average of our total assets at yearend for the last two completed fiscal years; and

●	any director, executive officer, holder of more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Promissory Notes

Since inception, we have borrowed funds and/or entered into promissory notes with various entities controlled by Mr. Grdina, our President, Chief Executive Officer, and Chairman of the Board, as follows:

●	At inception, we entered into an arrangement with each of Lucid Technologies, LLC, Private Co, LLC, Diamond Technologies, LLC, John Grdina, and Mix 1, LLC, each of which is an entity controlled by Mr. Grdina or personally owed, whereby we could make revolving borrowings from such entities with no interest and no specific due date. There are no written revolving promissory notes evidencing these arrangements. As of March 31, 2022, we had an aggregate amount of $541,747 outstanding, of which $433,837 was owed to Lucid Technologies, LLC, $104,410 was owed to PrivateCo, LLC, and $3,500 was owed to Mix 1, LLC.
●	On September 29, 2021, we entered into a promissory note for the benefit of Lucid Technologies, LLC, an entity controlled by Mr. Grdina, in the original principal amount of $438,450. The note has no interest and is payable on September 30, 2022. As of March 31, 2022, we had made a payment of approximately $4,613 under this note, and the entire remaining principal amount remains outstanding.
●	On September 29, 2021, we entered into a promissory note for the benefit of PrivateCo, LLC, an entity controlled by Mr. Grdina, in the original principal amount of $5,100. The note has no interest and is payable on September 30, 2022. During the six months ended March 31, 2022, we drew an additional $99,310 from Private Co, LLC and the entire principal amount remains outstanding.
●	On September 29, 2021, we entered into a promissory note for the benefit of Mix 1, LLC, an entity controlled by Mr. Grdina, in the original principal amount of $3,500. The note has no interest and is payable on September 30, 2022. As of March 31, 2022, we had made no payments under this note, and the entire principal amount remains outstanding.

Executive Officer Accrued Salaries

As of March 31, 2022, Mr. Grdina, our President and Chief Executive Officer, had not been paid $710,000 of base salary and $339,300 of benefits to which he is entitled under his employment agreement, and Mr. Staehr, our Chief Financial Officer, had not been paid $328,500 of base salary and $93,000 of benefits to which he is entitled under his employment agreement. These amounts have been accrued and will be paid by us in the future.

Indemnification of Officers and Directors

Upon the closing of this offering, our amended and restated articles of incorporation and amended and restated bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted by Nevada law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. See “Executive Compensation—Limitation on Liability and Indemnification Matters” above for more details.

Policies and Procedures for Related Party Transactions

We plan to adopt a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration, and approval by our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table presents information regarding the beneficial ownership of our common stock as of May 25, 2022 by the following:

●	each of our directors and named executive officers;

●	all of our directors and executive officers as a group; and

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including warrants that are currently exercisable or exercisable within 60 days of May 25, 2022. Shares issuable pursuant to warrants are deemed outstanding for computing the percentage of the person holding such warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the number of shares and percentage of beneficial ownership prior to this offering is based on 19,849,624 shares of common stock outstanding as of May 25, 2022. Our calculation of the number of shares and percentage of beneficial ownership after this offering is based on                 shares of common stock outstanding after the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Adamas One Corp., 17767 N. Perimeter Drive, Suite B115, Scottsdale, Arizona 85255.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Closing
Name of Beneficial Owner	Number	Percent	Number	Percent
Named Executive Officers and Directors:
John “Jay” G. Grdina(1)	10,649,458	53.7%
Steven R. Staehr	700,000	3.5%
Gerald A. McGuire	610,253	3.1%
Thierry J. Chaunu	10,000	— *
George C. Chien	10,000	— *
Alan B. Menkes	10,000	— *
Paul N. Vassilakos	10,000	— *
All directors and executive officers as a group (7 persons)	11,999,711	60.5%

5% Stockholders:
Diamond Technologies, LLC (2)	3,527,257	17.8%
Pubco, LLC(3)	2,945,000	14.8%

*	Less than 1% of the outstanding shares of common stock.

(1)	Consists of (a) 10,000 shares of common stock held directly by Mr. Grdina, (b) 3,527,257 shares of common stock held in the name of Diamond Technologies, LLC, an entity controlled by Mr. Grdina, (c) an aggregate of 1,800,000 shares held equally by three of Mr. Grdina’s children, (d) 2,945,000 shares of common stock held in the name of Pubco, LLC, an entity controlled by Mr. Grdina, (e) 927,236 shares of common stock held in the name of PrivateCo, LLC, an entity controlled by Mr. Grdina, (f) 743,072 shares of common stock held in the name of Lucid Technologies, LLC, an entity controlled by Mr. Grdina, (g) 646,893 shares of common stock held in the name of Cleanedge Technology, LLC, an entity controlled by Mr. Grdina, and (h) 50,000 shares of common stock held in the name of KeyKlub, LLC, an entity controlled by Mr. Grdina.

(2)	See footnote (1) above. The address for Diamond Technologies, LLC is 10015 E. Adele Court, Scottsdale, Arizona 85255.

(3)	See footnote (1) above. The address for Pubco, LLC is 10645 N. Tatum Blvd., Phoenix, Arizona 85028.

SELLING STOCKHOLDERS

Selling Stockholder Sales

This prospectus covers the possible resale by the selling stockholders identified in the table below of up to              shares of our common stock. The common stock offered by the selling stockholders includes the following: (A)(i) 101,166 shares of common stock held by the Noteholders; (ii)            shares of common stock issuable upon the conversion of currently outstanding senior secured convertible promissory notes held by the Noteholders at a conversion price that reflects a 35% discount from the initial public offering price; (iii)            shares of common stock issuable upon the exercise of the currently outstanding Noteholder Warrants; (B)(i)            shares of common stock issuable upon the exercise of the currently outstanding Representative Note Offering Warrants; and (ii)            shares of common stock issuable upon the exercise of the Representative IPO Warrants. The            shares of common stock offered by the Noteholders pursuant to (A)(i), (A)(ii), and (A)(iii) are collectively referred to herein as the “Noteholder Shares,” and the            shares of common stock offered by the representative pursuant to (B)(i) and (B)(ii) are collectively referred to herein as the “Representative Shares.” The Noteholders acquired the shares of common stock, senior secured convertible promissory notes, and Noteholder Warrants pursuant to a private placement of securities. The representative acquired the Representative Note Offering Warrants as compensation in connection with the private placement of securities. The representative will acquire the Representative IPO Warrants as compensation in connection with this initial public offering. See “Description of Securities—Convertible Notes and Warrants” for a more detailed description of the private placement, the senior secured convertible promissory notes, the Noteholder Warrants, and the Representative Note Offering Warrants. See “Underwriting—Underwriter Warrants” for a more detailed description of the Representative IPO Warrants.

The selling stockholders may sell some, all, or none of the Selling Stockholder Shares and the Representative Shares. We do not know whether any selling stockholder will convert the senior secured convertible promissory notes or exercise the warrants, and upon such conversion or exercise, how long such selling stockholders will hold the Noteholder Shares and the Representative Shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholders regarding the sale of any of the Noteholder Shares or the Representative Shares. Unless otherwise indicated in the footnotes to the table below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared the following table based on written representations and information furnished to us by or on behalf of the selling stockholders. Since the date on which the selling stockholders provided this information, the selling stockholders may have sold, transferred, or otherwise disposed of all or a portion of the senior secured convertible promissory notes or the warrants in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes to the table below, we believe that (i) none of the selling stockholders are broker-dealers or affiliates of broker-dealers, and (ii) no selling stockholder has direct or indirect agreements or understandings with any person to distribute their Noteholder Shares. To the extent any selling stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed, individually, but not severally, to be an “underwriter” within the meaning of the Securities Act. Information about the selling stockholders may change over time.

The following table presents information regarding the selling stockholders and the Selling Stockholder Shares or Representative Shares that each may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders and reflects their respective holdings as of May 25, 2022, unless otherwise noted in the footnotes to the table. Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including notes that are currently convertible or convertible within 60 days of May 25, 2022 and warrants that are currently exercisable or exercisable within 60 days of May 25, 2022. Shares issuable pursuant to convertible notes and warrants are deemed outstanding for computing the percentage of the person holding such convertible notes and warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the number of shares and percentage of beneficial ownership prior to this offering is based on 19,849,624 shares of common stock outstanding as of May 25, 2022. Our calculation of the number of shares and percentage of beneficial ownership after this offering is based on                  shares of common stock outstanding after the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock.

	Shares Beneficially Owned Prior to the Offering		Shares Being Offered	Shares Beneficially Owned After the Closing(1)
Name of Selling Stockholder	Number	Percent	Number	Number	Percent
Target Capital 3, LLC
Edward Borkowski
Raymond P. and Catherine Marzulli
Daniel Proscia
108 Sussex, LLC
Bruce C. Conway
Stacy L. Giunta Revocable Trust
Alexander Capital, L.P.

*	Less than 1% of the outstanding shares of common stock.

(1)	Assumes all shares offered by the selling stockholders hereby are sold and that the selling stockholders buy or sell no additional shares of common stock prior to the completion of this offering. The registration of these shares does not necessarily mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

Plan of Distribution

We are registering the Noteholder Shares issued (in the case of the shares owned by the Noteholders) and issuable (in the case of the senior secured convertible promissory notes and warrants owned by the selling stockholders) upon the conversion of the senior secured convertible promissory notes and exercise of the warrants to permit the resale of the Noteholder Shares and the Representative Shares by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Noteholder Shares and the Representative Shares. However, upon any exercise of the warrants held by the selling stockholders, we will receive cash proceeds per share equal to the exercise price of such warrants. We will pay all expenses (other than discounts, commissions, and transfer taxes, if any) relating to the registration of the Noteholder Shares and the Representative Shares in the registration statement of which this prospectus forms a part. The Selling Stockholder Shares will not be sold through Alexander Capital, L.P. in this initial public offering.

The selling stockholders may sell all or a portion of the Noteholder Shares or the Representative Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the Noteholder Shares or the Representative Shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for any underwriter discounts or commissions and any applicable transfer taxes. The Noteholder Shares or the Representative Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. However, the selling stockholders will not sell any Noteholder Shares or Representative Note Offering Shares until after the closing of this initial public offering, and the representative will not sell any Representative IPO Shares until 180 days after the commencement of the public sale of our common stock.

If the selling stockholders effect such transactions by selling Noteholder Shares or Representative Shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts or commissions from the selling stockholders or commissions from purchasers of the Noteholder Shares or Representative Shares for whom they may act as agent or to whom they may sell as principal (which discounts or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Noteholder Shares or Representative Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Noteholder Shares or the Representative Shares in the course of hedging in positions they assume. The selling stockholders may also sell Noteholder Shares or Representative Shares short and deliver Noteholder Shares and Representative Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge Noteholder Shares or Representative Shares to broker-dealers that in turn may sell or loan such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants, Noteholder Shares or Representative Shares owned by them and, if they default in the performance of their secured obligations, the pledgees, or secured parties may offer and sell the Noteholder Shares or Representative Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Noteholder Shares or Representative Shares in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the Noteholder Shares or Representative Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Noteholder Shares or Representative Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Noteholder Shares or Representative Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling stockholders and any discounts, commissions, or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Noteholder Shares and the Representative Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Noteholder Shares and the Representative Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Noteholder Shares and the Representative Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Noteholder Shares and the Representative Shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Noteholder Shares and the Representative Shares to engage in market-making activities with respect to the Noteholder Shares and the Representative Shares. All of the foregoing may affect the marketability of the Noteholder Shares and the Representative Shares and the ability of any person or entity to engage in market-making activities with respect to the Noteholder Shares and the Representative Shares.

Once sold under the registration statement of which this prospectus forms a part, the Noteholder Shares and the Representative Shares will be freely tradeable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our amended and restated articles of incorporation, our certificate of designation, and our amended and restated bylaws, each of which will be in effect prior to the completion of this offering, are summaries and are qualified by reference to the amended and restated articles of incorporation, the certificate of designation, and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our current authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, all of which preferred stock is undesignated; provided, however, that we have entered into a Series A Preferred Stock Purchase Agreement, or the Series A Purchase Agreement, pursuant to which we have agreed to file a Certificate of Designation of Series “A” Convertible Preferred Stock, or the Certificate of Designation, which will designate 4,000,000 shares of preferred stock as “Series A Convertible Preferred Stock,” par value $0.001 per share, or the Series A Preferred Stock. See “Preferred Stock” below for additional information.

Common Stock

Our amended and restated articles of incorporation authorize the issuance of 100,000,000 shares of common stock. As of May 25, 2022, we had issued and outstanding 19,849,624 shares of our common stock held by 592 stockholders. Upon the closing of this offering,                  shares of our common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares of our common stock, no conversion of our convertible promissory notes, and no exercise of warrants to purchase shares of our common stock.

The holders of our common stock:

●	have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by our Board of Directors, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, common stock with respect to the payment of dividends;

●	are entitled to share ratably in all of the assets, if any, available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

●	do not have preemptive, subscription or conversion rights, or redemption rights or access to any sinking fund; and

●	are entitled to one non-cumulative vote per share on matters submitted to stockholders for a vote at any meeting of stockholders.

Preferred Stock

Our amended and restated articles of incorporation authorize the issuance of 10,000,000 shares of preferred stock with designation, rights, and other preferences determined from time to time by our Board of Directors. No shares of preferred stock have been issued or are outstanding as of March 31, 2022.

Among other rights, our Board of Directors may determine, without further vote or action by our stockholders:

●	the number of shares and the designation of the series of preferred stock;

●	whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

●	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

●	whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

●	whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

●	the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

Other than the Series A Preferred Stock, we presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred stock may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer, or prevent a change of control of us or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Series A Preferred Stock

On March 3, 2022, we entered into the Series A Purchase Agreement with Sumeru Global Digital Technology Fund, LP, a Cayman Islands Exempted Limited Partnership, or Sumeru, whereby Sumeru agreed to purchase and we agreed to sell and issue to Sumeru at the applicable closing, a certain number of shares of Series A Preferred Stock at a purchase price of $5.00 per share, in two separate tranches. Sumeru will purchase 2,300,000 shares of our Series A Convertible Preferred Stock for $11,500,000 at the initial tranche closing, which will be on or within 60 days from the execution date of the Series A Preferred Stock Purchase Agreement or at such other time and place agreed upon by Sumeru and our company. Sumeru will purchase another 1,700,000 shares of our Series A Preferred Stock for $8,500,000 at the second tranche closing upon satisfaction of certain milestones set forth in the Series A Purchase Agreement and Sumeru’s written confirmation that all such milestones have been satisfied; provided, however, that such milestones have been achieved within two years following the initial tranche closing. Neither the initial tranche closing nor the second tranche closing described above have occurred and no preferred stock has been issued.

Upon the filing of our Certificate of Designation, 4,000,000 shares of our preferred stock will be designated as Series A Preferred Stock, and such shares will rank prior to shares of our common stock, now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution, or winding up of our company, or upon a Deemed Liquidation Event (as defined in the Certificate of Designation), whether voluntary or involuntary.

Upon the closing the initial tranche, which has not yet occurred and there is no guarantee it will ever occur, pursuant to the Certificate of Designation, the holders of our Series A Preferred Stock will, among other things:

•	be entitled to receive a dividend equal to 6% of the original issue price, if and when declared by our Board of Directors;

•	vote together with the holders of our common stock as a single class and on an as converted to common stock basis and will be entitled to cast the number of votes equal to the number of whole shares of our common stock into which the shares of our preferred stock held by such holder are convertible;

•	be entitled to elect one director of our company, while the holders of our common stock shall be entitled to elect six directors to our Board of Directors and the holders of our preferred stock, voting together as a single class on an as converted basis, shall be entitled to elect one director to our Board of Directors, representing the balance of the total number of directors on our Board of Directors; and

•	be entitled to convert their shares of Series A Preferred Stock, at their option, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of our common stock as is determined by dividing the original issue price by the conversion price in effect at the time of conversion.

Voting Agreement

In connection with the Series A Purchase Agreement, we entered into a voting agreement, or the Voting Agreement. Pursuant to the Voting Agreement, each stockholder of our company agrees that the following persons shall be elected as a director to our Board of Directors: (a) as the Series A Preferred Director, one person designated by Sumeru, for so long as Sumeru and its affiliates continue to own beneficially an aggregate of at least 10% of our common stock (including shares of our common stock issued or issuable upon conversion of our preferred stock) purchased by Sumeru under the Series A Preferred Stock Purchase Agreement at the Initial Closing (as defined in the Series A Preferred Stock Purchase Agreement); (b) as one common director, or the Founder Designee, one person designated by Mr. Grdina, for so long as Mr. Grdina remains an officer or employee of our company and continues to hold at least 122,214 shares of our common stock, which individually shall initially be Paul Vassilakos; provided, however, that if at any time Mr. Grdina shall not be entitled to appoint the Founder Designee then the Founder Designee shall be designated by the holders of a majority of our common stock, which individual shall be acceptable to Sumeru in its sole discretion; (c) as the other common director, or the CEO Director, our chief executive officer, who currently is Mr. Grdina; provided that if the CEO Director ceases to serve as our chief executive officer, each of our stockholders shall promptly vote their respective shares (i) to remove our former chief executive officer from our Board if such person has not resigned as member of our Board, and (ii) to elect the replacement of our chief executive officer as our new CEO Director; (d) two individuals who are non-affiliates and who are mutually acceptable to (i) the holders of a majority of our shares held by key holders who are then providing services to our company as officers, employees, or consultants; and (ii) the holders of a majority of our shares held by our investors.

Pursuant to the Voting Agreement, no stockholder shall be a party to any stock sale of our company unless (a) all holders of our preferred stock are allowed to participate in such transaction and (b) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in our amended and restated articles of incorporation and Certificate of Designation in effect immediately prior to such stock sale, unless the holders of at least the requisite percentage required to waive treatment of the transaction as a deemed liquidation event pursuant to our amended and restated articles of incorporation and Certificate of Designation, elect to allocate the consideration differently by written notice given to our company at least 120 days prior to the effective date of any such transaction or series of related transactions.

The voting agreement shall be effective and continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of our first underwritten public offering of our common stock (other than a registration statement relating either to the sale of securities to our employees pursuant to our stock option, stock purchase, or similar plan or an SEC Rule 145 transaction); (b) the consummation of a sale of our company and distribution of proceeds to or escrow for the benefit of our stockholders; or (c) termination of the voting agreement in accordance with the terms of such agreement.

Investors’ Rights Agreement

In connection with the Series A Purchase Agreement, we also entered into an investors’ rights agreement, or the Investors’ Rights Agreement, that governs the rights of Sumeru to cause our company to register shares of our common stock issuable to Sumeru, to receive certain information from our company, and to participate in future equity offerings by our company.

Under the Investors’ Rights Agreement, our Series A Preferred Stock, our common stock issuable upon conversion of our preferred stock, and any other of our common stock held by Sumeru will be deemed “registrable securities.” All expenses (other than selling expenses) incurred in connection with registrations, filings, or qualifications, including all registration, filing, and qualification fees, shall be paid by our company. Selling expenses relating to registrable securities registered (other than fees and disbursements of counsel to any holder, other than the selling holder counsel, which shall be borne solely by the holder engaging such counsel) shall be paid by the holders pro rata on the basis of the number of registrable securities registered on their behalf.

Our Series A Convertible Preferred Stock and the registrable securities shall not be sold, pledged, or otherwise transferred, and our company shall not recognize and shall issue stop-transfer instructions to our transfer agent with respect to any such sale, pledge, or transfer, except as specified in the Investors’ Rights Agreement. A transferring holder will cause any proposed purchaser, pledgee, or transferee of our preferred stock and registrable securities held by such holder to agree to take and hold such securities subject to the Investors’ Rights Agreement. Transferees of shares pursuant to an effective registration statement or, following our initial public offering, SEC Rule 144, in each case, shall not to be bound by the terms of the Investors’ Rights Agreement.

As long as Sumeru owns any shares of our Series A Convertible Preferred Stock, our company shall invite a representative appointed by Sumeru to attend all meetings of our Board of Directors in a nonvoting observer capacity and shall simultaneously give such representative all materials that it provides to its directors, subject to certain restrictions. Such observer rights shall terminate immediately before the consummation of this offering.

In addition, if we propose to offer or sell any new securities, we must first offer such new securities to Sumeru, which right will terminate immediately before the consummation of this offering.

Right of First Refusal and Co-Sale Agreement

In connection with the Series A Purchase Agreement, we also entered into a right of first refusal and co-sale Agreement, or the ROFR Agreement, whereby Sumeru granted our company a right of first refusal to purchase all or any portion of Transfer Stock (as defined in the ROFR Agreement) that Sumeru may propose to transfer, on the same terms offered to the prospective transferee. Any additional investor(s) are granted a secondary refusal right to purchase the Transfer Stock not purchased by our company.

If any Transfer Stock is not purchased, each respective investor may elect to exercise its Right of Co-Sale (as defined in the ROFR Agreement) and participate on a pro rata basis in the transfer. The aggregate consideration payable to the Participating Investors (as defined in the ROFR Agreement) and the selling Key Holder (as defined in the ROFR Agreement) shall be allocated based on the number of shares of our capital stock sold to the prospective transferee, provided that if a Participating Investor wants to sell our preferred stock, the price shall be adjusted based on the conversion ratio of preferred stock into common stock.

The ROFR Agreement will automatically terminate immediately prior to the consummation of this offering.

Management Rights Letter

In connection with the Series A Purchase Agreement, we entered into a management rights letter, or the Management Rights Letter, with Sumeru, setting forth certain contractual management rights of Sumeru, including that if Sumeru is not represented on our Board of Directors, (a) Sumeru shall be entitled to consult with and advise the management of our company on significant business issues described therein and (b) a representative of Sumeru shall be given copies of all notices, minutes, consents, and other material that we provide to our Board of Directors, subject to certain limitations. These rights will terminate upon the consummation of this offering.

Convertible Notes and Warrants

On May 14, 2019, we entered into a promissory note with a private lender, in the original principal amount of $100,000 and a maturity date of September 5, 2019. The note was amended on April 15, 2020, and the maturity date was extended to April 15, 2021. Accrued interest through April 15, 2020 was assessed at $46,500 and may be paid in shares of our common stock at a conversion rate of $4 per share. Subsequent thereto, the note was amended to extend the maturity indefinitely. As of March 31, 2022, $72,500 of principal was outstanding under this note.

From July 2019 to September 2019, we entered into securities purchase agreements and unsecured convertible promissory notes for the benefit of certain accredited investors in an aggregate original principal amount of $1,750,000. The notes are convertible into shares of our common stock at a 20% discount to the initial public offering price per share. As of March 31, 2022, an aggregate of $1,750,000 of principal was outstanding under these notes, with unamortized debt discount of $0.

From May 2019 to September 2019, we entered into convertible term notes for the benefit of certain accredited investors in an aggregate original principal amount of $800,000. Interest on the principal amount of the notes is payable in shares of our common stock at a conversion price, or the Interest Conversion Price, equal to the greater of (i) $4.00, (ii) the public offering price per share of common stock issued and sold by our company, or (iii) that price computed as 100% of the arithmetic average price of our common stock for the 10 consecutive trading days immediately preceding the applicable interest payment date. Beginning on the 181st day following the date of each note, the holder has the right to convert any outstanding principal and interest under the note into shares of our common stock at a conversion price, or the Conversion Price, equal to the greater of (i) $4.00, or (ii) 80% of the public offering price per share of our common stock issued and sold by our company. Upon the completion of this offering, we will have the right to require the holders to convert the notes into shares of our common stock at the Conversion Price. As of March 31, 2022, an aggregate of $731,644 of principal and interest were outstanding under these notes.

From April 2021 to December 2021, we entered into senior secured convertible promissory notes with the Noteholders for an aggregate original principal amount of $3,035,000. The outstanding principal and accrued interest on the notes are convertible, at the discretion of the holder, into shares of our common stock at a price that reflects a 35% discount from the price paid by investors in any transaction by us that occurs after the date of the notes with the principal purpose of raising equity capital in a private or public sale of our common stock in any amount. In connection with such senior secured convertible promissory notes, we issued to each noteholder a Noteholder Warrant, which is a three-year warrant to purchase shares of our common stock in an amount equal to 50% of the number of shares received by the Noteholder from the conversion of the note, which number of shares will increase to an amount equal to 75% of the number of shares received by the noteholder from the conversion of the note if either (i) we have not repaid the note in full, or (ii) we have not consummated an initial public offering of our common stock by the maturity date of each note. In addition, these Noteholders also received an aggregate of 101,166 shares of our common stock as additional incentive for their investment. As of March 31, 2022, an aggregate of $3,229,704 of principal and interest were outstanding under these notes. Alexander Capital, L.P. served as placement agent in connection with these notes and received the Representative Note Offering Warrants as part of its compensation therefor.

On December 21, 2021, we entered into a 10% secured promissory note with a private lender for $250,000 which was restated in the form of a 10% secured promissory note for $255,000 with a maturity date of July 22, 2022, with the same private lender. On March 1, 2022 we entered into a $250,000 8% senior secured convertible promissory note that is convertible upon an IPO of the Company or July 31, 2022, should no IPO have been completed by that date.

Registration Rights

Scio Registration Rights

Our amended registration rights agreement with Scio requires us, at Scio’s request, subject to certain conditions, to file registration statements with the SEC to permit the resale or distribution of 800,000 shares of our common stock on the following schedule:

●	300,000 shares within 90 days after a demand by Scio, which registration statement we refer to as the initial registration statement;

●	300,000 shares no earlier than nine months after the filing of the initial registration statement; and

●	200,000 shares no earlier than 15 months after the filing of the initial registration statement.

We are required to use our reasonable best efforts to achieve the effectiveness of such registration statements, and Scio is permitted (and obligated in certain respects) to cooperate in achieving such effectiveness. We are required to bear all expenses associated with such registrations.

The 500,000 shares to be registered after the initial registration statement for the 300,000 shares as described above are further subject to certain lock-up/leak out restrictions, which allows any such shares to be sold in the public market only according to the following schedule:

●	from the 9-month anniversary to the day before the 18-month anniversary of the filing of the initial registration statement, each holder may dispose of up to 20% in aggregate of such holder’s shares;

●	from the 18-month anniversary to the day before the second anniversary of the filing of the initial registration statement, each holder may dispose of up to 50% in aggregate of such holder’s shares, less any such shares disposed of pursuant to the preceding bullet; and

●	from and after the second anniversary of the filing of the initial registration statement, each holder may dispose of any and all shares.

Series A Preferred Stock Registration Rights

Holders of our Series A Preferred Stock will be entitled to certain registration rights. See “Series A Preferred Stock - Investors’ Rights Agreement” for additional information.

Convertible Noteholder Registration Rights

In connection with our 2021 senior secured convertible promissory notes, such Noteholders are entitled to certain “piggyback” registration rights with respect to the shares issuable upon conversion of the notes, the Noteholder Warrants, and the incentive shares issued. Such registration rights allow the holders to include all or a portion of their shares in our registration statements (including primary and secondary registrations), subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to equity securities solely for a sponsored employee benefit plan, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. These shares have been registered in the registration statement of which this prospectus is a part.

Mr. McGuire Registration Rights

In connection with his employment agreement, Mr. McGuire, our Chief Operating Officer, received a one-time bonus of 200,000 shares of our common stock upon his execution of the employment agreement. The agreement provides that the bonus shares will be treated as all other common shares and will be registered if and when other common shares are registered with the SEC.

Exclusive Forum for Disputes

Our amended and restated articles of incorporation will require that (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty; (iii) any action arising pursuant to any provision of Nevada law regarding corporations, mergers, conversion or domestications, or our amended and restated articles of incorporation or amended and restated bylaws (as either may be amended from time to time); (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated articles of incorporation or our amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine, will have to be brought only in the Eighth Judicial District Court of Clark County, Nevada, or the Nevada Court. If the Nevada Court does not have jurisdiction over any such action, then any other state district court located in the State of Nevada shall be the exclusive forum for such action, and if no state district court in the State of Nevada has jurisdiction over any such action, then a federal court located within the State of Nevada shall be the exclusive forum for such action. Our amended and restated articles of incorporation will provide that the foregoing Nevada exclusive forum provisions do not apply to any action asserting claims under the Securities Act or the Exchange Act. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Notwithstanding the foregoing, our amended and restated articles of incorporation will provide that to the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act, or the rules and regulations thereunder establishes exclusive jurisdiction with the federal courts over all suits brought to enforce any duty or liability created by the Exchange Act.

Anti-Takeover Effects of Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Our amended and restated articles of incorporation and amended and restated bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board of Directors the power to discourage acquisitions or transactions that some stockholders may favor.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

Amendment of Amended and Restated Articles of Incorporation or Bylaws. Nevada law provides generally that a resolution of the board of directors is required to propose an amendment to a corporation’s articles of incorporation and that the amendment must be approved by the affirmative vote of a majority of the voting power of all classes entitled to vote, as well as a majority of any class adversely affected. Nevada law also provides that the corporation’s bylaws, including any bylaws adopted by its stockholders, may be amended by the board of directors and that the power to adopt, amend or repeal the bylaws may be granted exclusively to the directors in the corporation’s articles of incorporation. Our amended and restated articles of incorporation provide that they may be amended by the board of directors, in the manner, and subject to approval by stockholders as, now or hereafter prescribed by statute. Our amended and restated bylaws provide that they may be amended or repealed by the affirmative vote of a majority of our board of directors or stockholders representing at least a majority of the outstanding voting power of the company, voting together as a single class.

Anti-Takeover Effects of Nevada Law

The State of Nevada, where we are incorporated, has enacted statutes that could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. We have not opted out of these statutes.

Business Combinations. The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS generally prohibit a publicly traded Nevada corporation with at least 200 stockholders of record from engaging in various “combination” transactions with any interested stockholder for a period of four years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors before such person became an interested stockholder or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% (for a combination within two years after becoming an interested stockholder) or a majority (for combinations between two and four years thereafter) of the outstanding voting power held by disinterested stockholders. Alternatively, a corporation may engage in a combination with an interested stockholder more than two years after becoming an interested stockholder if:

●	the consideration to be paid to the holders of the corporation’s stock, other than the interested stockholder, is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus interest compounded annually, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher; and

●	the interested stockholder has not become the owner of any additional voting shares since the date of becoming an interested stockholder except by certain permitted transactions.

A “combination” is generally defined to include (i) mergers or consolidations with the “interested stockholder” or an affiliate or associate of the interested stockholder, (ii) any sale, lease exchange, mortgage, pledge, transfer or other disposition of assets of the corporation, in one transaction or a series of transactions, to or with the interested stockholder or an affiliate or associate of the interested stockholder: (a) having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) representing more than 10% of the earning power or net income (determined on a consolidated basis) of the corporation, (iii) any issuance or transfer of securities to the interested stockholder or an affiliate or associate of the interested stockholder, in one transaction or a series of transactions, having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding voting shares of the corporation (other than under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution made pro rata to all stockholders of the corporation), (iv) adoption of a plan or proposal for liquidation or dissolution of the corporation with the interested stockholder or an affiliate or associate of the interested stockholder and (v) certain other transactions having the effect of increasing the proportionate share of voting securities beneficially owned by the interested stockholder or an affiliate or associate of the interested stockholder.

In general, an “interested stockholder” means any person who (i) beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of a corporation, or (ii) is an affiliate or associate of the corporation that beneficially owned, within two years prior to the date in question, 10% or more of the voting power of the then-outstanding shares of the corporation.

Control Share Acquisitions. The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations doing business, directly or through an affiliate, in Nevada, and having at least 200 stockholders of record, including at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation. The control share statute prohibits an acquirer, under certain circumstances, from voting its “control shares” of an issuing corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the issuing corporation’s disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within ten days of the acquisition to provide that the “control share” statute does not apply to the corporation or to the types of existing or future stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power of a corporation. Generally, once an acquirer crosses one of the foregoing thresholds, those shares acquired in an acquisition or offer to acquire in an acquisition and acquired within 90 days immediately preceding the date that the acquirer crosses one of the thresholds, become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. In addition, the corporation, if provided in its articles of incorporation or bylaws, may cause the redemption of all of the control shares at the average price paid for such shares if the stockholders do not accord the control shares full voting rights. If control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who did not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Dissenters’ Rights of Appraisal and Payment

Under Nevada law, with certain exceptions, as long as shares of our common stock are traded on the Nasdaq Capital Market, holders of shares of our common stock will not have dissenters’ rights to payment of an appraised fair market value for such shares in connection with a plan of merger, conversion, or exchange unless such action requires holders of a class or series of shares to accept for such shares anything other than cash, certain publicly traded shares or securities of certain investment companies redeemable at the option of the holder. To the extent that dissenters’ rights may be available under Nevada law, stockholders who properly request and perfect such rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Nevada Court.

Stockholders’ Derivative Actions

Under Nevada law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Nevada Court. See “Exclusive Forum for Disputes” above.

Limitations of Liability and Indemnification

For a discussion of liability and indemnification, see “Executive Compensation—Limitations of Liability and Indemnification Matters.”

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “JEWL.” If Nasdaq does not approve the listing of our common stock, we will not proceed with this offering. There can be no assurance that our common stock will be listed on Nasdaq.

Transfer Agent and Registrar

The transfer agent for our common stock is Sedona Equity Registrar & Transfer, 2390 East Camelback Road, Suite 130-800, Phoenix, Arizona, 85016, (602) 620-1554.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our capital stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares outstanding as of March 31, 2022, upon the closing of this offering,          shares of our common stock will be outstanding, assuming (i) no exercise of the underwriters’ option to purchase additional shares of common stock, (ii) no conversion of our convertible promissory notes, and (iii) no exercise of the Noteholder Warrants or the Representative Warrants to purchase shares of our common stock. Of the outstanding shares, all of the shares sold pursuant to this prospectus will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The remaining shares of our common stock outstanding after this offering are restricted securities as such term is defined in Rule 144 under the Securities Act or are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, described in greater detail below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the number of shares of our common stock outstanding after this offering, which will equal shares assuming no exercise of the underwriters’ option to purchase additional shares of common stock; or

●	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information, and notice provisions of Rule 144.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors, or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” and will become eligible for sale at the expiration of those agreements.

Lock-Up Agreements

We and all of our directors and executive officers have agreed to certain lock-up restrictions for a period of 180 days following the effective date of the registration statement for this offering. For further information, see “Underwriting — Lock-Up Arrangements.”

Registration Rights

We have granted registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section titled “Description of Securities—Registration Rights” for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers, or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans; and

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our USRPIs and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Subject to the terms and conditions described in an underwriting agreement between us and Alexander Capital, L.P., as representative of the underwriters and sole book-running manager of this offering, or representative, we have agreed to sell to the underwriters, and each of the underwriters have agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name in the table below:

Underwriter	Number of Shares
Alexander Capital, L.P.

Total

The Noteholder Shares will not be purchased by the underwriters and the Noteholder Shares and the Representative Shares will not otherwise be included in the underwritten offering of our common stock in this initial public offering. The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of the shares are purchased, other than shares covered by the over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including the following:

●	the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

●	the representations and warranties made by us to the underwriters are true;

●	there is no material change in our business or the financial markets;

●	receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel; and

●	we deliver customary closing documents to the underwriters.

The underwriters are offering shares of our common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority

Overallotment Option

We have granted the underwriters an option exercisable for 45 days from the date of the underwriting agreement to purchase a total of up to               additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely to cover any over-allotments, if any, made in connection with this offering. To the extent the underwriters exercise this option in whole or in part, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares approximately proportionate to that underwriter’s initial commitment amount reflected in the above table. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

Pricing

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $               per share. After the offering, the offering price, concessions, and other selling terms may be changed by the representative. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Underwriting Discount and Expenses

The following tables show the per share and total underwriting discount to be paid to the underwriters by us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	No Exercise	Full Exercise
Public offering price per share	$	$
Underwriting discounts and commissions (8.5%)
Non-accountable expense allowance (1.0%)
Proceeds, before expenses, to us	$	$

The expenses of this offering that are payable by us, excluding the underwriting discount and related fees, are estimated at approximately $               million. We have agreed to reimburse Alexander Capital, L.P. for its actual out-of-pocket expenses not to exceed $150,000, including the fees and disbursements of its counsel in connection with this offering, of which we have advanced $25,000, which will be returned to us to the extent not offset by actual expenses in accordance with FINRA Rule 5110(g)(4)(A). If this offering is not completed, we will pay the representative its accountable expenses less the amount we have advanced to it if not incurred.

In addition, in order to reimburse Alexander Capital, L.P. expenses customarily incurred by an underwriter during the underwriting process, we shall pay to Alexander Capital, L.P. a success-based non-accountable expense allowance in the amount of one percent (1.0%) of the gross proceeds of the offering, payable only at the closing of the offering.

Underwriter Warrants

In connection with this offering, we have agreed to issue to the representative the Representative IPO Warrants, which are non-redeemable warrants entitling the representative, or its designees, to purchase a number of shares of our common stock equal to eight percent (8.0%) of the total number of shares of common stock sold in this offering (including shares sold pursuant to the exercise of the overallotment option) exercisable at a price per share equal to 120% of the public offering price. The underwriter warrants will be exercisable for five years from the closing date of this offering commencing on the date that is 180 days after the commencement of the sales of the public securities and will be non-transferable for that period except to Alexander Capital officers, partners, or members of the selling group. The warrants will contain cashless exercise provisions and customary anti-dilution provisions. The Representative IPO Warrants are to be issued to the representative upon the closing of this offering, and the shares exercisable thereby have been registered in the registration statement of which this prospectus is a part. In the event that the Representative IPO Shares should, in the future, not be freely tradeable, the Representative IPO Warrants grant the representative, or its designees, demand and “piggyback” registration rights with respect to the Representative IPO Shares issuable upon exercise of the Representative IPO Warrants for the five-year period during which the underwriter warrants are exercisable. The demand registration rights will not be greater than five years from the effective date of the registration statement related to the offering in compliance with FINRA Rule 5110(G)(8)(C). The piggyback registration rights will not be greater than three years from the effective date of the registration statement related to the offering in compliance with FINRA Rule 5110(G)(8)(D).

Pursuant to FINRA Rule 5110(g)(1), the Representative IPO Warrants to be issued to the representative, and any shares of Representative IPO Shares issued upon exercise of the Representative Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of commencement of sales of the public securities in this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization of the issuer; (ii) to any FINRA member firm participating in the offering and the officers, partners, registered persons, or affiliates thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the representative or related persons does not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period; (vi) if we meet the registration requirements of Form S-3; or (vii) back to us in a transaction exempt from registration with the SEC. The Representative IPO Shares underlying the Representative IPO Warrants are registered on the registration statement of which this prospectus forms a part.

Indemnification

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

Lock-Up Arrangements

We, on our behalf and on the behalf of any successor entity, have agreed with the underwriters that, without the prior written consent of the representative, we will not, for a period of 180 days commencing on the closing date of this offering, or the Lock- Up Period, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; or (ii) complete any offering of debt securities (other than debt securities convertible into shares of our common stock); or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise. These restrictions shall not apply to (i) the shares of common stock to be sold in this offering, (ii) our issuance of shares of common stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date hereof, of which the representative has been advised in writing, (iii) the issuance by us of stock options or shares of our capital stock under any equity compensation plan of our company, or (iv) the filing of a registration statement on Form S-8 with the SEC.

Notwithstanding the foregoing, if (i) during the last 17 days of the Lock-Up Period, we issue an earnings release or material news or a material event relating to our company occurs, or (ii) prior to the expiration of the Lock-Up Period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of such material news or material event, as applicable.

Notwithstanding the restrictions set forth above, we, on behalf of ourself and any successor entity, agree that, without the prior written consent of Alexander Capital, L.P., we will not, for a period of 12 months after the date of this Agreement, directly or indirectly in any “at-the-market” or continuous equity transaction, offer to sell, sell, contract to sell, grant any option to sell, or otherwise dispose of shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock.

All of our directors and executive officers have entered into lock-up agreements with the underwriters or otherwise agreed, subject to certain exceptions, that they will not during the Lock-Up Period, directly or indirectly, (i) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow, or otherwise dispose of, each being a Transfer, any Relevant Security (as defined below) or otherwise publicly disclose the intention to do so, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations thereunder) or otherwise enter into any swap, derivative, or other transaction or arrangement that Transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by the delivery of Relevant Securities, other securities, cash, or other consideration, or otherwise publicly disclose the intention to do so. The term “Relevant Security” means any share of common stock, any warrant to purchase common stock, or any other security of our company or any other entity that is convertible into, or exercisable or exchangeable for, common stock or any other equity security of our company, in each case owned beneficially or otherwise by the executive officer or director on the closing date of this offering or acquired by the director or officer during the Lock-Up Period. The executive officers and directors will further agree that, except for the registration statement of which this prospectus is a part, during the Lock-Up Period, they will not, without the prior written consent of the representative, (a) file or participate in the filing with the SEC of any registration statement or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document, in each case with respect to any proposed offering or sale of a Relevant Security beneficially owned by the officers or directors, or (b) exercise any rights they may have to require registration with the SEC of any proposed offering or sale of a Relevant Security beneficially owned by them.

Alexander Capital, L.P., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Alexander Capital, L.P. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested, and market conditions at the time. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the Lock-Up Period.

Trading Market; Electronic Prospectus

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “JEWL.” If Nasdaq does not approve the listing of our common stock, we will not proceed with this offering. There can be no assurance that our common stock will be listed on Nasdaq.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

A prospectus in electronic format may be made available by electronic mail or on the Internet or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than any prospectus made available in electronic format in this manner, the information on any web site containing the prospectus is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

Market Making Activities

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in our common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for our common stock, that you will be able to sell any of the common stock held by you at a particular time, or that the prices that you receive when you sell will be favorable.

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions, or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Certain Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their respective customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Determination of Offering Price

Before this offering, there has been no public market for our common stock. Accordingly, the public offering price will be negotiated between us and the representative. Among the factors to be considered in these negotiations are:

●	the information set forth in this prospectus and otherwise available to the underwriters

●	the prospects for our Company and the industry in which we operate;

●	an assessment of our management;

●	our past and present financial and operating performance;

●	our prospects for future earnings;

●	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

●	the prevailing conditions of United States securities markets at the time of this offering; and

●	other factors deemed relevant.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Greenberg Traurig, LLP. Certain legal matters will be passed upon for the underwriters by Carmel, Milazzo & Feil LLP.

EXPERTS

Semple, Marchal & Cooper, LLP, independent registered public accounting firm, has audited our financial statements for the fiscal years ended September 30, 2021 and September 30, 2020, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not include all of the information contained in the registration statement or the exhibits and schedules filed therewith. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements, or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement, or other document. Each of these statements is qualified in all respects by this reference.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and we will file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You will be able to read these SEC filings and reports, including the registration statement, over the Internet at the SEC’s website at www.sec.gov or on our website at www.adamasone.com. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549 on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us at Adamas One Corp., 17767 N. Perimeter Drive, Suite B115, Scottsdale, Arizona 85255.

ADAMAS ONE CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

Adamas One Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Adamas One Corp. (the “Company”) as of September 30, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a negative cash flow from operations, and has not commenced sales. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

We have served as the Company’s auditor since 2021.

Phoenix, Arizona

April 13, 2022

ADAMAS ONE CORP.

BALANCE SHEET

As of September 30, 2021 and 2020

	2021	2020
ASSETS
Current Assets:
Cash	$261,819	$224
Inventory	85,000	45,767
Other current assets	11,306	-
Total current assets	358,125	45,991

Property and Equipment, net	958,206	1,041,967
Other Assets:
Goodwill	5,413,000	5,413,000
Other intangible assets, net	570,000	1,421,167
Other	12,800	-
Total other assets	5,995,800	6,834,167

TOTAL ASSETS	$7,312,131	$7,922,125

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accrued liabilities	$30,648	$260,991
Accrued interest	272,082	214,522
Payroll and related	1,657,020	1,119,737
Due to related party - notes payable	447,050	436,200
Working capital deficit - asset purchase	457,912	457,909
Notes payable and convertible term notes, net	5,080,664	2,814,772
Severance obligation	5,725,000	5,600,000
Total current liabilities	13,670,376	10,904,131

Total liabilities	13,670,376	10,904,131

Stockholders’ Equity (Deficit)

Common stock, $0.001 par value, 100,000,000 shares authorized 18,651,750 and 16,470,000 shares issued and outstanding at September 30, 2021 and 2020, respectively	18,652	16,470
Additional paid-in capital	23,870,976	15,136,160
Accumulated deficit	(30,247,873)	(18,134,636)
Total stockholders’ equity (deficit)	(6,358,245)	(2,982,006)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$7,312,131	$7,922,125

The accompanying notes are an integral part of these financial statements.

ADAMAS ONE CORP.

STATEMENTS OF OPERATIONS

For the Years Ended September 30, 2021 and 2020

	2021	2020
Net Sales
Diamond sales	$-	$-
	-	-
Cost of goods sold	-	-
Gross margin	-	-

Operating Expenses

Selling, general and administrative	4,997,820	862,284
Employee salaries and related expenses	5,603,798	4,944,861
Severance expense	25,000	1,000,000
Depreciation and amortization expense	1,164,167	1,235,000

Total operating expenses	11,790,785	8,042,145

Loss from Operations	(11,790,785)	(8,042,145)

Other Expenses:
Interest expense	(322,452)	(370,964)

Total Other Expenses	(322,452)	(370,964)

Loss before income taxes	(12,113,237)	(8,413,109)

Provision for income taxes	-	-

Net Loss	$(12,113,237)	$(8,413,109)

Loss Per Share
Basic and fully diluted
Weighted average number of shares outstanding	17,187,460	16,054,488
Loss per share-basic and diluted	$(0.70)	$(0.52)

The accompanying notes are an integral part of these financial statements.

ADAMAS ONE CORP.

STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended September 30, 2021 and 2020

	Common Stock		Additional Paid-In	Accumulated
	Shares	Par Value	Capital	(Deficit)	Total
Balance at September 30, 2019	15,327,500	$15,327	$10,577,303	$(9,721,527)	$871,103

Common stock issued for cash -March 20th	37,500	38	149,962	—	150,000
Common stock issued for cash -May 15th	15,000	15	49,985	—	50,000
Common stock issued for interest	10,000	10	39,990	—	40,000
Common stock issued for rent	80,000	80	319,920	—	320,000
Common stock issued to employees	1,000,000	1,000	3,999,000	—	4,000,000

Net loss				(8,413,109)	(8,413,109)
Balance at September 30, 2020	16,470,000	$16,470	$15,136,160	$(18,134,636)	$(2,982,006)

Common stock issued for cash at $3.33	15,000	15	49,985	—	50,000
Common stock issued for cash at $4.00	68,750	69	274,931	—	275,000
Common stock issued for cash at $5.00	20,000	20	99,980	—	100,000
Common stock issued for consulting	843,000	843	3,371,157	—	3,372,000
Common stock issued for interest	3,500	4	13,994	—	13,998
Common stock issued to employees	1,145,000	1,145	4,578,855	—	4,580,000
Common stock issued for incentive to lenders	86,500	86	345,914	—	346,000

Net loss	—	—	—	(12,113,237)	(12,113,237)
Balance at September 30, 2021	18,651,750	$18,652	$23,870,976	$(30,247,873)	$(6,358,245)

The accompanying notes are an integral part of these financial statements.

ADAMAS ONE CORP.

STATEMENTS OF CASH FLOWS

For the Years Ended September 30, 2021 and 2020

	2021	2020
OPERATING ACTIVITIES
Net loss	$(12,113,237)	$(8,413,109)
Adjustments to reconcile net loss to net cash used by operations:
Stock based compensation and expenditures	8,312,000	4,360,000
Depreciation and amortization	1,164,167	1,235,000
Changes in assets and liabilities
Inventory	(39,233)	(11,757)
Other assets	(24,106)	-
Accrued liabilities	(230,343)	216,685
Accrued interest	57,560	184,673
Accrued payroll and related	537,283	710,160
Severance obligation	125,000	1,000,000
Working capital payable	-	(158,088)
Total Adjustments to reconcile net loss to net cash used in operations:	9,902,328	7,536,673
Net cash used in operating activities	(2,210,909)	(876,436)

INVESTING ACTIVITIES
Machinery & equipment	(229,242)	(129,050)
Net cash used in investing activities	(229,242)	(129,050)

FINANCING ACTIVITIES
Notes payable	2,265,896	346,292
Due to related party	10,850	452,700
Cash from stock	425,000	200,000
Net cash provided by financing activities	2,701,746	998,992

Net cash increase (decrease) for the year	$261,595	$(6,494)
Cash, beginning of year	224	6,718
Cash, end of year	$261,819	$224

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non-cash investing and financing activities are as follows:
Stock-based compensation	$4,580,000	$4,000,000
Stock for interest	$13,998	$40,000
Stock for rent	$-	$320,000
Stock for consulting	$3,372,000	$-
Stock for lenders incentive	$346,000	$-

The accompanying notes are an integral part of these financial statements.

ADAMAS ONE CORP.
NOTES TO FINANCIAL STATEMENTS
September 30, 2021 and 2020

NOTE 1 – ORGANIZATION AND BUSINESS ACTIVITY

We were incorporated on September 6, 2018 in the state of Nevada for the purpose of acquiring existing technology that would efficiently and effectively produce lab-grown, environmentally friendly, ethically sourced diamonds. On January 31, 2019, we entered into an Amended Asset Purchase Agreement with Scio Diamond Technology Corporation, or Scio, which was subsequently amended February 3, 2020, pursuant to which we acquired substantially all of the assets of Scio, which assets consisted primarily of proprietary diamond growing chemical reactors, which we refer to as diamond growing machines, patents, and all intellectual property related thereto, for an aggregate of 1,500,000 shares of our common stock and payment to certain lenders of Scio of an aggregate of $2.1 million in cash. In addition, we agreed to pay one-half of certain other unsecured operational liabilities of Scio. The transaction was approved by a majority of the Scio stockholders voting in person or by proxy at a special meeting of stockholders held commencing on June 7, 2019 and reconvening on August 6, 2019. The transaction closed on October 17, 2019. We recorded the value of the assets purchased at $8.65 million.

In 1990, Dr. Robert Linares, a pioneer in crystal growing and chemical vapor deposition, or CVD, techniques, formed Linares Management Associations, which later became Apollo Diamond, Inc. and Apollo Diamond Gemstone Corporation, or collectively Apollo Diamond, in 2006. Apollo Diamond ceased operations because of limited funds and its failure to commercialize its CVD technology. In August 2011 and June 2012, the assets of Apollo Diamond, Inc. and Apollo Diamond Gemstone Corporation, respectively, were acquired by Krossbow Holdings Corporation, a special purpose investment company, which changed its name to Scio Diamond Technology Corporation and resumed efforts to perfect and commercialize the CVD technology. Scio spent tens of millions of dollars further developing the CVD technology, creating high quality, single-crystal, lab-grown diamonds in a variety of types and colors, including Type IIa diamonds that were finished for fine jewelry and diamond materials that were sliced and shaped for industrial applications. Scio was a public company listed on the OTC Bulletin Board but ran out of capital and ultimately failed to commercialize the CVD technology. As a result of its failure to file its periodic reports with the U.S. Securities and Exchange Commission, or the SEC, Scio’s registration was revoked by the SEC on August 9, 2019.

Since acquiring the assets of Scio, we have continued to further develop the technologies acquired from Scio, and we have begun producing diamonds for fine jewelry and diamond material for industrial uses. We are currently a developmental stage company with minimal revenue and a nominal operating history.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We incurred a net loss of $12.1 million and used approximately $2.2 million of cash in operations for the year ended September 30, 2021. We incurred a net loss of $8.4 million and used approximately $0.9 million of cash in operations for the year ended September 30, 2020. In addition, we have yet to commence commercial sales of our product. These conditions raise substantial doubt about our ability to continue as a going concern for the ensuing year.

We will need additional financing to implement our full business plan and to service our ongoing operations. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and possibly divest all or a portion of our business. We may seek additional capital through a combination of equity offerings and debt financings. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should we be unable to continue as a going concern.

See Note 13 for additional equity and debt proceeds received subsequent to September 30, 2021.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include, but are not limited to, the following: the potential impairment of goodwill, valuation of deferred tax assets, carrying value of inventories, useful lives and recovery of equipment and other intangible assets, debt discounts and valuations, and valuation of stock-based compensation.

Cash and Cash Equivalents

For purposes of the statements of cash flows, we consider highly liquid financial instruments purchased with a maturity of three months or less at the time of purchase to be cash equivalents.

Property and Equipment

We recorded property and equipment purchased at cost, the majority of which were determined by a third-party independent appraisal in contemplation of the Scio asset purchase agreement. We compute depreciation using the straight-line method at rates intended to depreciate the cost of assets over their estimated useful lives, which are generally four to ten years. Upon retirement or sale of property and equipment, we will remove the cost of the disposed assets and related accumulated depreciation from the accounts and any resulting gain or loss is credited or charged to selling, general, and administrative expenses. We charge expenditures for normal repairs and maintenance to expense as incurred. We capitalize additions and expenditures for improving or rebuilding existing assets that extend the useful life. Leasehold improvements made either at the inception of the lease or during the lease term will be amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

Intangible Assets

As of September 30, 2021 and 2020, we held the following number of patents:

Jurisdiction	No. of Patents
United States	28
Foreign	8
Total	36

We acquired 36 patents in connection with the Scio acquisition. These patents were independently valued by a third party who specializes in the treatment and valuation of assets identified in conjunction with asset purchases.

All of our patents have various lives based on the date of issue. Amortization of the patents range from two to ten years.

Our research and development staff will continue to develop proprietary manufacturing processes and equipment designed to enhance our manufacturing facilities and reduce costs.

The finite-lived intangible assets and the accompanying value reported by us are shown below. They are being amortized on a straight-line basis over a period between two and ten years.

Intangible Assets - Research and Development	$1,700,000
Intangible Assets - Technology	720,000
Total Intangible Assets	2,420,000
Less Accumulated Amortization as of September 30, 2020	(998,833)
Net Intangible Assets as of September 30, 2020	1,421,167
Less Amortization for September 30, 2021	(851,167)
Net Intangible Assets as of September 30, 2021	$570,000

We recorded amortization expense for intangible assets in the approximate amounts of $851,000 and $922,000 for the fiscal years ended September 30, 2021 and 2020. Future amortization will be $72,000 per year for the following approximately eight years.

Goodwill

Goodwill represents the excess of fair value over identifiable tangible and intangible net assets acquired in the Scio business combination. Goodwill is not amortized, instead goodwill is reviewed for impairment at least annually, or on an interim basis between annual tests when events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than it’s carrying value. The goodwill that arose from the Scio asset purchase agreement was independently valued at $5,413,000 as of August 7, 2019. We completed our annual goodwill impairment test in our fourth quarter for the fiscal year ended September 30, 2021, and as a result of the annual test management determined that no change was needed to the carrying value of goodwill at September 30, 2021.

Impairment of Long-Lived Assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. No impairment expense was recognized for the years ended September 30, 2021 and 2020.

Revenue Recognition

In the future, we will generate revenue from the production and sale of diamonds. We will recognize revenue according to Accounting Standards Codification 606 – Revenue from Contracts with Customers (“ASC 606”). When the customer obtains control over the promised goods or services, we will record revenue in the amount of consideration that we can expect to receive in exchange for those goods. We plan to apply the following five-step model to determine revenue recognition:

●	identification of a contract with a customer;

●	identification of the performance obligations in the contact;

●	determination of the transaction price;

●	allocation of the transaction price to the separate performance allocation; and

●	recognition of revenue when performance obligations are satisfied.

We will only apply the five-step model when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, we will assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. Our contracts will contain a single performance obligation, and the entire transaction price will be allocated to the single performance obligation. We plan to recognize as revenue the amount of the transaction price that will be allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, we will recognize revenue when the customer obtains control of our product, which will typically occur upon shipment of the product.

Disaggregated Revenue Information

We have no disaggregated revenue to report for the years ended September 30, 2021 or 2020.

Advertising Costs

We plan to expense advertising costs as they are incurred. We have incurred no advertising costs to date.

Research and Development

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Such costs related to product development are included in research and development expense until the point that technological feasibility is reached, which for our products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs may be capitalized and amortized to cost of revenue over the estimated lives of the products. The expenses related to research and development for the year ended September 30, 2021 included in the Statement of Operations were $206,000. The expenses related to research and development for the year ended September 30, 2020 included in the Statement of Operations were $198,404.

Fair Value of Financial Instruments

We may measure certain financial instruments at fair value in accordance with Accounting Standards Codification 820 – Fair Value Measurement, or ASC 820. ASC 820 specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our own assumptions. These two types of inputs have created the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets;

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires us to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value. These financial instruments include cash, accounts payable, accrued expenses, amounts due to related parties, and notes payable. The fair values of these financial instruments approximate their carrying values using Level 3 inputs, based on their short maturities or, for notes payable, based on borrowing rates currently available to us for loans with similar terms and maturities.

Inventories

We plan to state inventories at the lower of cost or net realizable value as our production restarts and ramps up to full capacity. We will determine cost using the average cost method on all inventory generated by our manufacturing operations upon our transition from research and development in our manufacturing facility to the full production of our products for sale. Our inventory will consist of raw materials, work in progress, and finished goods. At both September 30, 2021 and 2020, our inventory consisted primarily of finished and nearly finished precious stones in various carat sizes, shapes, and colors. These were originally included in the assets purchased by our company as part of the Scio asset purchase agreement. These stones were independently valued. Additional stones are a byproduct of our continuing research and development efforts.

Stock-Based Compensation

We account for stock-based compensation at estimated fair value on the date of grant. There were 1,145,000 shares of common stock granted to five employees for services during the fiscal year ended September 30, 2021. These were valued at $4 per share, or an aggregate of $4,580,000. There were 1,000,000 shares of common stock granted to four employees for services during the fiscal year ended September 30, 2020. These were valued at $4 per share, or an aggregate of $4,000,000.

The price per share was based upon sales of our common stock near the date of grant. The grants are fully vested and are recognized upon the date of grant.

Severance Expense

We account for severance expense in accordance with ASC 710-10-25-1, Compensation -General. The severance program provides for benefits to certain key executive employees, to be paid upon their termination, whether initiated by us or at the employee’s discretion. These benefits are fully vested and have an annual escalation provision and are expensed as they are incurred.

Concentrations of Credit Risk

Accounts at banks are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $250,000. As of September 30, 2021, our bank account balance exceeded the federally insured limit by $11,819. As of September 30, 2020, our bank account balance did not exceed the federally insured limit.

Income Taxes

We plan to file federal and state income tax returns in accordance with the applicable rules of each jurisdiction. We account for income taxes under the asset and liability method in accordance with Accounting Standards Codification 740 - Income Taxes, or ASC 740. The provision for income taxes includes federal, state, and local income taxes currently payable, and deferred taxes. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable amounts in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. In accordance with ASC 740, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. We measure recognized income tax positions at the largest amount that is greater than 50% likely of being realized. We reflect changes in recognition or measurement in the period in which the change in judgment occurs. We currently have substantial net operating loss carryforwards. We have recorded a valuation allowance equal to the net deferred tax assets due to the uncertainty of the ultimate realization of the deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued that may result in a loss to us but will only be resolved when one or more future events occur or fail to occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to potential unasserted claims that may result in legal proceedings against us, we evaluate the perceived merits of any claims and the perceived merits of the amount of relief sought or expected to be sought therein and determine if any loss is likely.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability is reasonably estimated, the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of range of possible loss if determinable and material, would be disclosed. There were no known loss contingencies identified at September 30, 2021 or 2020.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board, or FASB, issued ASU 2016-02 – “Leases (ASC 842).” The update improves financial reporting about leasing transactions by requiring a lessee to record on the balance sheet the assets and liabilities for the rights and obligations created by lease terms of more than 12 months. The amendments in ASC 842 will become effective, as an emerging growth company in 2022. Although we are still in the process of evaluating the impact of adoption of the ASU on our financial statements, we currently believe that the most significant change will be related to the recognition of a right-of-use asset and lease liability on our balance sheet for the office and warehouse leases described in Note 7.

On June 20, 2018, the FASB expanded the scope of Accounting Standards Codification 718, Compensation – Stock Compensation, to include share-based payments to nonemployees for goods and services. The accounting board said the amendments in Accounting Standards Update, or ASU, No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, align the guidance for stock compensation to employees and nonemployees. The amended guidance replaces ASC 505-50, Equity – Equity-Based Payments to Non-Employees. We anticipate that this ASC will not have a material effect on our financial statements.

The amendments in ASU 2018-07 apply “to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards,” the FASB said. But the amended guidance does not cover stock compensation that is used to provide financing to the company that issued the shares or stock awards tied to a sale of goods or services as part of a contract accounted for according to ASC 606.

The amendments are effective for public companies for fiscal years that begin after December 15, 2018, however, as an emerging growth company, we have not yet had to adopt this standard. We have evaluated the effect that the adoption of ASU 2018-07 will have on our results of operations, financial position, and cash flows and determined the effects will not be material to our financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326),” which replaces the current incurred loss impairment methodology for most financial assets with the current expected credit loss, or CECL, methodology. The series of new guidance amends the impairment model by requiring entities to use a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments, including trade receivables. The guidance should be applied on either a prospective transition or modified-retrospective approach depending on the subtopic. The guidance is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact that the new guidance will have on our financial statements, but since we have yet to recognize revenue, adoption is not anticipated to have a material effect.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The new guidance is intended to enhance and simplify various aspects of the accounting for income taxes. The new guidance eliminates certain exceptions to the general approach to the income tax accounting model and adds new guidance to reduce the complexity in accounting for income taxes. The guidance will be effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. Early adoption of the amendments is permitted, including adoption in any interim period for public business entities for periods for which financial statements have not yet been issued. We are currently evaluating the impact that the new guidance will have on our financial statements.

We do not believe that any other recently issued, but not yet effective, accounting standards would have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Loss Per Common Share

We calculate basic loss per share using the weighted average number of shares of common stock outstanding during each reporting period. Diluted loss per share includes potentially dilutive financial instruments, such as convertible term notes and related interest. We excluded 1,355,521 and 664,157 shares from the weighted average diluted common shares outstanding for September 30, 2021 and 2020, respectively, because their inclusion would have been antidilutive. These shares are what would have been issued if the convertible debt, plus accrued interest had converted for each of the years ended September 30, 2021 and 2020. In addition, we have excluded 1,200,000 shares from the weighted average diluted common shares outstanding for both years. These shares would have been issued had both the Chief Executive Officer and the Chief Financial Officer elected to terminate their employment with us.

NOTE 4 – INVENTORIES

At September 30, 2021 and 2020, the inventory balances were composed of finished goods carried at the value allocated from the Scio asset purchase agreement and the costs associated with the manufacturing of finished goods in process during pre-startup research and development prior to launching commercial manufacturing at our Greenville, South Carolina facility.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30, 2021 and 2020:

	September 30, 2021	September 30, 2020
Property and equipment- in use	$1,252,000	$1,252,000
Less accumulated depreciation	(652,083)	(339,083)
Net property and equipment- in use	599,917	912,917
Property and equipment- in process	358,289	129,050
Total property and equipment, net	$958,206	$1,041,967

Depreciation expense for the years ended September 30, 2021 and 2020 totaled $313,000 in each year.

NOTE 6 – PAYROLL AND RELATED LIABILITIES

Payroll and related liabilities are comprised of the following as of September 30, 2021 and 2020:

	September 30, 2021	September 30, 2020
Wages	$978,255	$706,500
Auto and phone allowances	70,400	42,900
Diamond compensation	291,000	177,000
Payroll taxes	148,665	93,067
Accrued PTO	168,700	100,270
Total	$1,657,020	$1,119,737

Primarily all of these obligations are due to our principal officers.

NOTE 7 – COMMITMENTS

Indemnifications

During the normal course of business, we make certain indemnities and commitments under which we may be required to make payments in relation to certain transactions. These may include (i) indemnities to vendors and service providers pertaining to claims based on negligence or willful misconduct; and (ii) indemnities involving the representations and warranties in certain contracts. In addition, under our bylaws we are committed to our directors and officers for providing for payments upon the occurrence of certain prescribed events. The majority of these indemnities and commitments do not provide for any limitation on the maximum potential for future payments that we could be obligated to make. We have not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we had no liabilities recorded for these agreements as of September 30, 2021 and 2020.

Leases

We are obligated under a triple-net operating lease for our 6,475 square foot manufacturing facility located in Greenville, South Carolina, which is classified as an operating lease. The terms of the lease require a payment of approximately $10,000 per month, which includes an estimate for utilities, taxes, and repairs. This lease expires in August 2023.

We believe this facility will be adequate to meet our current needs based on the property and equipment currently owned. However, our business plan will require additional space, and we will be making plans to expand our building footprint at possible new or additional locations to accommodate additional manufacturing equipment. As part of the initial expansion discussed above, we have entered into a lease for 23,485 square feet of additional manufacturing space in Greenville, South Carolina, expiring in August 2031, as well as a lease for 3,414 square feet of office space in Scottsdale, Arizona, expiring in September 2024, to facilitate the administration and marketing of expanding the manufacturing aspect of our company as well as to administer increased management anticipated in areas of human resources, finance, accounting, and financial analysis as well as sales and marketing to manage the growth in the production output as a result of the second facility in Greenville, South Carolina. We intend to pay for these improvements using a combination of working capital, new debt financing, and equity offerings.

Lease expense for the fiscal year ended September 30, 2021 was $89,505. Lease expense for the fiscal year ended September 30, 2020 was $127,598. The terms and descriptions of these two new leases are summarized bellow and included in our future minimum lease payments under non-cancellable leases scheduled below.

Future minimum lease payments under non-cancellable leases were as follows:

Fiscal Year Ended September 30,
2022	$302,654
2023	295,611
2024	194,490
2025	129,168
2026	131,125
Thereafter	716,292
Total	$1,769,340

Employment Agreements

We have entered into five separate employment agreements that provide for stock to be issued annually in varying amounts through fiscal 2024. Future commitments through the expiration of these five agreements, if each were to be fully earned, would total 3,891,715 shares of our common stock at a value of $4 per share, or an aggregate of $15,566,860, earned as follows:

Fiscal Year	Total Shares	Total Compensation
2022	1,100,000	$4,400,000
2023	1,213,500	4,854,000
2024	1,578,215	6,312,860
	$3,891,715	$15,566,860

The price per share was based upon the fair market value of the stock on the date of grant. The grants are fully vested, pending the service requirement of continued employment.

We also have salary commitments contained in our various employment agreements. These commitments for the next four years, and thereafter, are as follows:

2022	$673,000
2023	703,000
2024	734,000
2025	282,000
$2,392,000

After 2025, one salary continues to increase at 9% per year from its approximately $280,000 2025 base salary.

Additional Compensation

In addition to the above stock commitments, we have agreed to provide certain executive officers with compensation paid in diamonds. These commitments amount to issuing 9.5 carats of diamonds per month through September 2022 and 7 carats of diamonds per month through December 2023. Through the years ended September 30, 2021 and 2020, this obligation has been accrued at a valuation of $1,000 per carat, which is based on management’s estimate of the market value of the diamonds.

Consulting Agreement

Effective August 1, 2020, we entered into a three-year consulting agreement with a private consulting company, which provides for payments for their services in the amount of $6,000 per month for the first year, and $10,000 per month for the second and third years. In addition, the contract awards a signing bonus of 508,000 shares of common stock, which were valued at $4 per share and were immediately fully vested and expensed when issued.

In addition, 335,000 shares of common stock were issued in 2021 for consulting services that were rendered in the current year.

NOTE 8 – NOTES PAYABLE AND CONVERTIBLE TERM NOTES

Notes payable at September 30, 2021 and 2020 consisted of the following:

We have a note with a private lender, dated May 14, 2019, with an original principal balance of $100,000 and an original maturity date of September 5, 2019. The note went into default on September 5, 2019. The terms were re-negotiated on April 15, 2020, thereby removing any provisions related to overdue principal balances. The due date was extended to April 15, 2021. Accrued interest through April 15, 2020 was assessed at $46,500, which can be paid in shares of our common stock valued at $4 per share. The modified note bears interest at the rate of 36% per annum. The principal balance outstanding on the note at September 30, 2021 and 2020 was $72,500. The note is unsecured.

We have a note with a private lender, dated February 27, 2020, with an original principal balance of $250,000 and an original maturity date of April 27, 2020. The original stated interest rate was to be approximately 36% per annum. The note was modified once the maturity date was past due and a new maturity date and consideration of 10,000 shares of our common stock were agreed to by both parties. The principal balance of this note was paid in full on May 31, 2021, together with interest of $25,000, which was approximately an 8% annual rate. The principal balance outstanding on the note at September 30, 2021 and 2020 was $0 and $250,000, respectively. The note was unsecured.

We have a $125,000 demand note payable to certain individuals who were formerly affiliated with Scio, whose assets were acquired by us. The note is non-interest bearing and unsecured. The principal balance at September 30, 2021 and September 30, 2020 was $0 and $125,000, respectively.

Convertible term notes at September 30, 2021 and 2020 consisted of the following:

Notes with eight separate investors totaling an aggregate of $700,000 and $800,000 at September 30, 2021 and 2020, respectively. The notes contain an interest rate of 7% and mature on the second anniversary date of the respective notes. The notes have origination dates ranging from May to September 2019, with a 24-month due date. Accrued interest is payable in shares of our common stock. The notes contain various conversion features at any time prior to maturity, primarily for $4.00 per share of common stock in an amount equal to the principal balance. The notes also contained a forced conversion feature that permits us to convert the remaining principal into shares of our common stock. At September 30, 2021, the balance outstanding on these convertible term notes was $700,000. At September 30, 2021 and 2020, the accrued interest was $108,011 and $61,044, respectively. These notes are unsecured.

Convertible term notes with a discount at September 30, 2021 and 2020 consisted of the following:

We had convertible notes with a discount with four separate investors totaling an aggregate of $1.75 million. The notes contain a provision that the debt will be paid through a conversion to common stock at a discount of 20%. As a result, we have imputed a discount of $350,000 as of the inception of the notes. The notes originated from July to September 2019, with an anticipated due date of December 31, 2021. It is anticipated the conversion trading price of stock will be at $4 per share, giving an effective conversion price of $3.20 per share after the discount. As of September 30, 2021, the balance outstanding was $1.75 million, with an unamortized discount of $36,836. As of September 30, 2020, the balance outstanding was $1.75 million, with an unamortized discount of $182,728. These notes are unsecured.

Senior secured convertible 8% notes at September 30, 2021 consisted of the following:

We had seven senior secured convertible 8% notes with six separate investors totaling an aggregate of $2,595,000. Each note has a maturity date of nine months from the origination date. The principal and interest accrued to the maturity date are payable in U.S. dollars on that date. We may prepay the principal balance plus accrued interest at any time prior to the lender having given proper notice of exercising a conversion feature into shares of our common stock. The conversion prices would be at a 35% discount to any shares sold in a public or private transaction. Additionally, upon conversion the noteholder would receive three-year warrants equaling 50% of the shares converted from the original principal balance. The warrants would be exercisable at a price of 1.25 times the pricing of the converted shares. As a further incentive to enter into the transaction, each party was issued incentive shares of our common stock at a rate of .033 shares per each $1 of the note. These shares were issued upon each of the six separate note closings, and we recorded incentive related expense on 86,500 shares at a $4 per share valuation for a total incentive expense of $346,000 for the year ended September 30, 2021. The notes are secured by our assets and intellectual property and contain certain covenants that we must maintain or be in a default position if any covenant breached is not cured within a prescribed time frame. As of September 30, 2021, the balance outstanding on these senior secured convertible 8% notes was $2,595,000, with accrued interest of $65,200.

The Company has entered into three separate notes payable with related entities, Lucid Technologies, LLC for $438,450, Private Co LLC for $5,100, and Mix 1, LLC for $3,500. All of these entities are controlled by our Chief Executive Officer. These notes are non-interest bearing, unsecured, and are due within one year of the issuance, which was September 29, 2021.

All of the above notes payable are either due on demand or due within the next 12 months.

NOTE 9 – SEVERANCE OBLIGATION

As of September 30, 2021 and 2020, we had a severance obligation accrued in the amount of $5,725,000 and $5,600,000, respectively. The obligation arises from the employment agreements with our Chief Executive Officer and our Chief Financial Officer. The employment agreements provide that these individuals will be paid a certain amount in our common stock and a salary severance benefit upon their termination, whether initiated by us or at the employee’s discretion. The benefit was fully vested at the inception of the respective employment agreements. As of September 30, 2021 and 2020, the total obligation was comprised of 1,200,000 shares of common stock that would need to be issued upon separation of both individuals. The stock was valued at $4 per share (or an aggregate of $4,800,000) based on the fair value of stock at the inception of the agreements. In addition, as of September 30, 2021 and 2020, there was a total obligation to pay $925,000 and $800,000 of severance payments in cash, respectively.

NOTE 10 – CAPITAL STOCK

Our authorized capital consists of 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share.

At September 30, 2021 and 2020, we had no shares of preferred stock issued or outstanding.

As of September 30, 2021, there were 18,651,750 shares of common stock issued and outstanding. During the fiscal year ended September 30, 2021, we issued 2,181,750 shares of common stock as follows:

●	103,750 shares were sold to investors for $425,000;

●	843,000 shares were issued for $3,372,000 for consulting and other professional services;

●	3,500 shares were issued for $14,000 for interest;

●	1,145,000 shares valued at $4,580,000 were granted to employees as compensation; and

●	86,500 shares were issued for $346,000 for incentive to lenders.

As of September 30, 2020, there were 16,470,000 shares of common stock issued and outstanding. During the fiscal year ended September 30, 2020, we issued 1,142,500 shares of common stock as follows:

●	52,500 shares were sold to investors for $200,000;

●	10,000 shares were issued for $40,000 for interest and loan fees;

●	1,000,000 shares valued at $4,000,000 were granted to employees as compensation; and

●	80,000 shares were issued to a creditor of Scio for $320,000 for prior rent claims.

As of September 30, 2019, there were 15,372,500 shares of common stock issued and outstanding.

NOTE 11 – RELATED PARTY TRANSACTIONS

Amounts due to related parties at September 30, 2021 and 2020 were $447,050 and $436,200, respectively, primarily for non-interest bearing, due on demand advances to our company from our President and Chief Executive Officer or entities controlled by him. Effective September 2021, these obligations were memorialized in written notes. See Note 8 - Notes Payable.

In addition, we have various employment contracts and additional compensation agreements with members of the executive team, which are discussed in Note 7 – Commitments.

We also have payroll and related liabilities outstanding as of September 30, 2021 and 2020 that are primarily owed to our principal officers and are discussed in Note 6 – Payroll and Related Liabilities.

NOTE 12 – INCOME TAXES

We compute income taxes using the asset and liability method in accordance with FASB ASC Topic 740, Income Taxes. Under the asset and liability method, we determine deferred income tax assets and liabilities based on the differences between the financial reporting and tax bases of assets and liabilities and measure them using currently enacted tax rates and laws.  We provide a valuation allowance for the amount of deferred tax assets that, based on available evidence, are more likely than not to be realized. Realization of our net operating loss carryforward was not reasonably assured as of September 30, 2021 and 2020, and we have recorded a valuation allowance of $8,100,000 and $4,700,000, respectively, against deferred tax assets in excess of deferred tax liabilities in the accompanying financial statements.

The components of net deferred taxes are as follows:

	As of September 30,
	2021	2020
Deferred tax assets (liabilities):
Net operating loss	$6,000,000	$3,000,000
Accrued severance and compensation	2,100,000	1,700,000
Total deferred tax assets, net	8,100,000	4,700,000
Less: valuation allowance	(8,100,000)	(4,700,000)
Net deferred taxes	$—	$—

Our statutory income tax rate is expected to be approximately 26%.  The provision for income taxes consisted of the following:

Years Ended September 30,
	2021	2020
Current	$—	—
Deferred	—	—
Total	$—	—

The reconciliation between the income tax expense calculated by applying statutory rates to net income and the income tax expense reported in the accompanying consolidated financial statements is as follows:

	Years Ended September 30,
	2021	2020
U.S. federal statutory rate applied to pretax loss	$3,000,000	$1,800,000
State taxes - current	400,000	400,000
Change in valuation allowance	(3,400,000)	(2,200,000)
	$—	—

As of September 30, 2021 and 2020, we had federal income tax net operating loss carryforwards of approximately $23,000,000 and $12,000,000, respectively.  We are subject to limitations existing under Internal Revenue Code Section 382 (Change of Control) relating to the availability of the operating loss, therefore utilization of a portion of our net operating loss may be limited in future years.

As of September 30, 2021 and 2020, we did not recognize any assets or liabilities relative to uncertain tax positions, nor do we anticipate any significant unrecognized tax benefits will be recorded during 2022. It is our policy to classify interest and penalties on income taxes as interest expense or penalties expense, should any be incurred.

Tax positions are positions taken in a previously filed tax return or positions expected to be taken in a future tax return that are reflected in measuring current or deferred income tax assets and liabilities reported in the financial statements. Tax positions include the following:

●	an allocation or shift of income between taxing jurisdictions;

●	the characterization of income or a decision to exclude reportable taxable income in a tax return; or

●	a decision to classify a transaction, entity, or other position in a tax return as tax exempt.

As of September 30, 2021 and 2020, we had no Internal Revenue Service or state tax examinations. Therefore, all periods since inception are subject to audit.

NOTE 13 – SUBSEQUENT EVENTS

We also have subsequent activity comprised of debt raises to fund operations through the current date. We have received approximately $440,000 in additional 8% senior secured convertible debt financing with warrants upon conversion and a $250,000 note at 10%. In addition, we have issued approximately 980,374 shares for employee compensation, interest, debt incentives, and Board of Directors compensation.

We have analyzed our operations subsequent to the balance sheet and determined that there were no other significant subsequent events or transactions that would require recognition or disclosure in the financial statements for the year ended September 30, 2021.

ADAMAS ONE CORP.
BALANCE SHEETS

	March 31,	September 30,
	2022	2021
	(Unaudited)
ASSETS
Current Assets:
Cash	$90,246	$261,819
Accounts receivable	484,519	-
Inventory	162,274	85,000
Other current assets	1,693	11,306
Total current assets	738,732	358,125

Property and Equipment, net	801,706	958,206

Other Assets:
Goodwill	5,413,000	5,413,000
Other intangible assets, net	534,000	570,000
Other	12,800	12,800
Total other assets	5,959,800	5,995,800

TOTAL ASSETS	$7,500,238	$7,312,131

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accrued liabilities	$290,374	$30,648
Accrued interest	331,728	272,082
Payroll and related	1,825,734	1,657,020
Due to related party - notes payable	514,948	447,050
Working capital deficit - asset purchase	457,912	457,912
Notes payable and convertible term notes, net	6,062,500	5,080,664
Severance obligation	5,768,000	5,725,000
Total current liabilities	15,251,196	13,670,376

TOTAL LIABILITIES	15,251,196	13,670,376

STOCKHOLDERS’ EQUITY (DEFICIT)

Common stock, $0.001 par value, 100,000,000 shares authorized 19,607,125 shares issued and outstanding as of March 31, 2022 and 18,651,750 shares issued and outstanding as of September 30, 2021	19,607	18,652
Additional paid-in capital	27,691,522	23,870,976
Accumulated deficit	(35,462,087)	(30,247,873)
Total stockholders’ equity (deficit)	(7,750,958)	(6,358,245)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$7,500,238	$7,312,131

The accompanying notes are an integral part of these financial statements.

ADAMAS ONE CORP.
STATEMENTS OF OPERATIONS
For The Six Months Ended March 31,
(UNAUDITED)

	2022	2021
Net Sales
Diamond sales	$484,519	$-

Cost of goods sold	146,600	-
Gross margin	337,919	-

Operating Expenses
Selling, general and administrative	1,288,783	1,971,605
Employee salaries and related expenses	3,828,536	3,312,011
Severance expense	43,000	125,000
Depreciation and amortization expense	192,500	308,750

Total operating expenses	5,352,819	5,717,366

Loss from Operations	(5,014,900)	(5,717,366)

Other Expenses:
Interest expense	(199,314)	(136,268)

Total Other Expenses	(199,314)	(136,268)

Loss before income taxes	(5,214,214)	(5,853,634)

Provision for income taxes	-	-

Net Loss	$(5,214,214)	$(5,853,634)

Loss Per Share
Basic and fully diluted
Weighted average number of shares outstanding	19,006,812	16,793,393
Loss per share-basic and diluted	$(0.27)	$(0.35)

The accompanying notes are an integral part of these financial statements.

ADAMAS ONE CORP.
STATEMENTS OF STOCKHOLDERS ’ EQUITY (DEFICIT)
For the Six Months Ended March 31, 2022 and 2021
(UNAUDITED)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Par Value	Capital	(Deficit)	Total
Balance as of September 30, 2020	16,470,000	$16,470	$15,136,160	$(18,134,636)	$(2,982,006)

Common stock issued to employees	725,000	725	2,899,275	-	2,900,000
Common stock issued for consulting	155,000	155	619,845	-	620,000
Common stock issued for cash at $4.00	2,500	3	9,997	-	10,000
Common stock issued for cash at $4.00	2,500	3	9,997	-	10,000
Common stock issued for cash at $4.00	10,000	10	39,990	-	40,000
Common stock issued for cash at $4.00	6,250	6	24,994	-	25,000
Common stock issued for cash at $4.00	5,000	5	19,995	-	20,000
Common stock issued for cash at $4.00	2,500	3	9,997	-	10,000
Common stock issued for cash at $4.00	12,500	13	49,987	-	50,000
Common stock issued for cash at $3.33	15,000	15	49,985	-	50,000

Net loss	-	-	-	(5,853,634)	(5,853,634)
Balance as of March 31, 2021	17,406,250	$17,408	$18,870,222	$(23,988,270)	$(5,100,640)

Balance as of September 30, 2021	18,651,750	$18,652	$23,870,976	$(30,247,873)	$(6,358,245)

Common stock issued to board members at $4.00	20,000	20	79,980	-	80,000
Common stock issued to board members at $4.00	20,000	20	79,980	-	80,000
Common stock issued for cash at $4.00	25,000	25	99,975	-	100,000
Common stock issued for incentive to lenders	14,667	14	58,655	-	58,669
Common stock issued to employees	850,000	850	3,399,150	-	3,400,000
Common shares converted from accrued interest	25,708	26	102,806	-	102,832
Net loss	-	-	-	(5,214,214)	(5,214,214)
Balance as of March 31, 2022	19,607,125	$19,607	$27,691,522	$(35,462,087)	$(7,750,958)

The accompanying notes are an integral part of these financial statements.

ADAMAS ONE CORP.
STATEMENTS OF CASH FLOWS
For the Six Months Ended March 31,
(UNAUDITED)

	2022	2021
OPERATING ACTIVITIES
Net loss	$(5,214,214)	$(5,853,634)
Adjustments to reconcile net loss to net cash provided by operations:
Stock based compensation and expenditures	3,721,500	3,520,000
Depreciation and amortization	192,500	308,750
Amortization of debt discount	36,836	72,747
Changes in assets and liabilities
Accounts receivable	(484,519)	-
Inventory	(77,274)	(6,600)
Other current assets	9,613	-
Accrued liabilities	259,727	1,157,717
Accrued interest	59,646	63,521
Accrued payroll and related	168,714	288,811
Severance obligation	43,000	125,000
Total Adjustments to reconcile net loss to net cash used in operations:	3,929,743	5,529,946
Net cash used in operating activities	(1,284,471)	(323,688)

FINANCING ACTIVITIES
Notes payable	945,000	-
Due to related party	67,898	158,350
Cash from stock	100,000	215,000
Net cash provided by financing activities	1,112,898	373,350

Net cash increase (decrease) for the period	$(171,573)	$49,662
Cash, beginning of the period	261,819	224
Cash, end of the period	$90,246	$49,886

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non-cash investing and financing activities are as follows:
Stock-based compensation	$3,400,000	$2,900,000
Stock for interest	$102,832	-
Stock for board member services	$160,000	-
Stock for consulting	-	$620,000
Stock for lenders incentive	$58,669	-

The accompanying notes are an integral part of these financial statements.

ADAMAS ONE CORP.
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
For the Six Months Ended March 31, 2022 and 2021

NOTE 1 – ORGANIZATION AND BUSINESS ACTIVITY

We were incorporated on September 6, 2018, in the state of Nevada for the purpose of acquiring existing technology that would efficiently and effectively produce lab-grown, environmentally friendly, ethically sourced diamonds. On January 31, 2019, we entered into an Amended Asset Purchase Agreement with Scio Diamond Technology Corporation, or Scio, which was subsequently amended February 3, 2020, pursuant to which we acquired substantially all of the assets of Scio, which assets consisted primarily of proprietary diamond growing chemical reactors, which we refer to as diamond growing machines, patents, and all intellectual property related thereto, for an aggregate of 1,500,000 shares of our common stock and payment to certain lenders of Scio of an aggregate of $2.1 million in cash. In addition, we agreed to pay one-half of certain other unsecured operational liabilities of Scio. The transaction was approved by a majority of the Scio stockholders voting in person or by proxy at a special meeting of stockholders held commencing on June 7, 2019 and reconvening on August 6, 2019. The transaction closed on October 17, 2019. We recorded the value of the assets purchased at $8.65 million.

Since acquiring the assets of Scio, we have continued to further develop the technologies acquired from Scio, and we have begun producing diamonds for fine jewelry and diamond material for industrial uses. We are currently a developmental stage company. We recorded revenue for the first time in the six months ended March 31, 2022 and had no revenue and a nominal operating history prior to the six months ended March 31, 2022.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We incurred a net loss of $5.2 million and used approximately $1.3 million of cash in operations for the six months ended March 31, 2022. We incurred a net loss of $12.1 million and used approximately $2.2 million of cash in operations for the year ended September 30, 2021. Further information related to a going concern may be obtained in NOTE 2 of the Company’s 2021 audit for the year ended September 30, 2021, and in the Going Concern Uncertainty paragraph in the Report of Independent Registered Public Accounting Firm, also contained in the above referenced audit report. These conditions raise substantial doubt about our ability to continue as a going concern for the ensuing balance of the current year as well as the following year.

We will need additional financing to implement our full business plan and to service our ongoing operations. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and possibly divest all or a portion of our business. We may seek additional capital through a combination of equity offerings and debt financings. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should we be unable to continue as a going concern.

See Note 13 for additional equity and debt proceeds received subsequent to March 31, 2022.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

Principles of Presentation

The condensed financial statements included herein have been prepared by us without audit pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with our audited financial statements for the year ended September 30, 2021. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted as permitted by the SEC, although we believe the disclosures that are made are adequate to make the information presented herein not misleading.

The accompanying condensed financial statements reflect, in our opinion, all normal recurring adjustments necessary to present fairly our financial position at March 31, 2022 and the results of our operations and cash flows for the periods presented.

Interim results are subject to seasonal variations, and the results of operations for the six months ended March 31, 2022 are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include, but are not limited to, the following: the potential impairment of goodwill, valuation of deferred tax assets, carrying value of inventories, useful lives and recovery of equipment and other intangible assets, debt discounts and valuations, and valuation of stock-based compensation.

Cash and Cash Equivalents

For purposes of the statements of cash flows, we consider highly liquid financial instruments purchased with a maturity of three months or less at the time of purchase to be cash equivalents.

Property and Equipment

We recorded property and equipment purchased at cost, the majority of which were determined by a third-party independent appraisal in contemplation of the Scio asset purchase agreement. We compute depreciation using the straight-line method at rates intended to depreciate the cost of assets over their estimated useful lives, which are generally four to ten years. Upon retirement or sale of property and equipment, we will remove the cost of the disposed assets and related accumulated depreciation from the accounts and any resulting gain or loss is credited or charged to selling, general, and administrative expenses. We charge expenditures for normal repairs and maintenance to expense as incurred. We capitalize additions and expenditures for improving or rebuilding existing assets that extend the useful life. Leasehold improvements made either at the inception of the lease or during the lease term will be amortized over the shorter of their economic lives or the lease term including any renewals that are reasonably assured.

Intangible Assets

As of March 31, 2022, and 2021, we held the following number of patents:

Jurisdiction	No. of Patents
United States	28
Foreign	8
Total	36

We acquired 36 patents in connection with the Scio acquisition. These patents were independently valued by a third party who specializes in the treatment and valuation of assets identified in conjunction with asset purchases.

All our patents have various lives based on the date of issue. Amortization of the patents range from two to ten years.

Our research and development staff will continue to develop proprietary manufacturing processes and equipment designed to enhance our manufacturing facilities and reduce costs.

The finite-lived intangible assets and the accompanying value reported by us are shown below. They are being amortized on a straight-line basis over a period between two and ten years.

We recorded amortization expense for intangible assets in the approximate amounts of $36,000 for the six months ended March 31, 2022. Future amortization will be $72,000 per year for the following approximately eight years.

Goodwill

Goodwill represents the excess of fair value over identifiable tangible and intangible net assets acquired in the Scio business combination. Goodwill is not amortized, instead goodwill is reviewed for impairment at least annually, or on an interim basis between annual tests when events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than it’s carrying value. The goodwill that arose from the Scio asset purchase agreement was independently valued at $5,413,000 as of August 7, 2019. We completed our last annual goodwill impairment test in our fourth quarter for the fiscal year ended September 30, 2021, and as a result of the annual test management determined that no change was needed to the carrying value of goodwill at September 30, 2021.

Impairment of Long-Lived Assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. No impairment expense was recognized for the six months ended March 31, 2022.

Revenue Recognition

We generate revenue from the production and sale of diamonds. We recognize revenue according to Accounting Standards Codification 606 – Revenue from Contracts with Customers (“ASC 606”). When the customer obtains control over the promised goods or services, we record revenue in the amount of consideration that we can expect to receive in exchange for those goods. We apply the following five-step model to determine revenue recognition:

●	identification of a contract with a customer;

●	identification of the performance obligations in the contact;

●	determination of the transaction price;

●	allocation of the transaction price to the separate performance allocation; and

●	recognition of revenue when performance obligations are satisfied.

We only apply the five-step model when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception and once the contract is determined to be within the scope of ASC 606, we will assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. Our contracts contain a single performance obligation, and the entire transaction price will be allocated to the single performance obligation. We recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Accordingly, we will recognize revenue when the customer obtains control of our product, which typically occurs upon shipment of the product.

Disaggregated Revenue Information

We have no disaggregated revenue to report for the six months ended March 31, 2022 or 2021.

Advertising Costs

We plan to expense advertising costs as they are incurred. We have incurred no advertising costs to date.

Research and Development

Research and development expenses include payroll, employee benefits, stock-based compensation expense, and other headcount-related expenses associated with product development. Such costs related to product development are included in research and development expense until the point that technological feasibility is reached, which for our products, is generally shortly before the products are released to production. Once technological feasibility is reached, such costs may be capitalized and amortized to cost of revenue over the estimated lives of the products.

Fair Value of Financial Instruments

We may measure certain financial instruments at fair value in accordance with Accounting Standards Codification 820 – Fair Value Measurement, or ASC 820. ASC 820 specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our own assumptions. These two types of inputs have created the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets;

Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires us to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value. These financial instruments include cash, accounts payable, accrued expenses, amounts due to related parties, and notes payable. The fair values of these financial instruments approximate their carrying values using Level 3 inputs, based on their short maturities or, for notes payable, based on borrowing rates currently available to us for loans with similar terms and maturities.

Inventories

We state inventories at the lower of cost or net realizable value as our production restarts and ramps up to full capacity. We determine cost using the average cost method on all inventory generated by our manufacturing operations upon our transition from research and development in our manufacturing facility to the full production of our products for sale. Our inventory consists of raw materials, work in progress, and finished goods. At both March 31, 2022 and 2021, our inventory consisted primarily of finished and nearly finished precious stones in various carat sizes, shapes, and colors. Some of these stones were originally included as part of the assets purchased by our company as part of the Scio asset purchase agreement. These stones were independently valued as part of the purchase price allocation for the Company. Additional stones added to inventory since the Scio asset purchase are a byproduct of our continuing research and development efforts as well as the beginning phase of our manufacturing process.

Stock-Based Compensation

We account for stock-based compensation at estimated fair value on the date of grant. There were 850,000 shares of common stock granted to two employees for one year’s services of each employee and fully expensed during the six months ended March 31, 2022. These were valued at $4 per share, or an aggregate of $3,400,000.

There were 725,000 shares of common stock granted to two employees for one year’s services of each employee and fully expensed during the six months ended March 31, 2021. These were valued at $4 per share, or an aggregate of $2,900,000.

The price per share was based upon sales of our common stock near the date of grant. The grants are fully vested and are recognized upon the date of grant.

Severance Expense

We account for severance expense in accordance with ASC 710-10-25-1, Compensation -General. The severance program provides for benefits to certain key executive employees, to be paid upon their termination, whether initiated by us or at the employee’s discretion. These benefits are fully vested and have an annual escalation provision and are expensed as they are incurred.

Concentrations of Credit Risk

Accounts at banks are insured by the Federal Deposit Insurance Corporation, or the FDIC, up to $250,000. As of March 31, 2022, our bank account balance did not exceed the federally insured limit.

Income Taxes

We plan to file federal and state income tax returns in accordance with the applicable rules of each jurisdiction. We account for income taxes under the asset and liability method in accordance with Accounting Standards Codification 740 - Income Taxes, or ASC 740. The provision for income taxes includes federal, state, and local income taxes currently payable, and deferred taxes. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable amounts in years in which those temporary differences are expected to be recovered or settled. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. In accordance with ASC 740, we recognize the effect of income tax positions only if those positions are more likely than not of being sustained. We measure recognized income tax positions at the largest amount that is greater than 50% likely of being realized. We reflect changes in recognition or measurement in the period in which the change in judgment occurs. We currently have substantial net operating loss carryforwards. We have recorded a valuation allowance equal to the net deferred tax assets due to the uncertainty of the ultimate realization of the deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued that may result in a loss to us but will only be resolved when one or more future events occur or fail to occur. We assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to potential unasserted claims that may result in legal proceedings against us, we evaluate the perceived merits of any claims and the perceived merits of the amount of relief sought or expected to be sought therein and determine if any loss is likely.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability is reasonably estimated, the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of range of possible loss if determinable and material, would be disclosed. There were no known loss contingencies identified as of March 31, 2022 or 2021.

Loss Per Common Share

We calculate basic loss per share using the weighted average number of shares of common stock outstanding during each reporting period. Diluted loss per share includes potentially dilutive financial instruments, such as convertible term notes and related interest. We excluded 1,627,304 and 657,067 shares from the weighted average diluted common shares outstanding for March 31, 2022 and 2021, respectively, because their inclusion would have been antidilutive. These shares are what would have been issued if the convertible debt, plus accrued interest had converted for each of the six months ended March 31, 2022 and 2021. In addition, we have excluded 1,200,000 shares from the weighted average diluted common shares outstanding for both years. These shares would have been issued had both the Chief Executive Officer and the Chief Financial Officer elected to terminate their employment with us.

NOTE 4 – INVENTORIES

As of March 31, 2022 and 2021, the inventory balances were composed of finished goods carried at the value allocated from the Scio asset purchase agreement and the costs associated with the manufacturing of finished goods in process during pre-startup research and development prior to launching commercial manufacturing at our Greenville, South Carolina facility.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment is listed net of the related accumulated depreciation as of March 31, 2022 and 2021.

Depreciation expense for the six months ended March 31, 2022 and 2021 totaled $156,500 and $78,250, respectively.

NOTE 6 – PAYROLL AND RELATED LIABILITIES

Payroll and related liabilities are comprised of wages, auto and phone allowances, diamond compensation, payroll taxes, accrued PTO for March 31, 2022 and 2021. Primarily all these obligations are due to our principal officers.

NOTE 7 – COMMITMENTS

Indemnifications

During the normal course of business, we make certain indemnities and commitments under which we may be required to make payments in relation to certain transactions. These may include (i) indemnities to vendors and service providers pertaining to claims based on negligence or willful misconduct; and (ii) indemnities involving the representations and warranties in certain contracts. In addition, under our bylaws we are committed to our directors and officers for providing for payments upon the occurrence of certain prescribed events. The majority of these indemnities and commitments do not provide for any limitation on the maximum potential for future payments that we could be obligated to make. We have not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the estimated fair value of these agreements is minimal. Accordingly, we had no liabilities recorded for these agreements as of March 31, 2022, and 2021.

Leases

We are obligated under a triple-net operating lease for our 6,475 square foot manufacturing facility located in Greenville, South Carolina, which is classified as an operating lease. The terms of the lease require a payment of approximately $10,000 per month, which includes an estimate for utilities, taxes, and repairs. This lease expires in August 2023.

We believe this facility will be adequate to meet our current needs based on the property and equipment currently owned. However, our business plan will require additional space, and we will be making plans to expand our building footprint at possible new or additional locations to accommodate additional manufacturing equipment. As part of the initial expansion discussed above, we have entered into a lease for 23,485 square feet of additional manufacturing space in Greenville, South Carolina, expiring in August 2031, as well as a lease for 3,414 square feet of office space in Scottsdale, Arizona, expiring in September 2024, to facilitate the administration and marketing of expanding the manufacturing aspect of our company as well as to administer increased management anticipated in areas of human resources, finance, accounting, and financial analysis as well as sales and marketing to manage the growth in the production output as a result of the second facility in Greenville, South Carolina. We intend to pay for these improvements using a combination of working capital, new debt financing, and equity offerings.

Employment Agreements

We have entered into five separate employment agreements that provide for stock to be issued annually in varying amounts through fiscal 2024. The price per share to be included in employee stock compensation expense will be based upon the fair market value of the stock on the date of grant. The grants are fully vested, pending the service requirement of continued employment.

We also have salary commitments contained in our various employment agreements through fiscal year 2025.

After 2025, one salary continues to increase at 9% per year from its approximately $280,000 2025 base salary.

Additional Compensation

In addition to the above stock commitments, we have agreed to provide certain executive officers with compensation paid in diamonds. These commitments amount to issuing 9.5 carats of diamonds per month through September 2022 and 7 carats of diamonds per month through December 2023. Through the years ended September 30, 2021 and 2020, and the six months ended March 31, 2022 this obligation has been accrued at a valuation of $1,000 per carat, which is based on management’s estimate of the market value of the diamonds.

NOTE 8 – NOTES PAYABLE AND CONVERTIBLE TERM NOTES

On December 21, 2021, we entered into a 10% secured promissory note with a private lender for $250,000 which was restated in the form of a 10% secured promissory note for $255,000 with a maturity date of July 22, 2022, with the same private lender.

On December 10, 2021, and December 28, 2021 we entered into two new senior secured convertible 8% notes with one investor totaling an aggregate of $440,000 Each note has a maturity date of nine months from the origination date. The principal and interest accrued to the maturity date are payable in U.S. dollars on that date. We may prepay the principal balance plus accrued interest at any time prior to the lender having given proper notice of exercising a conversion feature into shares of our common stock. The conversion prices would be at a 35% discount to any shares sold in a public or private transaction. Additionally, upon conversion the noteholder would receive three-year warrants equaling 50% of the shares converted from the original principal balance. The warrants would be exercisable at a price of 1.25 times the pricing of the converted shares. As a further incentive to enter into the transaction, each party was issued incentive shares of our common stock at a rate of .033 shares per each $1 of the note. These shares were issued upon each of the six separate note closings, and we recorded incentive related expense on 14,667 shares at a $4 per share valuation for a total incentive expense of $58,668 for the six months ended March 31, 2022. The notes are secured by our assets and intellectual property and contain certain covenants that we must maintain or be in a default position if any covenant breached is not cured within a prescribed time frame.

On March 1, 2022 we entered into a $250,000 8% senior secured convertible promissory note that is convertible upon an IPO of the Company or July 31, 2022, should no IPO have been completed by that date.

All of the above notes payable are either due on demand or due within the next 12 months.

NOTE 9 – SEVERANCE OBLIGATION

As of March 31, 2022 and 2021, we had a severance obligation accrued in the amount of $5,768,000 and $5,725,000 respectively. The obligation arises from the employment agreements with our Chief Executive Officer and our Chief Financial Officer. The employment agreements provide that these individuals will be paid a certain amount in our common stock and a salary severance benefit upon their termination, whether initiated by us or at the employee’s discretion. The benefit was fully vested at the inception of the respective employment agreements. As of March 31, 2022, and 2021 the total obligation was comprised of 1,200,000 shares of common stock that would need to be issued upon separation of both individuals. The stock was valued at $4 per share (or an aggregate of $4,800,000) based on the fair value of stock at the inception of the agreements. In addition, as of March 31, 2022 and 2021 there was a total obligation to pay $968,000 and $925,000 respectively of severance payments in cash.

NOTE 10 – CAPITAL STOCK

Our authorized capital consists of 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share.

As of March 31, 2022 and 2021, we had no shares of preferred stock issued or outstanding.

As of March 31, 2022, there were 19,607,125 shares of common stock issued and outstanding. During the six months ended March 31, 2022 we issued 955,375 shares of common stock as follows:

*	25,000 shares were sold to investors for $100,000;

*	40,000 shares were issued director’s services for $160,000;

*	850,000 shares valued at $3,400,000 were granted to employees as compensation;

*	14,667 shares were issued for $58,667 for incentive to lenders: and

*	25,708 shares were issued for $102,832 for accrued interest converted.

NOTE 11 – RELATED PARTY TRANSACTIONS

Amounts due to related parties on March 31, 2022, and 2021 were $514,948 and $594,550, respectively, primarily for non-interest bearing, due on demand advances to our company from our President and Chief Executive Officer or entities controlled by him. Effective September 2021, these obligations were memorialized in written notes.

In addition, we have various employment contracts and additional compensation agreements with members of the executive team, which are discussed in Note 7 – Commitments.

We also have payroll and related liabilities outstanding as of March 31, 2022, and 2021 that are primarily owed to our principal officers and are discussed in Note 6 – Payroll and Related Liabilities.

NOTE 12 – INCOME TAXES

We compute income taxes using the asset and liability method in accordance with FASB ASC Topic 740, Income Taxes. Under the asset and liability method, we determine deferred income tax assets and liabilities based on the differences between the financial reporting and tax bases of assets and liabilities and measure them using currently enacted tax rates and laws.  We provide a valuation allowance for the amount of deferred tax assets that, based on available evidence, are more likely than not to be realized. Realization of our net operating loss carryforward was not reasonably assured as of March 31, 2022, and 2021, and we have recorded a related valuation allowance against deferred tax assets in excess of deferred tax liabilities in the accompanying financial statements.

As of March 31, 2022, and 2021, we had federal income tax net operating loss carryforwards.  We are subject to limitations existing under Internal Revenue Code Section 382 (Change of Control) relating to the availability of the operating loss, therefore utilization of a portion of our net operating loss may be limited in future years.

As of March 31, 2022, and 2021, we did not recognize any assets or liabilities relative to uncertain tax positions, nor do we anticipate any significant unrecognized tax benefits will be recorded during 2022. It is our policy to classify interest and penalties on income taxes as interest expense or penalties expense, should any be incurred.

As of March 31, 2022, and 2021 we had no Internal Revenue Service or state tax examinations. Therefore, all periods since inception are subject to audit.

NOTE 13 – SUBSEQUENT EVENTS

We have analyzed our operations subsequent to the balance sheet and determined that there were no other significant subsequent events or transactions that would require recognition or disclosure in the financial statements for the six months ended March 31, 2022.

Shares

Common Stock

Prospectus

, 2022

Alexander Capital, L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than the underwriting discount, to be paid in connection with the sale of the common stock being registered hereunder, all of which will be paid by us. All of the amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee.

SEC registration fee		$2,781.00
Nasdaq listing fee		*
Printing expenses		*
FINRA filing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Nevada law provides us with the power to indemnify any of our directors and officers. Either the director or officer must have conducted himself/herself in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, our best interests; a presumption that he or she acted in good faith, on an informed basis and with a view to the interests of the corporation must not have been rebutted; or the acts must not have constituted a breach of a fiduciary duty of such officer or director involving intentional misconduct, fraud or a knowing violation of law. In a criminal action not by us or in our right, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful. Our amended and restated articles of incorporation that will be in effect on the closing of this offering permit indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by Nevada law, and our amended and restated bylaws that will be in effect on the closing of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by Nevada law, and provide that we must pay a director’s or officer’s expenses as they are incurred and in advance of the final disposition of the proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by us.

In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Nevada Revised Statutes. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers, directors, and the selling stockholders against certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us from inception through the date of this registration statement involving sales of our securities that were not registered under the Securities Act.

Common Stock

●	On September 6, 2018, we sold and issued a total of 10,100,000 shares of our common stock to our founders for a purchase price of $0.001 per share or an aggregate purchase price of $10,100.

●	From October 31, 2018 to September 30, 2019, we sold and issued a total of 110,000 shares of our common stock to accredited investors for a purchase price of $4.00 per share or an aggregate purchase price of $440,000.

●	On September 17, 2019, we issued 1,500,000 shares of our common stock to Scio Diamond Technology Corporation, or Scio, and HGI in connection with the acquisition of substantially all of the assets of Scio.

●	During fiscal 2019, we issued a total of 2,867,500 shares of our common stock to independent contractors for investor relations, public relations, and corporate finance services provided to our company.

●	During fiscal 2019, we issued a total of 750,000 shares of our common stock to employees for services provided to our company.

●	On May 15, 2020, we sold and issued a total of 15,000 shares of our common stock to accredited investors for a purchase price of $3.33 per share or an aggregate purchase price of $50,000.

●	On September 30, 2020, we issued 80,000 shares of our common stock to our landlord to offset $320,000 of past due rent.

●	On March 20, 2020, we sold and issued a total of 37,500 shares of our common stock to an accredited investor for a purchase price of $4.00 per share or an aggregate purchase price of $150,000.

●	During fiscal 2020, we issued a total of 1,000,000 shares of our common stock to employees for services provided to our company.

●	On February 21, 2021, we sold and issued a total of 15,000 shares of our common stock to accredited investors for a purchase price of $3.33 per share or an aggregate purchase price of $50,000.

●	During fiscal 2021, we sold and issued a total of 68,750 shares of our common stock to accredited investors for a purchase price of $4.00 per share or an aggregate purchase price of $275,000.

●	During fiscal 2021, we sold and issued a total of 20,000 shares of our common stock to accredited investors for a purchase price of $5.00 per share or an aggregate purchase price of $100,000.

●	During fiscal 2021, we issued a total of 843,000 shares of our common stock to independent contractors for marketing analysis, investor relations, and product development services provided to our company.

●	During fiscal 2021, we issued a total of 1,145,000 shares of our common stock to employees for services provided to our company.

●	In January 2022, we issued a total of 20,000 shares of our common stock to our non-employee directors for their services as directors of our company.

●	In February 2022, we sold and issued a total of 25,000 shares of our common stock to accredited investors for a purchase price of $4.00 per share or an aggregate purchase price of $100,000.

●	During fiscal 2022, we issued a total of 850,000 shares of our common stock to employees for services provided to our company.

Convertible Notes and Warrants

●	On May 14, 2019, we entered into a promissory note with a private lender, in the original principal amount of $100,000 and a maturity date of September 5, 2019. The note was amended on April 15, 2020, and the maturity date was extended to April 15, 2021. Accrued interest through April 15, 2020 was assessed at $46,500 and may be paid in shares of our common stock at a conversion rate of $4 per share. Subsequent thereto, the note was amended to extend the maturity indefinitely.

●	From July 2019 to September 2019, we entered into securities purchase agreements and unsecured convertible promissory notes for the benefit of certain accredited investors in an aggregate original principal amount of $1,750,000. The notes are convertible into shares of our common stock at a 20% discount to the initial public offering price per share.

●	From May 2019 to September 2019, we entered into convertible term notes for the benefit of certain accredited investors in an aggregate original principal amount of $800,000. Interest on the principal amount of the notes is payable in shares of our common stock at a conversion price, or the Interest Conversion Price, equal to the greater of (i) $4.00, (ii) the public offering price per share of common stock issued and sold by our company, or (iii) that price computed as 100% of the arithmetic average price of our common stock for the 10 consecutive trading days immediately preceding the applicable interest payment date. Beginning on the 181st day following the date of each note, the holder has the right to convert any outstanding principal and interest under the note into shares of our common stock at a conversion price, or the Conversion Price, equal to the greater of (i) $4.00, or (ii) 80% of the public offering price per share of our common stock issued and sold by our company. Upon the completion of this offering, we will have the right to require the holders to convert the notes into shares of our common stock at the Conversion Price. During fiscal 2021, we issued a total of 3,500 shares of our common stock to noteholders for $14,000 of interest due. During fiscal 2022, we issued a total of 25,000 shares of our common stock to a noteholder for conversion of one of the notes and 25,708 shares of our common stock to noteholders for $102,832 of interest due.

●	On February 27, 2020, we entered into a promissory note with a private lender in the original principal amount of $250,000 and a maturity date of April 27, 2020. The note was amended on May 5, 2020, the maturity date was extended, and consideration of 10,000 shares of our common stock was issued to the lender. The principal balance of the note was paid in full on May 31, 2021, together with interest of $25,000, and another 10,000 shares of our common stock was issued to the lender.

●	From April 2021 to December 2021, we entered into senior secured convertible promissory notes with accredited investors for an aggregate original principal amount of $3,035,000. The outstanding principal and accrued interest on the notes are convertible, at the discretion of the holder, into shares of our common stock at a price that reflects a 35% discount from the price paid by investors in any transaction by us that occurs after the date of the notes with the principal purpose of raising equity capital in a private or public sale of our common stock in any amount. Certain of these notes are currently in default. In connection with such notes, we issued to each noteholder a three-year warrant to purchase shares of our common stock in an amount equal to 50% of the number of shares received by the noteholder from the conversion of the note, which number of shares will increase to an amount equal to 75% of the number of shares received by the noteholder from the conversion of the note if either (i) we have not repaid the note in full, or (ii) we have not consummated an initial public offering of our common stock by the maturity date of each note. In connection with these notes, we issued a total of 101,166 shares of our common stock to the noteholders as additional incentive for their investment.

Unless otherwise stated, each offer and sale was made in reliance on Section 4(a)(2) of the Securities Act, Regulation D promulgated under Section 4(a)(2) of the Securities Act, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The purchasers were “accredited investors,” officers, directors, or employees of the registrant or known to the registrant and its management through pre-existing business relationships, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and was afforded access to our management in connection with their purchases. All holders of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to the registrant. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration under the Securities Act, in any further resale or disposition. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statement Schedules

(a)       Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
1.2(a)	Amended Asset Purchase Agreement, dated January 31, 2019, by and between the Registrant and Scio Diamond Technology Corporation, as amended
1.2(b)	Second Addendum, dated February 3, 2020, to the Adamas One Corp./Scio Diamond Technology Corporation Asset Purchase Agreement
3.1	Articles of Incorporation, as currently in effect
3.2	Form of Amended and Restated Articles of Incorporation, to be in effect upon the closing of this offering
3.2(a)	Form of Certificate of Designation of Series “A” Convertible Preferred Stock
3.3	Bylaws, as currently in effect
3.4	Form of Amended and Restated Bylaws, to be in effect upon the closing of this offering
4.1*	Specimen Common Stock Certificate
4.2	Amended Registration Rights Agreement, dated as of January 31, 2019, by and between the Registrant and Scio Diamond Technology Corporation
4.3	Registration Rights Agreement, dated as of April 2021, by and between the Registrant and the Investors party thereto
4.4	Investor’s Rights Agreement, dated as of March 3, 2022, by and among the Registrant and Sumeru Global Digital Technology Fund, LP
4.5	Voting Agreement, dated as of March 3, 2022, by and among the Registrant, each holder of the Series A Convertible Preferred Stock, and those certain stockholders to acquire shares of capital stock
4.6	Management Rights Letter, dated as of March 3, 2022, by and between the Registrant and Sumeru Global Digital Technology Fund, LP
4.7	Series A Preferred Stock Purchase Agreement, dated as of March 3, 2022, by and between the Registrant and Sumeru Global Digital Technology Fund, LP
4.8	Right of First Refusal and Co-Sale Agreement, dated as of March 3, 2022, by and among the Registrant, the Investors, and the Key Holder
5.1*	Form of Opinion of Greenberg Traurig, LLP
10.1†	Form of Indemnification Agreement by and between the Registrant and each of its Directors and Executive Officers
10.2†	Amendment No. 1 to the Executive Employment Agreement for John Grdina, dated as of January 1, 2019, by and between the Registrant and John Grdina
10.3†	Executive Employment Agreement, dated as of October 1, 2019, by and between the Registrant and Steven Staehr
10.4†	Employment Agreement, dated as of September 1, 2019, by and between the Registrant and Gerald McGuire
10.5	Form of Promissory Note, dated September 29, 2021, by and between the Registrant and certain entities controlled by John Grdina
10.6	Form of Convertible Term Note
10.7*	Form of Unsecured Convertible Promissory Note
10.8	Promissory Note, dated as of May 14, 2019, by the Registrant in favor of Southwest Highlands Group, LLC, as amended
10.9	Form of 8% Senior Secured Convertible Promissory Note
10.10	Secured Promissory Note, dated as of December 22, 2021, by the Registrant in favor of Lucy Z, LLC
10.11	Form of Common Stock Warrant
10.12	Form of Lock-Up Agreement
10.13	Lease Agreement, dated as of January 1, 2020, by and between Innovation Center, LLC and the Registrant, as amended
10.14	Lease Agreement, dated as of August 15, 2021, by and between Fairforest of Greenville, LLC and the Registrant
10.15	Office Lease, dated as of July 26, 2021, by and between SLR Turnstone LLC and the Registrant
10.16*	Underwriter’s Warrant
23.1	Consent of Semple, Marchal & Cooper, LLP, independent registered public accounting firm
23.2*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107	Filing Fee Table

†	Indicates management contract or compensatory plan or arrangement.

*	To be filed by amendment.

(b)	Financial Statement Schedules

All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or related notes.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 31, 2022.

ADAMAS ONE CORP.

By:	/s/ John G. Grdina
John G. Grdina
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitute and appoint John G. Grdina and Steven R. Staehr, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John G. Grdina	President, Chief Executive Officer,
John G. Grdina	(Principal Executive Officer), Chairman	May 31, 2022

/s/ Steven R. Staehr	Chief Financial Officer
Steven R. Staehr	(Principal Financial and Accounting Officer)	May 31, 2022

Thierry J. Chaunu	Director	, 2022

George C. Chien	Director	, 2022

/s/ Alan B. Menkes
Alan B. Menkes	Director	May 31, 2022

/s/ Paul N. Vassilakos
Paul N. Vassilakos	Director	May 31, 2022